AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 1998
                                                    REGISTRATION NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            RIVERWAY HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          TEXAS                    6711                  76-0455179
     (STATE OR OTHER         (PRIMARY STANDARD        (I.R.S. EMPLOYER
     JURISDICTION OF            INDUSTRIAL           IDENTIFICATION NO.)
    INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)               NUMBER)

                                               JOHN E. PHILLIPS
                                                   PRESIDENT
            FIVE RIVERWAY                        FIVE RIVERWAY
        HOUSTON, TEXAS 77056                 HOUSTON, TEXAS 77056
           (713) 552-9000                       (713) 881-0612
  (ADDRESS, INCLUDING ZIP CODE, AND   (NAME, ADDRESS, INCLUDING ZIP CODE,
          TELEPHONE NUMBER,                      AND TELEPHONE
INCLUDING AREA CODE, OF REGISTRANT'S   NUMBER, INCLUDING AREA CODE, OF AGENT
    PRINCIPAL EXECUTIVE OFFICES)                 FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                                           FRED B. WHITE, III, ESQ.
     WILLIAM T. LUEDKE IV, ESQ.      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
    BRACEWELL & PATTERSON, L.L.P.                     LLP
   2900 SOUTH TOWER PENNZOIL PLACE             919 THIRD AVENUE
      HOUSTON, TEXAS 77002-2781            NEW YORK, NEW YORK 10022

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                                    PROPOSED            PROPOSED
 TITLE OF EACH CLASS OF                             MAXIMUM             MAXIMUM
    SECURITIES TO BE          AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
       REGISTERED              REGISTERED         PER SHARE(1)     OFFERING PRICE(1)    REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par
  value..................      1,450,000             $16.00           $23,200,000            $6,844

(1) Estimated solely for the purpose of calculating the registration fee.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION, DATED AUGUST 11, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                1,434,875 SHARES

                                     [LOGO]

                            RIVERWAY HOLDINGS, INC.

                                  COMMON STOCK

     Of the 1,434,875 shares of Common Stock (the "Common Stock") offered hereby (the "Offering"), 1,350,000 shares are being sold by Riverway Holdings, Inc. (the "Company") and 84,875 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). Prior to the Offering, there has been no established public market for the Common Stock. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters (the "Representatives"). It is estimated that the initial public offering price will be in the range of $14.00 to $16.00 per share. See "Underwriting." Application has been made to have the shares of Common Stock approved for quotation on The Nasdaq Stock Market's National Market ("Nasdaq/National Market") under the symbol "RWHI."

     THE COMPANY INTENDS TO USE THE PROCEEDS OF THE OFFERING FOR GENERAL CORPORATE PURPOSES, INCLUDING BALANCE SHEET GROWTH. SEE "USE OF PROCEEDS."

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

     SEE "RISK FACTORS" ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                   PROCEEDS          PROCEEDS
                  PRICE TO       UNDERWRITING         TO            TO SELLING
                   PUBLIC        DISCOUNT(1)      COMPANY(2)       SHAREHOLDERS
--------------------------------------------------------------------------------
Per Share....    $                $               $                 $
--------------------------------------------------------------------------------
Total(3).....    $                $               $                 $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting offering expenses payable by the Company, estimated at $300,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 215,231 additional shares of Common Stock, on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling Stockholders will be
    approximately $               , $               , $               and
    $               , respectively. See "Underwriting."

     The shares of Common Stock to be distributed to the public are offered by the Underwriters, subject to prior sale, when, as and if received and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the certificates for the shares of Common Stock will be made against payment therefor in Houston, Texas on or about
               , 1998.

                         ------------------------------

KEEFE, BRUYETTE & WOODS, INC.                      LEGG MASON WOOD WALKER
                                                        INCORPORATED

                         ------------------------------

             The date of this Prospectus is                , 1998.

                        [BAR GRAPHS DEPICTING HISTORICAL
          RETURN ON AVERAGE EQUITY AND HISTORICAL EARNINGS PER SHARE.]

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING THE MARKET PRICE OF THE COMMON STOCK, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. IN ADDITION, IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ/NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL SHARE AND PER SHARE INFORMATION HAS BEEN ADJUSTED TO GIVE EFFECT TO A FIVE FOR ONE COMMON STOCK SPLIT EFFECTED IN THE FORM OF A STOCK DIVIDEND ISSUED TO STOCKHOLDERS OF RECORD AS OF AUGUST 4, 1998. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITER'S OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                                  THE COMPANY

     Riverway Holdings, Inc. (the "Company") is a bank holding company headquartered in Houston, Texas, which derives substantially all of its income from the operation of its wholly-owned bank subsidiary, Riverway Bank (the "Bank"). The Company was formed in 1995 as a bank holding company for the Bank, which was chartered in 1983. As of June 30, 1998, the Company had assets of $433.9 million, gross loans of $231.3 million, total deposits of $352.2 million and total stockholders' equity of $21.6 million. Based on total assets as of June 30, 1998, the Company is the fifth largest independent bank holding company headquartered in Houston.

     The Company has developed and implemented a highly efficient operating philosophy that has resulted in a 23.0% compound annual growth rate in earnings before extraordinary items since 1991. From 1991 through 1997, diluted earnings per share before extraordinary items have increased from $0.23 to $1.00 and return on stockholders' equity before extraordinary items has increased from 11.1% to 15.5%. In addition to its strong earnings performance, the Company has also experienced steady balance sheet growth. From 1991 through 1997, using compound annual growth rates, the Company's assets increased 16.3% from $120.7 million to $348.2 million, total deposits increased 15.5% from $107.6 million to $295.3 million and gross loans increased 19.4% from $51.6 million to $178.3 million. Substantially all of the earnings and balance sheet growth resulted from internal growth. During the first six months of 1998, while growth in assets, deposits, loans and net interest income continued at the Company's historical rates, net income decreased slightly due to a higher than normal provision for credit losses and several nonrecurring noninterest expenses.

     Management of the Company believes that modern communication and increased access to information for all consumers will significantly impact banking activities. It is management's opinion that pricing for all bank products will continue to move toward industry-wide standards, and that an individual bank's ability to extract premium pricing from isolated markets will decline. Management believes that in this environment, those institutions such as the Company, whose cost structures are the most competitive, will be those with the best chance of long-term success. Consistent with these beliefs, the Company has developed the following four-pronged strategy to maintain its position as a low-cost provider of products and services: (i) reliance on a single-location, multi-channel delivery system, (ii) utilization of technology in order to enhance employee efficiency, (iii) generation of assets through a network of third party providers at a cost that is below the comparable cost of self-origination and (iv) identification and pursuit of highly specialized, under-served niche markets which lend themselves to efficient, highly automated servicing.

     The primary goal of the Company is to maximize return on equity by implementing an operating strategy that focuses on diligent cost control, optimum operating efficiency and effective capital management. For 1997, the Company's efficiency ratio (as computed by the FDIC) was 50.91%, which was well below the national average of 59.16% for all commercial banking organizations in the United States. By maintaining this low-cost operating structure, the Company gains a competitive advantage that allows it to price its deposit products and loans at competitive market rates while still achieving an acceptable overall return on equity. This strategy enables the Company to compete throughout the Houston metropolitan area without being dependent on costly branch locations and expensive staffing.

     The Company currently conducts its marketing activities along the following three broad product lines, each of which represents a significant portion of the Company's assets and deposits:

      o PERSONAL BANKING. The Company offers a wide variety of consumer banking products, both in its lending and deposit gathering. Consumer lending activities include a full range of single-family mortgage products and loans for vehicles and other consumer durables. Following a major commitment to this market sector in 1995, the Company's total consumer loan portfolio has grown from less than 200 loans totaling $16.4 million at December 31, 1995, to a portfolio as of June 30, 1998, of over 3,000 loans totaling $95.9 million, including approximately 375 mortgage loans and approximately 2,700 other consumer loans. In addition, as of June 30, 1998, the Company serviced another 730 mortgage loans totaling $78.8 million. Growth in consumer deposits has been even more dramatic as a result of the attractive deposit interest rates offered by the Company. As an extension of the Company's concept of high-technology/low-overhead delivery, the Company has introduced a free direct deposit checking product with Internet and telephone access. By implementing this delivery system, which is accessed by personal computer and other alternative delivery channels, the Company believes that it is at the forefront of developing Personal Banking customers who both deposit with and borrow from the Company without requiring expensive person-to-person interaction in their day-to-day banking activities. Development of the Personal Banking area has resulted in consumer-based deposits of approximately $190.8 million at June 30, 1998.

      o COMMERCIAL BANKING. The Company has provided Commercial Banking services since its inception. The major product lines offered in this area include loans for commercial real estate, loans to homebuilders for the construction of housing, equipment loans and leases, accounts receivable financing and inventory loans. Growth in this sector has been steady, with total assets of approximately $104.6 million at June 30, 1998. On the deposit side, the Company offers cash management products such as sweep accounts, security repurchase agreements and short-term investment accounts. Commercial deposits currently provide approximately one-half of the funding for the Company's commercial lending activities.

      o MUNICIPAL BANKING. The Company acts as the primary commercial bank for approximately 425 separate municipal utility districts ("MUDs"), which are small public water companies that typically provide services to an average of 1,000 homes each. The Company maintains over 1,000 separate NOW and money market accounts for these MUDs and also issues certificates of deposit to these entities. While the aggregate deposit balances in these accounts fluctuate on a seasonal basis, since 1990 they have averaged approximately $100 million and are used to fund a significant portion of the Company's investment portfolio. As of June 30, 1998, the Company had a net interest spread of 1.59% on these accounts. The Company plans to vertically integrate its Municipal Banking area by providing additional services to the MUD industry, such as an automated lock box collection system. These services are expected to provide additional fee income for the Company.

     Management of the Company believes that it can continue to increase the Company's asset size and maximize stockholder value by providing both traditional and innovative products in a manner designed to achieve maximum cost control.

                                  THE OFFERING

Common Stock offered by the
  Company............................  1,350,000 shares
Common Stock offered by the Selling
  Stockholders.......................  84,875 shares
Common Stock to be outstanding after
  the Offering.......................  4,167,815 shares
Use of Proceeds......................  The estimated net proceeds of the Offering
                                       (approximately $18.5 million) will be used for
                                       general corporate purposes, including balance sheet
                                       growth.
Risk Factors.........................  See "Risk Factors" and "Dilution" for a
                                       discussion of certain factors that should be
                                       considered by each prospective investor.
Nasdaq/National Market Symbol........  "RWHI"

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial data of the Company is derived from the Selected Consolidated Financial Data appearing elsewhere in this Prospectus, and should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                           AS OF AND FOR THE
                                            SIX MONTHS ENDED                       AS OF AND FOR THE
                                                JUNE 30,                        YEARS ENDED DECEMBER 31,
                                          --------------------  --------------------------------------------------------
                                            1998       1997       1997       1996       1995      1994(1)     1993(1)(2)
                                          ---------  ---------  ---------  ---------  ---------  ----------   ----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net interest income.....................  $   5,801  $   4,276  $   9,379  $   8,100  $   6,708   $  6,882     $  6,545
Provision for credit losses.............      1,000        308        570        765        145        160           --
                                          ---------  ---------  ---------  ---------  ---------  ----------   ----------
    Net interest income after provision
      for credit losses.................      4,801      3,968      8,809      7,335      6,563      6,722        6,545
Noninterest income......................        611        511      1,032        811        603      1,028          777
Noninterest expenses....................      3,922      2,837      5,869      4,717      4,336      5,206        5,406
                                          ---------  ---------  ---------  ---------  ---------  ----------   ----------
    Income before income taxes..........      1,490      1,642      3,972      3,429      2,830      2,544        1,916
Provision for income taxes..............        381        434      1,055      1,041        821        814          650
Cumulative effect of change in
  accounting principle(2)...............         --         --         --         --         --         --        1,258
                                          ---------  ---------  ---------  ---------  ---------  ----------   ----------
Net income..............................  $   1,109  $   1,208  $   2,917  $   2,388  $   2,009   $  1,730     $  2,524
                                          =========  =========  =========  =========  =========  ==========   ==========
Net income available to common
  stockholders(3).......................  $   1,109  $   1,208  $   2,917  $   2,388  $   2,009   $  1,709     $  2,503
                                          =========  =========  =========  =========  =========  ==========   ==========

PER SHARE DATA(4):
Net income(5)
    Basic...............................  $    0.39  $    0.42  $    1.02  $    0.84  $    0.70   $   0.60     $   0.88
    Diluted.............................       0.39       0.41       1.00       0.81       0.69       0.59         0.86
Book value..............................       7.67       6.59       7.23       6.10       5.25       4.40         4.42
Tangible book value.....................       7.67       6.59       7.23       6.10       5.25       4.40         4.42
Cash dividends..........................         --         --         --         --         --         --           --
Weighted average shares outstanding
  (in thousands)
    Basic...............................      2,818      2,859      2,869      2,859      2,859      2,859        2,859
    Diluted.............................      2,818      2,936      2,908      2,931      2,921      2,915        2,908

BALANCE SHEET DATA:
Total assets............................  $ 433,934  $ 292,962  $ 348,201  $ 299,900  $ 228,186   $227,908     $226,870
Securities..............................    172,803    136,699    134,911    139,689    142,309    145,410      141,495
Loans held to maturity..................    211,186    133,345    175,974    130,330     70,773     66,328       59,578
Loans held for sale.....................     20,126      5,710      2,359      3,394      1,094      1,771        3,871
Allowance for credit losses.............      2,103      1,191      1,210        898        656        904          773
Total deposits..........................    352,186    264,779    295,253    274,488    188,463    205,981      210,117
Other borrowings and subordinated
  debentures............................     58,681      8,592     31,488      6,942     24,174      8,831        3,595
Total stockholders' equity..............     21,605     18,855     20,384     17,443     15,001     12,585       12,651

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                                       6

                                           AS OF AND FOR THE
                                            SIX MONTHS ENDED                       AS OF AND FOR THE
                                                JUNE 30,                        YEARS ENDED DECEMBER 31,
                                          --------------------  --------------------------------------------------------
                                            1998       1997       1997       1996       1995      1994(1)     1993(1)(2)
                                          ---------  ---------  ---------  ---------  ---------  ----------   ----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
AVERAGE BALANCE SHEET DATA:
Total assets............................  $ 413,119  $ 301,340  $ 322,982  $ 259,686  $ 227,099   $227,698     $191,838
Securities..............................    166,616    146,723    151,179    146,161    143,252    143,896      115,973
Loans held to maturity..................    183,003    132,330    143,810     95,576     64,875     58,389       54,658
Loans held for sale.....................      9,007      1,136      1,870      1,091      3,684      1,809          673
Allowance for credit losses.............      1,293      1,026      1,107        738        827        849          775
Total deposits..........................    342,776    272,340    275,289    213,005    195,244    207,915      177,604
Total stockholders' equity..............     20,844     17,889     18,868     16,157     14,189     12,707       12,025

PERFORMANCE RATIOS(6):
Return on average assets................       0.54%      0.81%      0.90%      0.92%      0.88%      0.76%        1.32%
Return on average common equity.........      10.73      13.62      15.46      14.78      14.16      13.61        20.99
Net interest margin.....................       2.97       3.05       3.08       3.33       3.16       3.31         3.67
Efficiency ratio(7).....................      59.28      53.47      50.91      51.60      58.04      64.77        74.53

ASSET QUALITY RATIOS(8):
Nonperforming assets to total loans and
  other real estate(9)..................       0.60%      2.43%      1.23%      2.67%      2.14%      4.27%        4.60%
Net loan charge-offs to average
  loans(6)..............................       0.11       0.02       0.18       0.54       0.57       0.05         0.01
Allowance for credit losses to loans
  held to maturity......................       1.00       0.89       0.69       0.69       0.93       1.36         1.30
Allowance for credit losses to
  nonperforming loans(9)................   1,194.88      84.59     192.06      60.47     431.58      54.13       396.41

CAPITAL RATIOS(8):
Leverage ratio..........................       5.13%      6.81%      6.07%      6.22%      7.07%      6.38%        5.58%
Average stockholders' equity to average
  total assets..........................       5.05       5.94       5.84       6.22       6.25       5.58         6.27
Tier 1 risk-based capital ratio.........       9.35      12.93      11.17      12.25      16.84      13.99        14.04
Total risk-based capital ratio..........      10.13      13.70      11.61      12.29      17.50      14.86        15.59

------------

(1) The Company was formed and became the parent holding company of the Bank effective February 23, 1995. Financial data presented as of and for the years ended December 31, 1994 and 1993 is for the Bank. Financial data for 1995 reflects that the Company and the Bank were combined for the full year.

(2) The Bank adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," effective January 1, 1993. The cumulative effect of the accounting change increased basic and diluted earnings per share by $0.44 and $0.43, respectively.

(3) The difference in net income and net income available to common stockholders of $21,000 for the years ended December 31, 1994 and 1993 was due to the accretion of liquidation preferences on preferred shares.

(4) Adjusted for a five for one stock split effective August 5, 1998.

(5) Net income per share is calculated in accordance with SFAS No. 128, "Earnings Per Share."

(6) All interim periods for these line items have been annualized.

(7) Defined as noninterest expense, less the amortization expense of mortgage servicing rights and intangible assets, as a percent of the sum of net interest income and noninterest income, excluding securities transactions.

(8) At period end, except net loan charge-offs to average loans and average stockholders' equity to average total assets.

(9) Nonperforming loans consist of nonaccrual loans, restructured loans and loans 90 days or more past due, not on nonaccrual. Nonperforming assets consist of nonperforming loans and other real estate.

                                  RISK FACTORS

     AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS. IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY
THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "EXPECTS,"
"WILL," "SHOULD," "PROJECTED," "CONTEMPLATED" OR "ANTICIPATES" OR THE
NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. NO ASSURANCE CAN BE GIVEN THAT THE FUTURE RESULTS COVERED BY THE FORWARD-LOOKING STATEMENTS WILL BE ACHIEVED. THE FOLLOWING FACTORS COULD CAUSE ACTUAL EXPERIENCE TO VARY MATERIALLY FROM THE FUTURE RESULTS COVERED IN SUCH FORWARD-LOOKING STATEMENTS. OTHER FACTORS, SUCH AS THE GENERAL STATE OF THE ECONOMY, COULD ALSO CAUSE ACTUAL EXPERIENCE TO VARY MATERIALLY FROM THE MATTERS COVERED IN SUCH FORWARD-LOOKING STATEMENTS.

EXPOSURE TO LOCAL ECONOMIC CONDITIONS

     The Company's success is dependent to a significant extent upon general economic conditions in Texas and the metropolitan Houston area. The banking industry in Texas and Houston is affected by general economic conditions such as inflation, recession, unemployment and other factors beyond the Company's control. During the mid 1980's, severely depressed oil and gas and real estate prices materially and adversely affected the Texas and Houston economies, causing recession and unemployment in the region and resulting in excess vacancies in the Houston real estate market and elsewhere in the state. Since 1987, the Texas economy has improved in part due to its expansion into industries other than those related to energy. As the Texas and Houston economies have diversified away from the energy industry, however, they have become more susceptible to adverse effects resulting from recession in the national economy. Economic recession over a prolonged period or other economic dislocation in the Texas and Houston area could cause increases in nonperforming assets, thereby causing operating losses, impairing liquidity and eroding capital. There can be no assurance that future adverse changes in the Texas or Houston economies would not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

INTEREST RATE RISK

     The Company's earnings depend to a great extent on "rate differentials," which are the differences between the interest income that the Company earns on loans and investments and the interest expense paid on deposits and other borrowings. These rates are highly sensitive to many factors which are beyond the Company's control, including general economic conditions and the policies of various government and regulatory authorities. Increases in the discount rate by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") usually lead to rising interest rates, which affect the Company's interest income, interest expense and investment portfolio. Also, governmental policies such as the creation of a tax deduction for individual retirement accounts can increase savings and affect the cost of funds. From time to time, maturities of assets and liabilities are not balanced, and a rapid increase or decrease in interest rates could have an adverse effect on the net interest margin and results of operations of the Company. The nature, timing and effect of any future changes in federal monetary and fiscal policies on the Company and its results of operations are not predictable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial
Condition -- Interest Rate Sensitivity and Liquidity."

COMPETITION

     The banking business is highly competitive, and the profitability of the Company depends principally upon the Company's ability to compete in the market area in which its banking operations are located. The Company competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other nonfinancial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than the Company. Many of such competitors may have greater financial and other resources than the Company. The Company has been able to compete effectively with other financial institutions by emphasizing customer service, technology and responsive decision-making on loans, by establishing long-term customer relationships and building customer loyalty and by providing products and services designed to address the specific needs of its customers. Although the Company has been able to compete effectively in the past, no assurances may be given that the Company will continue to be able to compete effectively in the future. Various legislative acts in recent years have led to increased competition among financial institutions. There can be no assurance that the United States Congress or the Texas legislature will not enact legislation that may further increase competitive pressures on the Company. Competition from both financial and non-financial institutions is expected to continue. See "The Company -- Competition."

REGULATION AND SUPERVISION

     Bank holding companies and banks operate in a highly regulated environment and are subject to extensive supervision and examination by several federal and state regulatory agencies. The Company is subject to the Bank Holding Company Act of 1956, as amended (the "BHCA"), and to regulation and supervision by the Federal Reserve Board. The Bank, as a Texas state banking association, is subject to regulation and supervision by the Texas Banking Department and, as a result of the insurance of its deposits, by the Federal Deposit Insurance Corporation ("FDIC"). The regulations promulgated by these agencies are intended primarily for the protection of depositors and customers, rather than for the benefit of investors. The Company and the Bank are subject to changes in federal and state laws, as well as changes in regulations and governmental policies, income tax laws and accounting principles. The effects of any potential changes cannot be predicted but could adversely affect the business, operations and cash flows of the Company and the Bank in the future. See "Supervision and Regulation."

     The Federal Reserve Board has adopted a policy that requires a bank holding company such as the Company to serve as a source of financial strength to its banking subsidiaries. The Federal Reserve Board has required bank holding companies to contribute cash to their troubled bank subsidiaries based upon this "source of strength" policy, which could have the effect of decreasing funds available for distributions to stockholders. In addition, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary. See "Supervision and Regulation."

DIVIDEND HISTORY AND RESTRICTIONS ON ABILITY TO PAY DIVIDENDS

     The Company has never paid cash dividends on the Common Stock, and currently does not expect to pay dividends in the foreseeable future. It is the policy of the Federal Reserve Board that a bank holding company should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that a bank holding company should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

     The Company's principal source of funds to pay dividends on the shares of Common Stock will be cash dividends that the Company receives from the Bank. The payment of dividends by the Bank to the Company is subject to certain restrictions imposed by federal and state banking laws, regulations and authorities. As of June 30, 1998, an aggregate of approximately $9.4 million was available for payment of dividends by the Bank to the Company under applicable restrictions, without regulatory approval. See "Supervision and Regulation -- The Bank."

     The federal banking statutes prohibit federally insured banks from making any capital distributions (including a dividend payment) if, after making the distribution, the institution would be "undercapitalized" as defined by statute. In addition, the relevant federal regulatory agencies also have authority to prohibit an insured bank from engaging in an unsafe or unsound practice, as determined by the agency, in conducting an activity. The payment of dividends could be deemed to constitute such an unsafe or unsound practice, depending on the financial condition of the Bank. Regulatory authorities could impose administratively stricter limitations on the ability of the Bank to pay dividends to the Company if such limits were deemed appropriate to preserve certain capital adequacy requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Capital Resources" and "Supervision and Regulation."

DEPENDENCE ON KEY PERSONNEL

     The Company and the Bank are dependent on certain key personnel including John E. Phillips, James D. MacIntyre and Patrick C. Reed, all of whom are considered to be important to the success of the Company and the Bank. The unexpected loss of Messrs. Phillips, MacIntyre or Reed or other members of senior management could have an adverse effect on the Company and the Bank. The Company has entered into an employment agreement with each of Messrs. Phillips, MacIntyre and Reed. See "Management -- Employment Agreements."

CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company's Articles of Incorporation and Bylaws contain certain provisions which may delay, discourage or prevent an attempted acquisition or change of control of the Company. These provisions include: (i) a Board of Directors classified into three classes of directors with the directors of each class having staggered three-year terms, (ii) a provision that any action required or permitted to be taken by the Company's stockholders may not be effected by consent in writing, (iii) a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at an annual or special meeting of stockholders and (iv) a provision that denies stockholders the right to amend the Bylaws of the Company. The Company's Articles of Incorporation provide for noncumulative voting for directors and authorize the Board of Directors of the Company to issue shares of preferred stock of the Company, $1.00 par value per share, without stockholder approval and upon such terms as the Board of Directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in the Company. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated stockholders, may delay, discourage or prevent an attempted acquisition or change in control of the Company. See "Supervision and Regulation," "Description of Securities of the Company -- Preferred Stock" and "-- Texas Law and Certain Provisions of the Articles of Incorporation and Bylaws."

MANAGEMENT'S OWNERSHIP INTEREST AND POSSIBLE EFFECTS

     After the consummation of the Offering, the executive officers and directors of the Company will beneficially own 29.23% of the outstanding shares of Common Stock, and approximately 27.79% of such shares of Common Stock if the Underwriter's over-allotment option is fully exercised. Accordingly, these executive officers and directors will be able to influence, to a significant extent, the outcome of all matters required to be submitted to the Company's stockholders for approval, including decisions relating to the election of directors of the Company, the determination of day-to-day corporate and management policies of the Company and other significant corporate transactions. See "Management," "Principal Stockholders" and "Description of Securities of the Company."

DILUTION OF COMMON STOCK

     Investors purchasing shares of Common Stock in the Offering will incur immediate dilution of approximately 35.8% in their investment, in that the tangible book value per share of the Company after the Offering will be approximately $9.63 compared with an assumed initial public offering price of $15.00 per share. See "Dilution."

NO PRIOR TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the shares of Common Stock. An application has been filed to have the Common Stock approved for quotation on the Nasdaq/National Market under the symbol "RWHI." The Representatives have advised the Company that they intend to make a market in the

Common Stock as long as the volume of trading activity in the Common Stock and certain other market making conditions justify doing so. Nonetheless, there can be no assurance that an active public market will develop or be sustained after the Offering or that if such a market develops, investors in the Common Stock will be able to resell their shares at or above the initial public offering price. Making a market involves maintaining bid and asked quotations for the Common Stock and being available as principal to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of the Common Stock at any given time, which presence is dependent upon the individual decisions of investors over which neither the Company nor any market maker has any control. The initial public offering price of the shares of Common Stock will be determined by negotiations between the Company and the Representatives and will not necessarily bear any relationship to the Company's book value, past operating results, financial condition or other established criteria of value and may not be indicative of the market price of the Common Stock after the Offering. See "Nature of the Trading Market and Market Prices" and "Underwriting" for information relating to the method of determining the initial public offering price. The stock market has from time to time experienced price and volume volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded and may adversely affect the market price of the Common Stock. There can be no assurance that the market price of the Common Stock will not decline below the initial offering price.

SHARES ELIGIBLE FOR FUTURE SALE

     The Company will have 4,167,815 shares of Common Stock outstanding after the Offering. The Company, its officers and directors and certain stockholders (who collectively will own 37.11% of the outstanding shares after the consummation of the Offering) have agreed with the Representatives not to offer, sell, contract to sell or otherwise dispose of any of their shares of Common Stock for a period of 180 days after the date of this Prospectus without the permission of the Representatives. The currently outstanding shares of Common Stock which are not subject to such agreement are held by approximately 125 stockholders of record, and all of such shares are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and will be eligible for sale in compliance with Rule 144 volume and other requirements. Shares held for at least two years by a person who has not been an "affiliate" of the Company at any time during the 90 days preceding the sale of such shares will be freely tradable in accordance with Rule 144(k) under the Securities Act without regard to volume and other restrictions of Rule 144. In addition, all of the shares of Common Stock sold in the Offering, other than shares purchased by affiliates of the Company, will generally be freely tradable under the Securities Act. No prediction can be made as to the effect, if any, that future sales of Common Stock or the availability of Common Stock for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of a substantial number of such shares in the future, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. See "Management" and "Principal Stockholders."

REGULATION OF CONTROL

     Individuals, alone or acting in concert with others, seeking to acquire 10% or more of any class of voting securities of the Company must comply with the Change in Bank Control Act, which requires the prior approval of the Federal Reserve Board for any such acquisition. Entities seeking to acquire 5% or more of any class of voting securities of, or otherwise to control, the Company must obtain the prior approval of the Federal Reserve Board under the BHCA. Accordingly, prospective investors need to be aware of and to comply with these requirements, if applicable, in connection with any purchase of shares of the Common Stock offered hereby.

YEAR 2000 ISSUES

     Significant uncertainty exists concerning the potential effects associated with "Year 2000" issues. The Company formally initiated a project in December 1997 to ensure that its operational and financial systems will not be adversely affected by Year 2000 software problems. The Company has formed a Year 2000 project team and the Board of Directors and management are supporting all compliance efforts and allocating the necessary resources to ensure compliance. An inventory of all systems and products that could be affected by the Year 2000 date change has been developed, verified and categorized as to its importance to the Company. The software for the Company's systems is primarily provided through service bureaus and software vendors. The Company is requiring its software providers to demonstrate and represent that the products provided are or will be Year 2000 compliant and has planned a program of testing compliance. The Company has developed a contingency plan to address the failure of any system during testing, and based upon the results of such testing, is prepared to switch software vendors if necessary and/or perform certain functions manually. The Company believes it is in compliance with regulatory guidelines regarding Year 2000 compliance, including the timetable for achieving compliance. Management does not expect that the costs of bringing the Company's systems into Year 2000 compliance will have a materially adverse effect on the Company's financial condition, results of operations or liquidity. Nonetheless, the Company's ability to predict the costs associated with Year 2000 compliance is subject to some uncertainties, and the Company may incur additional unexpected expenditures in connection with Year 2000 compliance, which expenditures could be material. In addition, there can be no assurance that the Company's operational and financial systems will not be adversely affected by Year 2000 software problems.

                                  THE COMPANY

GENERAL

     The Company was incorporated as a business corporation under the laws of the State of Texas in 1995 as a bank holding company for the Bank, which was chartered in 1983. Based on total assets as of June 30, 1998, the Company is the fifth largest independent bank holding company headquartered in Houston. The Company's headquarters are located at Five Riverway, Houston, Texas 77056, and its telephone number is (713) 552-9000.

     The Company has developed and implemented a highly efficient operating philosophy that has resulted in a 23.0% compound annual growth rate in earnings before extraordinary items since 1991. From 1991 through 1997, diluted earnings per share before extraordinary items have increased from $0.23 to $1.00 and return on stockholders' equity before extraordinary items has increased from 11.1% to 15.5%. In addition to its strong earnings performance, the Company has experienced steady balance sheet growth. From 1991 through 1997, using compound annual growth rates, the Company's assets increased 16.3% from $120.7 million to $348.2 million, total deposits increased 15.5% from $107.6 million to $295.3 million and gross loans increased 19.4% from $51.6 million to $178.3 million. Substantially all of the earnings and balance sheet growth resulted from internal growth. During the first six months of 1998, while growth in assets, deposits, loans and net interest income continued at the Company's historical rates, net income decreased slightly due to a higher than normal provision for credit losses and several nonrecurring noninterest expenses.

BUSINESS STRATEGY

     Management of the Company believes that modern communication and increased access to information for all consumers will significantly impact banking activities. It is management's opinion that pricing for all bank products will continue to move toward industry-wide standards, and that an individual bank's ability to extract premium pricing from isolated markets will decline. Management believes that in this environment, those institutions such as the Company, whose cost structures are the most competitive, will be those with the best chance of long-term success. Consistent with these beliefs, the Company has developed the following four-pronged strategy to maintain its position as a low-cost provider of products and services: (i) reliance on a single-location, multi-channel delivery system, (ii) utilization of technology in order to enhance employee efficiency, (iii) generation of assets through a network of third party providers at a cost that is below the comparable cost of self-origination and (iv) identification and pursuit of highly specialized, under-served niche markets which lend themselves to efficient, highly automated servicing.

     SINGLE LOCATION, MULTI-CHANNEL DELIVERY SYSTEM. Based on total deposits, the Company's subsidiary, the Bank, is the largest single location bank in the State of Texas, and one of the 20 largest single location banks in the United States. As it has grown, the Company has developed a multi-channel alternative delivery system to reach its customers without reliance on a traditional branch network. These alternative delivery channels include the telephone, the fax machine, the mail and the Internet. The overall combined delivery system is marketed by the Company under the servicemarked title of DirectAccess, and includes NetAccess, CallAccess and VoiceAccess (which is trademarked with a vendor). To support these various channels, the Company has developed its own internal Call Center and an electronic scanning-based mail processing center. In connection with outside vendors, the Company has developed its own interactive web site and a voice or touch-tone activated account inquiry system. In combination, these systems have allowed the Company to increase its number of accounts serviced from less than 5,100 at December 31, 1995 to over 14,500 as of June 30, 1998, while at the same time adding only 21 employees and utilizing less than approximately 4,500 square feet of additional office space. Furthermore, the development of this infrastructure has provided a scaleable platform that can support significant growth in the future without incremental fixed cost increases.

     TECHNOLOGICAL INNOVATION. Management believes that the Company is a leader in the community bank segment of the financial services industry in terms of technological innovation and utilization. Each employee of the Company has his own individual personal computer which can be linked to (i) a custom designed local area network, (ii) a specialized wide area network which accesses the Bank's mainframe computer service provider and (iii) the Internet. In addition, all Company databases are fed into an internally maintained Marketing Customer Information File ("MCIF") system that provides detailed customer profitability and demographic information. This system is particularly useful in maximizing the efficiency of cross-selling activities by Company staff. In addition, the Company has invested heavily in open platform-based customized software which has automated many routine functions and has lowered the cost of producing many internal management information reports. The overall benefit of the Company's investment in technology is evidenced in several measures of employee productivity. For 1997, the Company's ratio of total assets per employee (as computed by the FDIC) was $5.91 million to one, substantially above the commercial banking industry average of $3.26 million to one. Similarly, the Company generated $1.01 of net income for every $1.00 of personnel expense in 1997, a ratio that is 23% above the national average for commercial banks of $0.82 of net income per $1.00 of personnel expense. Both of these ratios are expected to continue to improve in the future as additional volume is spread over the existing operating structure.

     THIRD PARTY ASSET GENERATORS. Over the last ten years the Company has developed a network of independent asset generators who provide loan and investment opportunities for the Company. These generators are experienced financial professionals, mostly with banking or thrift backgrounds, who typically maintain their own staff and pursue their own independent marketing strategies. The Company currently maintains relationships with generators who supply customers for loans such as residential mortgages, commercial mortgages, home construction loans, equipment leases to medical professionals, account receivable-based loans, home improvement loans, car loans and boat loans. Once the generators have developed the loan application, the data is transmitted to the Company (normally by e-mail) and Company staff underwrites the credit decision. The generator then prepares the loan documents and, using Company-approved software, closes the loan. The loan documents are then transmitted to the Company for approval and funding. These generators also provide the Company with investment opportunities, such as mortgage-backed securities and municipal securities. By using these third party sources, who are paid strictly on a production basis, the Company can minimize asset production overhead and maintain maximum flexibility. Should the Company decide to increase or decrease its level of activity in any one area, it can do so quickly and without cumbersome staffing implications. Utilizing its MCIF technology, the Company is able to cross-sell other deposit and loan products in an effort to convert the relationship with customers located by asset generators from that of single-product customers into long-term, multi-product customers. In the last year, the supply of loan products from the Company's network of generators has exceeded the Company's capital capacity to support the addition of new assets.

     NICHE MARKETS. Over the years, the Company has focused on special niche markets which can be profitably serviced while maintaining a 50% efficiency ratio on the activity. For example, the Company is the largest depository for Municipal Utility Districts ("MUDs") in the State of Texas. These entities, of which there are approximately 1,000 in Texas, are small public water companies which typically provide service to an average of 1,000 homes each. Because of a MUD's small size and a legal requirement that all of its deposits must be either insured or collateralized, the deposit accounts of individual MUDs typically are not pursued by other banks. By focusing on this market, however, the Company has been able to attract approximately 425 separate MUD relationships that in the aggregate have maintained an average of approximately $100 million in low-cost, low-overhead deposits since 1993. Similarly, the Company's Trust Department is one of the largest independent custodians of third party brokered deposits in the country. As custodian, the Company acts as an intermediary, receiving large certificates of deposit ("CDs") from other financial institutions and breaking them into smaller federally-insured amounts for distribution to various purchasers as directed by the broker. The sources for this business are numerous small broker-dealers who wish to offer CD brokerage as a product but who do not have the capacity to safekeep and transfer the instruments. For the Company, this product is a source of substantial demand deposit float and fee income and can also be managed with a high degree of automation. Both of these product lines are examples of the Company's ability to identify unique fragmented markets which lend themselves to automation and yield satisfactory returns when sufficient economies of scale have been achieved.

     The primary goal of the Company is to maximize return on equity by implementing an operating strategy that focuses on diligent cost control, optimum operating efficiency and effective capital management. For 1997, the Company's noninterest expense as a percentage of total assets was 1.82% compared with the industry average of 3.54% for all commercial banks. Similarly, the Company's efficiency ratio (as computed by the FDIC) for 1997 was 50.91%, which was well below the national average of 59.16% for all commercial banks and the 60.36% average for peer group banks with between $300 million to $500 million in assets. By maintaining this low-cost operating structure, the Company gains a competitive advantage that allows it to price its deposit products and loans at competitive market rates while still achieving an acceptable overall return on equity. This strategy enables the Company to compete throughout the Houston metropolitan area without being dependent on costly branch locations and expensive staffing.

PRODUCT LINES

     The Company has divided its marketing activities along the following three broad product lines based on the nature of the customer: Personal Banking, Commercial Banking and Municipal Banking.

     PERSONAL BANKING. The Company's efforts to develop its Personal Banking activities did not begin in earnest until 1995. Prior to that time, the Company offered Personal Banking products only on an as needed basis as a supplement to its commercial banking activities. Since 1995, Personal Banking has been the Company's fastest growing sector and it is expected to continue to spearhead the Company's growth in the future. The primary loan products provided by the Personal Banking area are home mortgages, home improvement loans, home equity loans, car loans, boat loans, overdraft protection lines and credit cards. The Company offers credit cards only to existing customers whose creditworthiness has already been demonstrated. As of June 30, 1998, the Company had over 3,000 personal loans totaling $95.9 million and was servicing another 730 mortgage loans totaling $78.8 million which had been originated through third-party asset generators, purchased by the Company and then sold and/or securitized through FNMA.

     The Company offers a wide range of Personal Banking deposit products, emphasizing CDs and the DirectAccess Checking account. CDs are offered onsite at the Bank and also by telephone and via the Internet. Unlike most financial institutions, the Company does not stratify its CD rates, but offers the same rate for all deposit amounts. The Company constantly monitors CD rates and makes an effort to keep its one-year and five-year rates at the top of the local market. As of June 30, 1998, the Company had 4,225 Personal Banking-related CDs aggregating approximately $160.7 million, which results in an average CD amount of $38,000. Management of the Company believes that it can attract substantially greater amounts of CDs through its existing delivery systems and pricing strategy.

     The DirectAccess Checking account, which the Company introduced in the first quarter of 1998, was developed in order to provide a checking product to cross-sell to the Personal Banking loan customers who were developed through the Company's third party asset generators. DirectAccess Checking provides free checking with direct deposit of payroll and Internet and telephone access to information. The account also provides a free debit card and the rebate of ATM charges imposed by other banks. The Company is planning a substantial marketing campaign for this product and has a goal of opening 2,000 of these accounts on an annual basis going forward. The Company believes that such a product will facilitate the development of well-rounded Personal Banking customers who both deposit with and borrow from the Company without requiring expensive person-to-person interaction in their day-to-day banking activities.

     COMMERCIAL BANKING. The Company has been engaged in commercial banking and commercial real estate finance activities since the founding of the Bank in 1983, providing a wide variety of loan and deposit products primarily to privately held corporations and business partnerships. Loan products include loans for the acquisition of premises or other income producing real estate, real estate development and home loan construction, equipment loans and leases, accounts receivable financing and the warehousing of mortgages and securities on behalf of mortgage bankers and broker-dealers. Virtually all loans made in the Commercial Banking area are fully secured. Approximately 50% of the Company's commercial loans are generated by third parties and the remainder represent direct customer relationships. Many loans are set for five-year terms with fixed interest rates and are typically match-funded by longer term CDs issued through the Personal Banking area. Management of the Company believes that the ability to quote fixed rates for these loans, as opposed to less marketable floating rate pricing, provides the Company with a competitive advantage in its market. As of June 30, 1998, total loans in the Commercial Banking area were approximately $104.6 million.

     On the deposit side, the Company offers cash management products such as sweep accounts, security repurchase agreements and short-term investment accounts that can assist a depositor in maximizing its return on cash assets. As of June 30, 1998, the Commercial Banking area provided approximately $51.9 million of deposits, including approximately three-fourths of the Company's noninterest-bearing demand deposits. Management of the Company believes that loans and deposits in the Commercial Banking area will continue to grow, but at a more moderate pace than in the Personal Banking area.

     MUNICIPAL BANKING. The Company's Municipal Banking activities are unlike those of any other banking organization in the State of Texas. The Company currently acts as the primary commercial depository for approximately 425 MUDs. The Company maintains over 1,000 separate NOW and money market accounts for these MUDs and also issues CDs to these entities. Deposit balances in these accounts fluctuate on a seasonal basis from approximately $90 million to $125 million, and averaged approximately $100 million during 1997. As of June 30, 1998, the weighted average interest rate paid by the Company on these balances was approximately 4.58%. These balances are used to fund a majority of the Company's investment portfolio, which for the same period had a weighted average yield of 6.17%, producing a net interest spread of 1.59% generated from these balances. Operating expenses related to these accounts are very low as almost all functions have been automated. Because only two people are required to administer this area, the Company is able to earn an acceptable return on assets and equity despite a narrow net interest spread. Since the investment portfolio funded by the Company's Municipal Banking deposits is invested entirely in adjustable rate securities, these returns can be maintained during virtually all interest rate environments. The Company anticipates that the eventual runoff of the existing investment portfolio will be replaced by self-generated mortgage-backed securities created through mortgage loans generated in the Personal Banking area. Overall, the Company's Municipal Banking activities are very mature, and Company management does not expect deposits from municipal entities to increase appreciably in the future.

     In addition to deposits, the Company's Municipal Banking activities include loans and bond purchases. Because of its small size, most MUD debt is bank-eligible for a federal income tax preference. The

Company actively solicits these credit opportunities and as of June 30, 1998 had approximately $13.5 million of loans and bonds from the MUD industry. This amount is expected to increase in the future. The Company plans to vertically integrate its Municipal Banking area by providing additional services to the MUD industry. In particular, the Company has developed the first automated lock box collection system for Texas water districts. Currently, approximately 50,000 water bills are processed by the Company monthly, which represents approximately 10% of the local market. The Company's goal is to increase this market share to over 50% by the year 2000. Similarly, the Company is also experimenting with one local water district to introduce direct ACH payment of water bills. If this experiment is successful, it could provide a substantial fee income source which could be highly automated with little on-going operational expense.

FACILITIES

     The Company conducts business at its only banking facility located at Five Riverway in Houston. The Company occupies approximately 27,000 square feet of office space in the Five Riverway building, which is owned by the Company, and leases another 10,000 square feet of space on the third floor to two tenants. The Company also leases approximately 4,500 square feet of office space in the adjacent Three Riverway building for its own use.

COMPETITION

     The banking business is highly competitive, and the profitability of the Company depends principally on the Company's ability to compete in the greater Houston market. The Company competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other nonfinancial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than the Company. The Company has been able to compete effectively with other financial institutions by emphasizing customer service, technology, and responsive decision-making on loans, by establishing long-term customer relationships based on customer loyalty, and by providing products and services designed to address the specific needs of its customers. See "Risk Factors -- Competition."

EMPLOYEES

     As of June 30, 1998, the Company had 69 full-time employees, 23 of whom were officers of the Bank. The Company provides medical and hospitalization insurance to its full-time employees. The Company considers its relations with employees to be excellent. Neither the Company nor the Bank is a party to any collective bargaining agreement.

LEGAL PROCEEDINGS

     The Company and the Bank from time to time are parties to or otherwise involved in legal proceedings arising in the normal course of business. Management does not believe that there is any pending or threatened proceeding against the Company or the Bank which, if determined adversely, would have a material effect on the business, results of operations or financial position of the Company or the Bank.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the Offering (based upon an assumed initial public offering price of $15.00 per share), after deducting the underwriting discount and estimated expenses, are estimated to be approximately $18.5 million, or $21.5 million if the Underwriters' over-allotment option is fully exercised. The Company intends to use all of such proceeds for general corporate purposes, including balance sheet growth.

     Pending the application of the net proceeds, the Company intends to invest such proceeds in short-term, interest-bearing securities, certificates of deposit or guaranteed obligations of the United States of America.

                                DIVIDEND POLICY

     Holders of Common Stock are entitled to receive dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. The Company has not declared any dividends on its Common Stock since its inception and currently has no plans to pay dividends in the forseeable future.

     For a foreseeable period of time, the principal source of cash revenues to the Company will be dividends paid by the Bank with respect to the Bank's capital stock. There are certain restrictions on the payment of such dividends imposed by federal and state banking laws, regulations and authorities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Capital Resources" and "Supervision and Regulation -- The Bank."

     In the future, the declaration and payment of dividends on the Common Stock will depend upon the earnings and financial condition of the Company, liquidity and capital requirements, the general economic and regulatory climate, the Company's ability to service any equity or debt obligations senior to the Common Stock and other factors deemed relevant by the Company's Board of Directors. See "Supervision and Regulation" and "Description of Securities of the Company."
As of June 30, 1998, an aggregate of approximately $9.4 million was available for payment of dividends by the Bank to the Company under applicable restrictions, without regulatory approval. Regulatory authorities could impose administratively stricter limitations on the ability of the Bank to pay dividends to the Company if such limits were deemed appropriate to preserve certain capital adequacy requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial
Condition -- Capital Resources" and "Supervision and Regulation."

                                    DILUTION

     As of June 30, 1998, the tangible book value of the Common Stock was $7.67 per share. "Tangible book value per share" represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 1,350,000 shares of Common Stock offered hereby (after deducting the underwriting discount and other estimated offering expenses to be paid by the Company), the pro forma tangible book value of the Company as of June 30, 1998 would have been $9.63 per share. This represents an immediate increase in net tangible book value of $1.96 per share to current stockholders and an immediate dilution of $5.37 per share to new investors. The following table illustrates this per share dilution:

Assumed price to public..............  $   15.00
     Tangible book value per share
      before Offering................       7.67
     Increase per share attributable
      to new investors...............       1.96
                                       ---------
Pro forma tangible book value per
  share after Offering...............       9.63
                                       ---------
Dilution to new investors............  $    5.37
                                       =========

                                 CAPITALIZATION

     The following table sets forth the total capitalization of the Company as of June 30, 1998, and as adjusted to give effect to the sale by the Company of 1,350,000 shares of Common Stock offered hereby, at a per share price of $15.00 (which is the mid-point of the estimated offering range), net of underwriting discounts and other estimated offering expenses. See "Use of Proceeds."

                                            JUNE 30, 1998,
                                       ------------------------
                                        ACTUAL     AS ADJUSTED
                                       ---------   ------------
                                        (DOLLARS IN THOUSANDS)
Subordinated debt....................  $   4,400     $  4,400
Stockholders' Equity:
     Preferred Stock, $1 par value,
      20,000,000 shares authorized;
      none issued and outstanding....         --           --
     Common Stock, $1 par value;
      50,000,000 shares authorized;
      2,909,105 shares issued and
      2,817,815 shares outstanding;
      4,259,105 shares issued and
      4,167,815 outstanding, as
      adjusted(1)....................      2,909     $  4,259
     Additional paid-in capital......     11,952       29,134
     Retained earnings...............      7,920        7,920
     Net unrealized loss on available
      for sale securities, net of
      tax............................       (651)        (651)
     Unearned compensation...........       (121)        (121)
     Less common stock held in
      treasury-at cost...............       (404)        (404)
                                       ---------   ------------
          Total stockholders'
             equity..................     21,605       40,137
                                       ---------   ------------
          Total consolidated
             capitalization..........  $  26,005     $ 44,537
                                       =========   ============

------------

(1) Does not include 210,000 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's 1998 Incentive Stock Option Plan. See "Management -- Stock Option Plans."

                 NATURE OF THE TRADING MARKET AND MARKET PRICES

     Prior to the Offering, there has been no public market for the shares of Common Stock and there can be no assurance that an active public market will develop or be sustained after the Offering or that if such a market develops, investors in the Common Stock will be able to resell their shares at or above the initial public offering price. See "Risk Factors -- No Prior Trading Market; Possible Volatility of Stock Price." The initial public offering price of the shares of Common Stock will be determined by negotiations between the Company and the Representatives and will not necessarily bear any relationship to the Company's book value, past operating results, financial condition or other established criteria of value and may not be indicative of the market price of the Common Stock after the Offering. Among the factors that will be considered in such negotiations are prevailing market and general economic conditions, the market capitalizations, trading histories and stages of development of other traded companies that the Company and the Representatives believe to be comparable to the Company, the results of operations of the Company in recent periods, the current financial position of the Company, estimates of the business potential of the Company and the present state of the Company's development and the availability for sale in the market of a significant number of shares of Common Stock. Additionally, consideration will be given to the general status of the securities market, the market conditions for new issues of securities and the demand for securities of comparable companies at the time the Offering is made. See "Underwriting" for information relating to the method of determining the initial public offering price. Application has been made for quotation of the shares of Common Stock on the Nasdaq/National Market under the symbol "RWHI."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus, and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected historical consolidated financial data as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997 are derived from the Consolidated Financial Statements which have been audited by Deloitte & Touche LLP. The selected historical consolidated financial data as of December 31, 1995, 1994 and 1993 and for the two years in the period ended December 31, 1994 are derived from the Consolidated Financial Statements which have been audited by independent public accountants. The selected historical consolidated financial data as of and for each of the six months ended June 30, 1998 and June 30, 1997, have not been audited but, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Company as of such dates and for such periods. The results of operations for the six months ended June 30, 1998, are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 1998, or for any future periods.

                                        AS OF AND FOR THE
                                         SIX MONTHS ENDED                      AS OF AND FOR THE
                                             JUNE 30,                      YEARS ENDED DECEMBER 31,
                                       --------------------  -----------------------------------------------------
                                         1998       1997       1997       1996       1995      1994(1)   1993(1)(2)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Interest income......................  $  14,722  $  10,452  $  23,048  $  18,172  $  15,489  $  13,579  $  11,546
Interest expense.....................      8,921      6,176     13,669     10,072      8,781      6,697      5,001
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net interest income..............      5,801      4,276      9,379      8,100      6,708      6,882      6,545
Provision for credit losses..........      1,000        308        570        765        145        160         --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net interest income after
      provision for credit losses....      4,801      3,968      8,809      7,335      6,563      6,722      6,545
Noninterest income...................        611        511      1,032        811        603      1,028        777
Noninterest expenses.................      3,922      2,837      5,869      4,717      4,336      5,206      5,406
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income before income taxes.......      1,490      1,642      3,972      3,429      2,830      2,544      1,916
Provision for income taxes...........        381        434      1,055      1,041        821        814        650
Cumulative effect of change in
  accounting principle(2)............         --         --         --         --         --         --      1,258
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income...........................  $   1,109  $   1,208  $   2,917  $   2,388  $   2,009  $   1,730  $   2,524
                                       =========  =========  =========  =========  =========  =========  =========
Net income available to common
  stockholders(3)....................  $   1,109  $   1,208  $   2,917  $   2,388  $   2,009  $   1,709  $   2,503
                                       =========  =========  =========  =========  =========  =========  =========
PER SHARE DATA(4):
Net income(5)
    Basic............................  $    0.39  $    0.42  $    1.02  $    0.84  $    0.70  $    0.60  $    0.88
    Diluted..........................       0.39       0.41       1.00       0.81       0.69       0.59       0.86
Book value...........................       7.67       6.59       7.23       6.10       5.25       4.40       4.42
Tangible book value..................       7.67       6.59       7.23       6.10       5.25       4.40       4.42
Cash dividends.......................         --         --         --         --         --         --         --
Weighted average shares outstanding
  (in thousands)
    Basic............................      2,818      2,859      2,869      2,859      2,859      2,859      2,859
    Diluted..........................      2,818      2,936      2,908      2,931      2,921      2,915      2,908
BALANCE SHEET DATA:
Total assets.........................  $ 433,934  $ 292,962  $ 348,201  $ 299,900  $ 228,186  $ 227,908  $ 226,870
Securities...........................    172,803    136,699    134,911    139,689    142,309    145,410    141,495
Loans held to maturity...............    211,186    133,345    175,974    130,330     70,773     66,328     59,578
Loans held for sale..................     20,126      5,710      2,359      3,394      1,094      1,771      3,871
Allowance for credit losses..........      2,103      1,191      1,210        898        656        904        773
Total deposits.......................    352,186    264,779    295,253    274,488    188,463    205,981    210,117
Other borrowings and subordinated
  debentures.........................     58,681      8,592     31,488      6,942     24,174      8,831      3,595
Total stockholders' equity...........     21,605     18,855     20,384     17,443     15,001     12,585     12,651

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                                       20

                                        AS OF AND FOR THE
                                         SIX MONTHS ENDED                      AS OF AND FOR THE
                                             JUNE 30,                      YEARS ENDED DECEMBER 31,
                                       --------------------  -----------------------------------------------------
                                         1998       1997       1997       1996       1995      1994(1)   1993(1)(2)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
AVERAGE BALANCE SHEET DATA:
Total assets.........................  $ 413,119  $ 301,340  $ 322,982  $ 259,686  $ 227,099  $ 227,698  $ 191,838
Securities...........................    166,616    146,723    151,179    146,161    143,252    143,896    115,973
Loans held to maturity...............    183,003    132,330    143,810     95,576     64,875     58,389     54,658
Loans held for sale..................      9,007      1,136      1,870      1,091      3,684      1,809        673
Allowance for credit losses..........      1,293      1,026      1,107        738        827        849        775
Total deposits.......................    342,776    272,340    275,289    213,005    195,244    207,915    177,604
Total stockholders' equity...........     20,844     17,889     18,868     16,157     14,189     12,707     12,025

PERFORMANCE RATIOS(6):
Return on average assets.............       0.54%      0.81%      0.90%      0.92%      0.88%      0.76%      1.32%
Return on average common equity......      10.73      13.62      15.46      14.78      14.16      13.61      20.99
Net interest margin..................       2.97       3.05       3.08       3.33       3.16       3.31       3.67
Efficiency ratio(7)..................      59.28      53.47      50.91      51.60      58.04      64.77      74.53

ASSET QUALITY RATIOS(8):
Nonperforming assets to total loans
  and other real estate(9)...........       0.60%      2.43%      1.23%      2.67%      2.14%      4.27%      4.60%
Net loan charge-offs to average
  loans(6)...........................       0.11       0.02       0.18       0.54       0.57       0.05       0.01
Allowance for credit losses to loans
  held to maturity...................       1.00       0.89       0.69       0.69       0.93       1.36       1.30
Allowance for credit losses to
  nonperforming loans(9).............   1,194.88      84.59     192.06      60.47     431.58      54.13     396.41

CAPITAL RATIOS(8):
Leverage ratio.......................       5.13%      6.81%      6.07%      6.22%      7.07%      6.38%      5.58%
Average stockholders' equity to
  average total assets...............       5.05       5.94       5.84       6.22       6.25       5.58       6.27
Tier 1 risk-based capital ratio......       9.35      12.93      11.17      12.25      16.84      13.99      14.04
Total risk-based capital ratio.......      10.13      13.70      11.61      12.29      17.50      14.86      15.59

------------

(1) The Company was formed and became the parent holding company of the Bank effective February 23, 1995. Financial data presented as of and for the years ended December 31, 1994 and 1993 is for the Bank. Financial data for 1995 reflects that the Company and the Bank were combined for the full year.

(2) The Bank adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," effective January 1, 1993. The cumulative effect of the accounting change increased basic and diluted earnings per share by $0.44 and $0.43, respectively.

(3) The difference in net income and net income available to common stockholders of $21,000 for the years ended December 31, 1994 and 1993 was due to the accretion of liquidation preferences on preferred shares.

(4) Adjusted for a five for one stock split effective August 5, 1998.

(5) Net income per share is calculated in accordance with SFAS No. 128, "Earnings Per Share."

(6) All interim periods for these line items have been annualized.

(7) Defined as noninterest expense, less the amortization expense of mortgage servicing rights and intangible assets, as a percent of the sum of net interest income and noninterest income, excluding securities transactions.

(8) At period end, except net loan charge-offs to average loans and average stockholders' equity to average total assets.

(9) Nonperforming loans consist of nonaccrual loans, restructured loans and loans 90 days or more past due, not on nonaccrual. Nonperforming assets consist of nonperforming loans and other real estate.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company analyzes the major elements of the Company's balance sheets and statements of income. This section should be read in conjunction with the Company's Consolidated Financial Statements and accompanying Notes appearing elsewhere in this Prospectus.

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

OVERVIEW

     The period ended June 30, 1998 was marked by strong balance sheet growth due primarily to a $92.3 million increase in total loans since June 30, 1997. Total assets at June 30, 1998 increased to $433.9 million from $293.0 million at June 30, 1997, an increase of $140.9 million or 48.1%. This increase was primarily the result of strong loan growth and growth in the securities portfolio. Deposits increased to $352.2 million at June 30, 1998 from $264.8 million at June 30, 1997, an increase of $87.4 million or 33.0%. Total stockholders' equity was $21.6 million at June 30, 1998, representing an increase of $2.7 million or 14.6% over total stockholders' equity of $18.9 million at June 30, 1997.

     Net income for the six months ended June 30, 1998 was $1.1 million, a decrease of $98,000 or 8.1% over the six months ended June 30, 1997. Diluted net income per common share was $0.39 for the six months ended June 30, 1998 and $0.41 for the six months ended June 30, 1997. This decline in net income was due to both a $692,000 increase in the provision for credit losses and higher operating expenses of $1.1 million. The increase in the provision for credit losses was made to incorporate additional peer and industry information into the Company's allowance methodology as a result of the Company's rapid loan growth and expansion into new lending markets. Included in the $1.1 million increase in operating expenses are $296,000 of litigation settlements paid and related legal expenses and approximately $150,000 of expenses associated with the startup of the Call Center, the introduction of the new DirectAccess checking account and Year 2000 compliance. Net interest income increased $1.5 million or 35.7% from $4.3 million for the six months ended June 30, 1997 to $5.8 million for the same period in 1998. Exclusive of the litigation settlements paid and related legal expenses, and charges associated with the Call Center, DirectAccess checking account and Year 2000 compliance, operating earnings would have been $1.4 million or $0.50 per diluted share for the six months ended June 30, 1998. Return on average assets and return on average common equity were 0.54% and 10.73%, respectively, for the six months ended June 30, 1998 compared with 0.81% and 13.62%, respectively, for the same period in 1997.

RESULTS OF OPERATIONS

    NET INTEREST INCOME

     Net interest income represents the amount by which interest income on interest-earning assets, including securities and loans, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowings. Net interest income is the principal source of the Company's earnings. Interest rate fluctuations, as well as changes in the amount and type of interest-earning assets and liabilities, combine to affect net interest income.

     Net interest income for the six months ended June 30, 1998 was $5.8 million compared with $4.3 million for the six months ended June 30, 1997, an increase of $1.5 million or 35.7%. The Company's net interest margin was 2.97% and 3.05% and net interest spread was 2.61% and 2.67% for the periods ended June 30, 1998 and June 30, 1997, respectively. Net interest income increased as a result of higher interest-earning assets derived primarily from loan growth. Average interest-earning assets increased to $394.1 million for the six months ended June 30, 1998 from $282.7 million for the six months ended June 30, 1997, an increase of $111.4 million or 39.4%. Average total loans increased to $192.0 million for the six months ended June 30, 1998 from $133.5 million for the six months ended June 30, 1997, an increase of $58.5 million or 43.9%. This increase was the result of growth in the consumer, single-family residential, lease financing and loans held for sale portfolios.

     The increase in net interest income was partially offset by higher interest expense on interest-bearing liabilities. Average interest-bearing liabilities increased to $365.7 million for the six months ended June 30, 1998 from $260.5 million for the six months ended June 30, 1997, an increase of $105.2 million or 40.4%. This growth was primarily attributable to an increase in consumer certificates of deposits.

     The six basis point decrease in the net interest spread for the first half of 1998 compared with the first half of 1997 reflects an eight basis point increase in the yield on average interest-earning assets, and a 14 basis point increase in the cost of interest-bearing liabilities. The yield on average interest-earning assets increased to 7.53% for the six months ended June 30, 1998 from 7.45% for the six months ended June 30, 1997. The increase in yield on average interest-earning assets was due primarily to loan growth, but it was reduced by the investment of a large portion of the deposit growth into lower yielding securities. The cost of interest-bearing liabilities increased to 4.92% for the six months ended June 30, 1998 from 4.78% for the six months ended June 30, 1997. This increase was due mainly to the higher cost of consumer certificates of deposit.

     The following table presents for the periods indicated the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Nonaccruing loans have been included in the tables as loans carrying a zero yield.

                                                                 SIX MONTHS ENDED JUNE 30,
                                           ----------------------------------------------------------------------
                                                         1998                                 1997
                                           ---------------------------------    ---------------------------------
                                             AVERAGE      INTEREST   AVERAGE      AVERAGE      INTEREST   AVERAGE
                                           OUTSTANDING    INCOME/    YIELD/     OUTSTANDING    INCOME/    YIELD/
                                             BALANCE      EXPENSE     RATE        BALANCE      EXPENSE     RATE
                                           -----------    -------    -------    -----------    -------    -------
                                                                   (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
     Total loans(1).....................    $ 192,010     $ 8,392      8.81%     $ 133,466     $ 5,817      8.79%
     Securities(2):
          Taxable.......................      158,795       4,783      6.07        138,516       4,342      6.32
          Nontaxable....................        7,821         207      5.34          8,207         214      5.26
     Federal funds sold and other
       temporary investments............       35,485       1,340      7.62          2,531          79      6.29
                                           -----------    -------    -------    -----------    -------    -------
          Total interest-earning
             assets.....................      394,111      14,722      7.53%       282,720      10,452      7.45%
                                                          -------    -------                   -------    -------
     Less allowance for credit losses...       (1,293)                              (1,026)
                                           -----------                          -----------
     Total earning assets, net of
       allowance........................      392,818                              281,694
Nonearning assets.......................       20,301                               19,646
                                           -----------                          -----------
          Total assets..................    $ 413,119                            $ 301,340
                                           ===========                          ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
     Interest-bearing demand deposits...    $  43,362     $   474      2.20%     $  46,053     $   635      2.78%
     Savings and money market
       accounts.........................       99,689       2,397      4.85         61,682       1,330      4.35
     Certificates of deposit............      174,496       4,888      5.65        142,441       3,938      5.58
     Other borrowings and subordinated
       debentures.......................       48,151       1,162      4.87         10,331         273      5.33
                                           -----------    -------    -------    -----------    -------    -------
          Total interest-bearing
             liabilities................      365,698       8,921      4.92%       260,507       6,176      4.78%
                                           -----------    -------    -------    -----------    -------    -------
Noninterest-bearing liabilities:
     Noninterest-bearing demand
       deposits.........................       25,229                               22,164
     Other liabilities..................        1,348                                  780
                                           -----------                          -----------
          Total liabilities.............      392,275                              283,451
Stockholders' equity....................       20,844                               17,889
                                           -----------                          -----------
          Total liabilities and
             stockholders' equity.......    $ 413,119                            $ 301,340
                                           ===========                          ===========
Net interest rate spread................                               2.61%                                2.67%
                                                                     =======                              =======
Net interest income and margin (tax
  equivalent basis)(3)..................                  $ 5,939      3.04%                   $ 4,352      3.10%
                                                          =======    =======                   =======    =======

------------

(1) Loan fees of $295,000 and $80,000 are included in interest income for the six months ended June 30, 1998 and 1997.

(2) Yield on securities does not include unrealized gains or losses.

(3) The tax equivalent adjustment has been computed using an effective tax rate of 27.2% and has increased interest income by $138,000 for the six months ended June 30, 1998 and by $76,000 for the six months ended June 30, 1997.

     The following table presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase related to higher outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to rate.

                                          SIX MONTHS ENDED JUNE 30,
                                         ----------------------------
                                                1998 VS. 1997
                                         ----------------------------
                                             INCREASE
                                            (DECREASE)
                                              DUE TO
                                         -----------------
                                         VOLUME      RATE      TOTAL
                                         ------     ------     ------
                                            (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
     Total loans.....................    $2,552     $   23     $2,575
     Securities:
          Taxable....................       635       (194)       441
          Nontaxable.................       (10)         3         (7)
     Federal funds sold and other
       temporary investments.........     1,028        233      1,261
                                         ------     ------     ------
          Total increase in interest
             income..................     4,205         65      4,270
                                         ------     ------     ------
INTEREST-BEARING LIABILITIES:
     Interest-bearing demand
       deposits......................       (37)      (124)      (161)
     Savings and money market
       accounts......................       820        247      1,067
     Certificates of deposit.........       887         63        950
     Other borrowings and
       subordinated debentures.......     1,000       (111)       889
                                         ------     ------     ------
          Total increase in interest
             expense.................     2,670         75      2,745
                                         ------     ------     ------
     Increase (decrease) in net
       interest income...............    $1,535     $  (10)    $1,525
                                         ======     ======     ======

     PROVISION FOR CREDIT LOSSES

     The provision for credit losses increased to $1,000,000 for the six months ended June 30, 1998 from $308,000 for the same time period in 1997, an increase of $692,000 or 224.7%. This increase brings the ratio of loan loss allowance to loans held to maturity to 1.00%. Historically, the Company has operated with a ratio below this level due to its low net loan charge-off experience. The increase was made to incorporate additional peer and industry information into the Company's allowance methodology as a result of the Company's rapid loan growth and expansion into new lending markets.

     NONINTEREST INCOME

     Noninterest income is an important source of revenue for financial institutions. The Company's primary sources of noninterest income are customer service fees and mortgage servicing fees.

     The following table presents for the periods indicated the major categories of noninterest income:

                                         SIX MONTHS ENDED
                                             JUNE 30,
                                       --------------------
                                         1998       1997
                                       ---------  ---------
                                           (DOLLARS IN
                                            THOUSANDS)
Customer service fees................  $     289  $     223
Mortgage servicing fees..............        257        179
Income from trust operations.........         54         44
Net realized gains on sales of
  available for sale securities......          2         61
Other................................          9          4
                                       ---------  ---------
     Total noninterest income........  $     611  $     511
                                       =========  =========

     The increase in customer service fees for the first six months of 1998 compared with the first six months of 1997 resulted mainly from lockbox fees. The Company began lockbox services to MUD depositors during the fourth quarter of 1997. Mortgage servicing fees increased as a result of the growth in the number of loans serviced for others. This portfolio grew from $50.4 million at June 30, 1997 to $78.8 million at June 30, 1998, an increase of $28.4 million or 56.3%. The Company earns an average servicing fee of 0.54% on mortgages serviced.

     NONINTEREST EXPENSE

     In the six month period ended June 30, 1998, noninterest expenses increased $1.1 million or 38.2% to $3.9 million from $2.8 million for the six month period ended June 30, 1997. The Company's efficiency ratio, calculated by dividing total noninterest expense (excluding amortization of mortgage servicing rights) by net interest income plus noninterest income (excluding securities transactions), was 59.28% for the six months ended June 30, 1998 and 53.47% for the six months ended June 30, 1997. The increase in the efficiency ratio was partially due to litigation settlements paid and related legal expenses of $296,000. Excluding these expenses, the Company's efficiency ratio would have been 54.66% for the six month period ended June 30, 1998.

     The following table presents for the periods indicated the major categories of noninterest expense:

                                         SIX MONTHS ENDED
                                             JUNE 30,
                                       --------------------
                                         1998       1997
                                       ---------  ---------
                                           (DOLLARS IN
                                            THOUSANDS)
Salaries and employee benefits.......  $   1,721  $   1,457
Net occupancy expense................        391        314
Litigation settlements paid and
  related legal expenses.............        296          2
Other professional fees..............        400        299
Office expense.......................        222        186
Net (gain) loss and carrying costs of
  other real estate..................         (7)        51
Other................................        899        528
                                       ---------  ---------
     Total noninterest expense.......  $   3,922  $   2,837
                                       =========  =========

     Salaries and employee benefits expense for the six months ended June 30, 1998 was $1.7 million, an increase of $264,000 or 18.1% from $1.5 million in the same period of 1997. The increase was principally due to Call Center staff hired and trained in the second quarter of 1998 for an opening in the third quarter of 1998 and additional loan staff hired to service the growing loan portfolio. Total full-time equivalent employees at June 30, 1998 increased to 73 from 55 at June 30, 1997.

     Net occupancy expense increased to $391,000 for the six month period ended June 30, 1998 from $314,000 for the same period in 1997, an increase of $77,000 or 24.3%. This increase was largely due to the lease of additional office space required to accommodate growth and the opening of the Call Center.

     Litigation settlements paid and related legal expenses totaled $296,000 for the six months ended June 30, 1998 as the Company settled its two outstanding lawsuits in June 1998. The lawsuits were brought against the Company in connection with its prior role as an investment advisor to a mutual fund which was dissolved in 1995 and in connection with the purchase of a custodial trust company in 1996.

     Other professional fees increased to $400,000 for the six months ended June 30, 1998 from $299,000 for the same period in 1997, an increase of $101,000 or 33.8%. This increase was primarily a result of Year 2000 consulting expenses, increased data processing expenses and increased local area network administration expenses.

     Other noninterest expense increased $371,000 or 70.3% from $528,000 for the six months ended June 30, 1997 to $899,000 for the same period in 1998. This increase was primarily a result of increased business development expenses associated with the introduction of the DirectAccess checking account, as well as a $45,000 increase in mortgage servicing amortization.

     INCOME TAXES

     Income tax expense includes the regular federal income tax at the statutory rate plus the income tax component of the Texas franchise tax. The amount of federal income tax expense is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of non-deductible interest expense and the amount of other non-deductible expense. Taxable income for the income tax component of the Texas franchise tax is the federal pre-tax income, plus certain officers' salaries, less interest income on federal securities. The income tax component of the Texas franchise tax was zero in the first six months of 1998 and 1997. During the six months ended June 30, 1998, income tax expense was $381,000 compared with $434,000 for the six months ended June 30, 1997. The effective tax rates for the six months ended June 30, 1998 and 1997 were 25.6% and 26.5%, respectively.

     IMPACT OF INFLATION

     The effects of inflation on the local economy and on the Company's operating results have been relatively modest for the past several years. Since substantially all of the Company's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates. The Company tries to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. See "-- Financial Condition -- Interest Rate Sensitivity and Liquidity" below.

FINANCIAL CONDITION

     LOAN PORTFOLIO

     Total loans were $231.3 million at June 30, 1998, an increase of $92.2 million or 66.3% from $139.1 million at June 30, 1997. The Company has experienced loan growth in substantially all categories, but the single-family residential, consumer, lease financing and loans held for sale portfolios comprised $70.5 million of the $92.2 million increase.

     The following table summarizes the loan portfolio of the Company by type of loan:

                                                         JUNE 30,
                                       ---------------------------------------------
                                               1998                    1997
                                       ---------------------   ---------------------
                                         AMOUNT      PERCENT     AMOUNT      PERCENT
                                       ----------    -------   ----------    -------
                                                  (DOLLARS IN THOUSANDS)
Held to Maturity:
     Commercial, financial and
       industrial....................  $   19,425       8.4%   $   12,693       9.1%
     Real estate mortgage:
          Interim construction.......      30,892      13.4        23,682      17.0
          Multi-family and
             commercial..............      44,302      19.2        39,283      28.2
          Single-family
             residential.............      64,350      27.8        32,055      23.1
     Lease financing.................      10,006       4.3            --        --
     Municipal.......................       5,862       2.5         2,564       1.8
     Consumer........................      31,553      13.6        17,752      12.8
     Small Business Administration
       (SBA), government
       guaranteed....................       3,506       1.5         4,105       3.0
     Other...........................       1,290       0.6         1,211       0.9
                                       ----------    -------   ----------    -------
Loans held to maturity...............     211,186      91.3       133,345      95.9
Loans held for sale..................      20,126       8.7         5,710       4.1
                                       ----------    -------   ----------    -------
          Total loans................  $  231,312     100.0%   $  139,055     100.0%
                                       ==========    =======   ==========    =======

     The primary lending focus of the Company is on real estate and consumer loans. The real estate lending emphasis is on home building, lot development and home mortgages. Generally, the home mortgages are FNMA-qualified fixed-rate mortgages which are sold with servicing retained. The Company also provides financing on income producing properties such as retail centers, office buildings and multi-family residential developments. Consumer loan products include automobile, boat, credit card, home improvement/equity, personal and overdraft protection loans.

     The Officers Loan Committee meets weekly and approves credits up to $1.0 million. Loans in excess of $1.0 million are approved by the Bank's Loan Committee, which is comprised of the full Board of Directors and meets twice per month. As a general practice, the Company's financings are secured and are further supported by a personal guaranty.

     A major portion of the Company's lending activity has consisted of the purchase of single-family residential mortgage loans collateralized by owner-occupied properties located in Texas. Loans collateralized by single-family residential real estate generally have been originated in amounts of no more than 80% of appraised value. Loans in amounts greater than 80% of appraised value have private mortgage insurance. The Company requires mortgage title insurance and hazard insurance in the amount of the loan. The Company generally retains mortgage loans having shorter terms or variable rates and sells longer-term, fixed-rate loans, retaining the servicing rights. The Company's commercial mortgage loans are secured by first liens on real estate, typically have fixed interest rates and amortize over a 15 to 20 year period with balloon payments due at the end of three to five years. In underwriting commercial mortgage loans, consideration is given to the property's operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit checks, appraisals and a review of the financial condition of the borrower.

     The Company makes loans to finance the construction of residential and, to a limited extent, nonresidential properties. Construction loans generally are secured by first liens on real estate and have variable rates. The Company conducts periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above are also used in the Company's construction lending activities.

     Consumer loans made by the Company include automobile loans, boat loans, credit card loans to existing customers, home improvement/equity loans, personal loans (collateralized and uncollateralized) and overdraft protection loans. The terms of these loans typically range from 12 to 72 months varying based upon the nature of the collateral and size of the loan. Home improvement loans typically have terms of up to 15 years. Growth in the consumer loan portfolio has been significant. Prior to beginning to originate consumer loans in September 1996, total consumer loans outstanding were less than $3.0 million. As of June 30, 1998, consumer loans outstanding were $31.6 million, which represented 13.6% of the total loan portfolio. The Company's goal is to have consumer loans represent approximately 25% of the total loan portfolio. Seventy-three percent of the consumer loan portfolio at June 30, 1998 consisted of "A" quality automobile loans. This percentage represented a total of $23.1 million in loans. An additional 15% of the portfolio, or $4.7 million consisted of boat loans. All of these loans are underwritten and approved by experienced consumer loan officers, under a policy approved by the Board of Directors.

     Additionally, overdue consumer loans are handled by an experienced collection staff. The staff starts contacting the borrower after seven days with a past due notice as well as a telephone call. A second past due notice is sent at 15 days while telephone contact is continued. Written notices are sent to the customer on days 20, 25 and 30 and a formal demand letter is sent on day 40, with a review for repossession on day 50. The Company's delinquency rate for consumer loans past due 30 days or more was 1.42% as of June 30, 1998.

     Management expects that growth will continue in the primary areas of real estate and consumer lending. The Company will continue to make commercial loans secured by accounts receivable, inventory and equipment. On a percentage basis, however, the Company expects that these loans will decrease.

     Lease financings, which totaled less than 5% of the total portfolio at June 30, 1998, are expected to increase to approximately 10% of the total portfolio. These leases are predominantly for medical equipment and have been guaranteed by nationally-rated insurance companies. The average yield on these leases was 10.5% at June 30, 1998.

     The contractual maturity ranges of the commercial, financial and industrial and real estate construction loan portfolios and the amount of such loans with fixed interest rates and variable interest rates in each maturity range as of June 30, 1998 are summarized in the following table:

                                                          JUNE 30, 1998
                                        -------------------------------------------------
                                                     AFTER ONE
                                        ONE YEAR      THROUGH        AFTER
                                        OR LESS      FIVE YEARS    FIVE YEARS     TOTAL
                                        --------     ----------    ----------   ---------
                                                     (DOLLARS IN THOUSANDS)
Commercial, financial and
  industrial.........................   $ 9,022       $  9,910       $  493     $  19,425
Real estate interim construction.....    22,742          8,150           --        30,892
                                        --------     ----------    ----------   ---------
     Total...........................   $31,764       $ 18,060       $  493     $  50,317
                                        ========     ==========    ==========   =========
Loans at fixed interest rates........   $13,930       $  5,924       $  493     $  20,347
Loans at variable interest rates.....    17,834         12,136           --        29,970
                                        --------     ----------    ----------   ---------
     Total...........................   $31,764       $ 18,060       $  493     $  50,317
                                        ========     ==========    ==========   =========

     NONPERFORMING ASSETS

     The Company has several procedures in place to assist it in maintaining the overall quality of its loan portfolio. The Company has established underwriting guidelines to be followed by its officers. The Company also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that the Company's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

     The Company focuses on maintaining strong asset quality. Nonperforming assets (nonaccrual loans, restructured loans, loans 90 days or more past due, not on nonaccrual and other real estate) at June 30, 1998 were $1.4 million compared with $3.4 million at June 30, 1997. This decrease was primarily attributable to a decrease in other real estate to $1.2 million at June 30, 1998 from $2.0 million at June 30, 1997. The Company's ratio of nonperforming assets to total loans and other real estate was 0.60% at June 30, 1998 compared with 2.43% at June 30, 1997. The Company records real estate acquired by foreclosure at the fair value of the real estate at the time of foreclosure less costs to sell.

     The Company generally places a loan on nonaccrual status and ceases accruing interest when loan payment performance is delinquent for 90 days, or earlier in some cases, unless the loan is both well-secured and in the process of collection. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction of principal as long as doubt exists as to collection. The Company is sometimes required to revise a loan's interest rate or repayment terms in a troubled debt restructuring. The Company's internal loan review department evaluates additional loans which are potential problem loans as to risk exposure in determining the adequacy of the allowance for credit losses.

     The Company maintains current appraisals on loans secured by real estate, particularly those categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, an evaluation of the borrower's overall financial condition is made to determine the need, if any, for possible writedowns or appropriate additions to the allowance for credit losses.

     The following table presents information regarding nonperforming assets at June 30, 1998 and June 30, 1997:

                                             JUNE 30,
                                       --------------------
                                         1998       1997
                                       ---------  ---------
                                           (DOLLARS IN
                                            THOUSANDS)
Nonaccrual loans.....................  $      37  $     445
90 days or more past due loans, not
  on nonaccrual......................        140        481
Restructured loans...................         --        482
Other real estate....................      1,215      2,025
                                       ---------  ---------
     Total nonperforming assets......  $   1,392  $   3,433
                                       =========  =========
Nonperforming assets to total loans
  and other real estate..............       0.60%      2.43%

     Although classified as a nonperforming asset, one of the Company's other real estate assets with a carrying value of $915,000 has generated positive cash flows and operating income since 1992.

     With respect to the above loans, interest income forgone on nonaccrual loans, additional interest income that would have been earned on restructured loans under their original terms and interest earned on restructured loans were not material.

     ALLOWANCE FOR CREDIT LOSSES

     The allowance for credit losses is a valuation allowance established through charges to income in the form of a provision for credit losses. Management has established an allowance for credit losses which it believes is adequate to absorb losses in the Company's existing loan portfolio. Based on an evaluation of the loan portfolio, management presents a monthly review of the allowance for credit losses to the Board of Directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance. Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated future economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, probable credit losses and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond the Company's control. Charge-offs occur when loans are deemed to be uncollectible.

     The Company's internal loan review program evaluates credit risk in the loan portfolio. Through the loan review process, the Company maintains an internally classified loan list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for credit losses. Loans classified as "substandard" are those loans with clear and defined weaknesses, such as a highly-leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt.

     Loans classified as "doubtful" are those loans which have characteristics similar to substandard loans but with an increased risk that a loss may occur. Both substandard and doubtful loans include some loans that are delinquent at least 30 days or on nonaccrual status. Loans classified as "loss" are those loans which are in the process of being charged off.

     In addition to the internally classified loan list and delinquency list of loans, the Company maintains a separate "watch list" which further aids in monitoring the quality of loan portfolios. Watch list loans show warning elements where the present status portrays one or more deficiencies that require attention in the short term or where pertinent ratios of the loan account have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit. The Company reviews these loans to assist in assessing the adequacy of the allowance for credit losses.

     In order to determine the adequacy of the allowance for credit losses, management considers the risk classification or delinquency status of loans and other factors, such as collateral value, portfolio composition, trends in economic conditions and the financial strength of borrowers. Management establishes specific allowances for loans which management believes require reserves greater than those allocated according to their classification or delinquent status. An unallocated allowance is also established based on the Company's historical charge-off experience and peer and industry information. The Company then charges to operations a provision for credit losses to maintain the allowance for credit losses at an adequate level determined by the foregoing methodology.

     For the six months ended June 30, 1998, net charge-offs totaled $107,000 or 0.11% of average total loans outstanding for the period, compared with $15,000 in net charge-offs or 0.02% of average total loans for the six months ended June 30, 1997. During the six months ended June 30, 1998, the Company recorded a provision for credit losses of $1,000,000 compared with $308,000 for the six months ended June 30, 1997. At June 30, 1998, the allowance totaled $2.1 million, resulting in an allowance to nonperforming loans of 1,194.88%. The Company's allowance for credit losses to loans held to maturity was 1.00% at June 30, 1998 compared with 0.89% at June 30, 1997. The increase in the allowance for credit losses as a percentage of loans held to maturity was made to incorporate additional peer and industry information into the Company's allowance methodology as a result of growth in the loan portfolio and the expansion into new lending markets.

     The following table presents, for the periods indicated, an analysis of the allowance for credit losses and other related data:

                                          SIX MONTHS ENDED
                                              JUNE 30,
                                       ----------------------
                                          1998        1997
                                       ----------  ----------
                                       (DOLLARS IN THOUSANDS)
Allowance for credit losses at
  beginning of period................  $    1,210  $      898
Provision for credit losses..........       1,000         308
Charge-offs:
     Consumer........................        (114)        (39)
Recoveries:
     Commercial, financial and
       industrial....................          --           2
     Real estate-mortgage............          --          21
     Consumer........................           7           1
                                       ----------  ----------
Net charge-offs......................        (107)        (15)
                                       ----------  ----------
Allowance for credit losses at end of
  period.............................  $    2,103  $    1,191
                                       ==========  ==========
Ratio of allowance for credit losses
  to loans held to maturity..........        1.00%       0.89%
Ratio of net charge-offs to average
  total loans........................        0.11%       0.02%
Ratio of allowance for credit losses
  to nonperforming loans.............    1,194.88%      84.59%
Average total loans outstanding......  $  192,010  $  133,466
Total loans outstanding at end of
  period.............................  $  231,312  $  139,055

     The following table describes the allocation of the allowance for credit losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                             JUNE 30,
                                        --------------------------------------------------
                                                 1998                       1997
                                        -----------------------    -----------------------
                                                    PERCENT OF                 PERCENT OF
                                                     LOANS TO                   LOANS TO
                                        AMOUNT     TOTAL LOANS     AMOUNT     TOTAL LOANS
                                        -------    ------------    -------    ------------
                                                      (DOLLARS IN THOUSANDS)
Balance of allowance for credit
  losses applicable to:
  Commercial, financial and
     industrial......................   $   11           8.4%      $  271           9.1%
  Real estate mortgage:
     Interim construction............       --          13.4           --          17.0
     Multi-family....................       --          19.2           --          28.2
     Single-family residential.......       13          27.8           23          23.1
  Lease financing....................       --           4.3           --            --
  Municipal..........................       --           2.5           --           1.8
  Consumer...........................       60          13.6            6          12.8
  Small Business Administration,
     government guaranteed...........       --           1.5           --           3.0
  Other..............................       --           0.6           --           0.9
  Loans held for sale................       --           8.7           --           4.1
  Unallocated........................    2,019                        891
                                        -------    ------------    -------    ------------
          Total allowance for credit
             losses..................   $2,103         100.0%      $1,191         100.0%
                                        =======    ============    =======    ============

     The Company believes that the allowance for credit losses at June 30, 1998 is adequate to cover losses inherent in the portfolio as of such date. There can be no assurance, however, that the Company will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at June 30, 1998.

     SECURITIES

     The Company uses its securities portfolio primarily as a source of income and secondarily as a source of liquidity. At June 30, 1998, securities totaled $172.8 million, an increase of $36.1 million from $136.7 million at June 30, 1997. At June 30, 1998, securities represented 39.8% of total assets, compared with 46.7% of total assets at June 30, 1997. The yield on the portfolio for the six months ended June 30, 1998 was 6.04% (6.11% on a tax-equivalent basis), compared with a yield of 6.26% (6.34% on a tax-equivalent basis) for the six months ended June 30, 1997.

     The following table presents the amortized cost and fair value of securities classified as available for sale at June 30, 1998:

                                                            JUNE 30, 1998
                                        ------------------------------------------------------
                                                          GROSS           GROSS
                                        AMORTIZED      UNREALIZED      UNREALIZED      FAIR
                                           COST           GAINS          LOSSES        VALUE
                                        ----------     -----------     -----------   ---------
                                                        (DOLLARS IN THOUSANDS)
U.S. Government and agency
  securities.........................    $  39,117       $    35         $   (35)    $  39,117
Mortgage-backed securities...........       45,526            44            (993)       44,577
Federal Home Loan Bank Stock, at
  cost...............................        2,090            --              --         2,090
Other................................          624             3              --           627
                                        ----------     -----------     -----------   ---------
     Total...........................    $  87,357       $    82         $(1,028)    $  86,411
                                        ==========     ===========     ===========   =========

     The following table presents the amortized cost and fair value of securities classified as held to maturity at June 30, 1998:

                                                           JUNE 30, 1998
                                        ----------------------------------------------------
                                                         GROSS          GROSS
                                        AMORTIZED     UNREALIZED     UNREALIZED      FAIR
                                           COST          GAINS         LOSSES        VALUE
                                        ----------    -----------    -----------   ---------
                                                       (DOLLARS IN THOUSANDS)
Mortgage-backed securities...........    $ 78,779        $ 122         $(2,025)    $  76,876
State and municipal securities.......       7,612          125              (3)        7,734
                                        ----------    -----------    -----------   ---------
     Total...........................    $ 86,391        $ 247         $(2,028)    $  84,610
                                        ==========    ===========    ===========   =========

     Mortgage-backed securities have been developed by pooling a number of real estate mortgages and are principally issued by federal agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. These securities are deemed to have high credit ratings, and minimum regular monthly cash flows of principal and interest are guaranteed by the issuing agencies. The Company has no mortgage-backed securities that have been issued by non-agencies.

     At June 30, 1998, 93.3% of the mortgage-backed securities held by the Company had final contractual maturities of more than 10 years. Approximately $112.0 million of the Company's mortgage-backed securities earn interest at floating rates and reprice within one year, and accordingly are less susceptible to declines in value should interest rates increase. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay the obligation with or without prepayment penalties. The remaining mortgage-backed securities of the Company earn interest at fixed rates and in a period of decreasing interest rates tend to experience heavy prepayments, thus shortening the maturities of these securities.

     Included in the Company's mortgage-backed securities at June 30, 1998 were $83.2 million of agency issued collateralized mortgage obligations ("CMOs") of which 91.2% had floating rates. At June 30, 1998, $28.4 million of these CMOs were classified as available for sale and had gross unrealized losses of $878,000. The remaining $54.8 million of these CMOs were classified as held to maturity and had gross unrealized losses of $1.9 million. Management of the Company does not expect such losses to be realized, since it intends to hold such securities to their maturity, and full payment of principal is anticipated. The Company uses a national pricing service to value its investment securities portfolio. Substantially all of the Company's CMOs were pledged to secure MUD deposits at June 30, 1998. These MUD deposits are considered by management of the Company to be core deposits.

     The following table summarizes the contractual maturity of securities (including federal funds sold and other temporary investments) and their weighted average yields. Weighted average yields of state and municipal securities are computed on a tax-equivalent basis.

                                                                           JUNE 30, 1998
                                       -------------------------------------------------------------------------------------
                                                             AFTER ONE          AFTER FIVE
                                            WITHIN        YEAR BUT WITHIN    YEARS BUT WITHIN
                                           ONE YEAR          FIVE YEARS         TEN YEARS        AFTER TEN YEARS     TOTAL
                                       ----------------   ----------------   ----------------   -----------------   --------
                                       AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD     AMOUNT    YIELD     AMOUNT
                                       -------   ------   -------   ------   -------   ------   --------   ------   --------
                                                                      (DOLLARS IN THOUSANDS)
U.S. Government and agency
  securities.........................  $   --       --%   $10,056    5.55%   $29,061    6.54%   $     --      --%   $ 39,117
Mortgage-backed securities...........      --       --        --       --     8,248     6.86     115,108    5.94     123,356
Federal Home Loan Bank Stock, at
  cost...............................      --       --        --       --        --       --       2,090    6.00       2,090
State and municipal securities.......   1,676     7.56     5,636     8.16       300     9.11          --      --       7,612
Other securities.....................      --       --        --       --        --       --         627    6.42         627
Federal funds sold and other
  temporary investments..............  12,023     6.40        --       --        --       --          --      --      12,023
                                       -------   ------   -------   ------   -------   ------   --------   ------   --------
         Total.......................  $13,699    6.54%   $15,692    6.49%   $37,609    6.63%   $117,825    5.94%   $184,825
                                       =======   ======   =======   ======   =======   ======   ========   ======   ========

                                       YIELD
                                       ------

U.S. Government and agency
  securities.........................   6.29%
Mortgage-backed securities...........   6.00
Federal Home Loan Bank Stock, at
  cost...............................   6.00
State and municipal securities.......   8.07
Other securities.....................   6.42
Federal funds sold and other
  temporary investments..............   6.40
                                       ------
         Total.......................   6.17%
                                       ======

     Securities which are classified as held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Management has the positive intent and the Company has the ability to hold these assets as long-term investments until their maturities. Under certain circumstances (including the deterioration of the issuer's creditworthiness or a change in tax law or statutory or regulatory requirements), securities may be sold or transferred to another portfolio.

     Securities which are classified as available for sale are carried at fair value. Unrealized gains and losses are excluded from income and reported, net of tax, as a separate component of stockholders' equity. Securities within the available for sale portfolio may be used as part of the Company's asset/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors.

     Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary may result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses.

     Premiums and discounts are amortized and accreted to operations using the level-yield method of accounting, adjusted for prepayments as applicable. The specific identification method is used to compute gains or losses on the sale of these assets. Interest earned on these assets is included in interest income.

     DEPOSITS

     The Company offers a variety of deposit accounts having a wide range of interest rates and terms. The Company's deposits consist of demand, savings, money market and time accounts. The Company relies primarily on competitive pricing policies and customer service to attract and retain these deposits. The Company does not have any brokered deposits. The Company's Trust Department, however, serves as custodian for independently sold brokered deposits of other financial institutions.

     The Company's lending and investing activities are funded principally by deposits. The Company's average total deposits for the six months ended June 30, 1998 increased to $342.8 million or 25.9% over average total deposits during the same period in 1997. The Company's total deposits at June 30, 1998, were $352.2 million, up $87.4 million or 33.0% over total deposits at June 30, 1997. This increase is principally due to an increase in consumer CDs of less than $100,000.

     Average noninterest-bearing deposits for the six months ended June 30, 1998 were $25.2 million compared with $22.2 million for the first six months of 1997, an increase of $3.0 million or 13.5%. Approximately 7.4% of average deposits for the six months ended June 30, 1998 were noninterest-bearing.

     The Company's MUD deposits at June 30, 1998 were $110.2 million, an increase of $9.4 million or 9.3% over MUD deposits at June 30, 1997. MUD money market and NOW accounts comprise $94.8 million or 86.0% of total MUD deposits at June 30, 1998.

     The daily average balances and weighted average rates paid on interest-bearing deposits for the six month period ended June 30, 1998 are presented below:

                                          SIX MONTHS ENDED
                                           JUNE 30, 1998
                                        --------------------
                                         AMOUNT        RATE
                                        --------       -----
                                            (DOLLARS IN
                                             THOUSANDS)
NOW..................................   $ 43,362        2.20%
Regular savings......................      2,245        2.34
Money market accounts................     97,444        4.90
Time deposits less than $100,000.....    119,359        5.81
Time deposits $100,000 and over......     55,137        5.31
                                        --------       -----
Total interest-bearing deposits......    317,547        4.93
Noninterest-bearing deposits.........     25,229          --
                                        --------       -----
     Total deposits..................   $342,776        4.56%
                                        ========       =====

     The following table sets forth the amount of the Company's certificates of deposit that are $100,000 or greater by time remaining until maturity:

                                             JUNE 30, 1998
                                        -----------------------
                                        (DOLLARS IN THOUSANDS)
Three months or less.................           $23,685
Over three through six months........             9,995
Over six through twelve months.......            11,586
Over twelve months...................            10,477
                                        -----------------------
     Total...........................           $55,743
                                        =======================

     At June 30, 1998, the Company had time deposits of $126.5 million that mature within one year. Management believes it is likely that a majority of these time deposits will be renewed and will not have a significant impact on liquidity.

     Deposits by foreign depositors totaled $2.2 million at June 30, 1998.

     OTHER BORROWINGS AND SUBORDINATED DEBENTURES

     Information relating to the Company's borrowings as of and for the six months ended June 30, 1998, is summarized below:

                                             JUNE 30, 1998
                                        -----------------------
                                        (DOLLARS IN THOUSANDS)
Federal Home Loan Bank (FHLB)........           $40,000
Customer repurchase agreements.......             2,536
Note payable.........................                70
Treasury, tax and loan (TT&L) note
  option.............................             1,750
Subordinated debentures..............             4,400
Reverse repurchase agreement.........             9,925
                                        -----------------------
     Total...........................           $58,681
                                        =======================

                                              SIX MONTHS
                                                 ENDED
                                             JUNE 30, 1998
                                        -----------------------
                                        (DOLLARS IN THOUSANDS)
FHLB Borrowings:
     Maximum outstanding at any month
       end...........................           $40,200
     Daily average balance...........            27,170
     Average interest rate...........              5.03%
Reverse Repurchase Agreements:
     Maximum outstanding at any month
       end...........................           $19,775
     Daily average balance...........            12,864
     Average interest rate...........              3.49%

     The FHLB borrowings are secured by a blanket pledge of the Company's single-family residential loan portfolio. The FHLB borrowings are callable quarterly and, if not called, begin to mature in 2007 and bear interest at a weighted average rate of 4.90% at June 30, 1998.

     Customer repurchase agreements are collateralized by securities. Amounts outstanding at June 30, 1998 matured on July 1, 1998 and had an interest rate of 5.08%.

     The note payable was secured by a pledge of the Bank's common stock. The balance of the note payable is due December 31, 1998 and bears interest at the prime rate (8.5% at June 30, 1998) payable quarterly.

     The TT&L note is due on demand and bears interest at variable rates. The TT&L note is secured by the Company's SBA loan portfolio.

     In March of 1998, the Company issued $4.4 million of 10% subordinated debentures maturing in 2003. Proceeds totaling approximately $3.4 million were contributed to the Bank as additional capital and the remainder was used to repay a portion of the Company's indebtedness under the note payable.

     Borrowings under the reverse repurchase agreement totaled $9.9 million at June 30, 1998. The reverse repurchase agreement matured July 29, 1998 and had an interest rate of 3.49%. Proceeds of this borrowing were used to purchase a five-year U.S. Treasury security.

     INTEREST RATE SENSITIVITY AND LIQUIDITY

     The Company's Funds Management Policy provides management with the necessary guidelines for effective funds management, and the Company has established a measurement system for monitoring its net interest rate sensitivity position. The Company manages its sensitivity position within established guidelines.

     An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP would tend to affect net interest income adversely, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely.

     The following table sets forth an interest rate sensitivity analysis for the Company at June 30, 1998:

                                                        VOLUMES SUBJECT TO REPRICING WITHIN
                                       ----------------------------------------------------------------------
                                         0-3          3-12         1-3         3-5       OVER 5
                                        MONTHS       MONTHS       YEARS       YEARS       YEARS       TOTAL
                                       --------     --------     -------     -------     -------     --------
                                                               (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Securities.........................  $140,180     $  7,551     $ 8,060     $ 5,252     $11,760     $172,803
  Total loans........................    71,902       46,904      62,333      35,850      14,323      231,312
  Federal funds sold and other
    temporary investments............    12,023           --          --          --          --       12,023
                                       --------     --------     -------     -------     -------     --------
      Total interest-earning
         assets......................   224,105       54,455      70,393      41,102      26,083      416,138
                                       --------     --------     -------     -------     -------
  Less allowance for credit losses...                                                                  (2,103)
                                                                                                     --------
  Total interest-earning assets, net
    of allowance.....................                                                                 414,035
Noninterest-earning assets...........                                                                  19,899
                                                                                                     --------
      Total assets...................                                                                $433,934
                                                                                                     ========
Interest-bearing liabilities:
  Demand, money market and savings
    deposits.........................   106,693       12,001      17,094       4,018         538      140,344
  Certificates of deposit and other
    time deposits....................    47,038       79,391      40,014      17,581       1,712      185,736
  Other borrowings and subordinated
    debentures.......................    54,211           70          --       4,400          --       58,681
                                       --------     --------     -------     -------     -------     --------
      Total interest-bearing
         liabilities.................   207,942       91,462      57,108      25,999       2,250      384,761
                                       --------     --------     -------     -------     -------     --------
Noninterest-bearing demand
  deposits...........................                                                                  26,106
Other liabilities....................                                                                   1,462
                                                                                                     --------
      Total liabilities..............                                                                 412,329
Stockholders' equity.................                                                                  21,605
                                                                                                     --------
      Total liabilities and
         stockholders' equity........                                                                $433,934
                                                                                                     ========
  Period GAP.........................  $ 16,163     $(37,007)    $13,285     $15,103     $23,833
  Cumulative GAP.....................  $ 16,163     $(20,844)    $(7,559)    $ 7,544     $31,377
  Period GAP to total assets.........      3.72%       (8.53)%      3.06%       3.48%       5.49%
  Cumulative GAP to total assets.....      3.72%       (4.81)%     (1.75)%      1.73%       7.22%

     Shortcomings are inherent in GAP analysis since certain assets and liabilities may not move proportionally as interest rates change. Consequently, in addition to GAP analysis the Company uses a simulation model and shock analysis to test the interest rate sensitivity of net interest income and the balance sheet, respectively. Based on the Company's June 30, 1998 simulation analysis, the Company estimates that a 200 basis point rise or decline in rates over the next twelve month period would have an impact of less than 15% on its net interest income for the same period. The change is relatively small, despite the Company's asset sensitive GAP position. This results primarily from the behavior of demand, money market and savings deposits. The Company has found that historically interest rates on these deposits change more slowly in a rising rate environment than in a declining rate environment. The Bank's Asset-Liability Committee reviews the Bank's interest rate risk position on a monthly basis.

     The Company applies a market value ("MV") methodology to gauge its interest rate risk exposure as derived from its simulation model. Generally, MV is the discounted present value of the difference between incoming cash flows on interest-earning assets and other investments and outgoing cash flows on interest-bearing liabilities. The application of the methodology attempts to quantify interest rate risk by measuring the change in the MV that would result from a theoretical change in market interest rates of up to 200 basis points. Changes of up to a 200 basis point increase and a 200 basis point decrease in market rates are considered.

     At June 30, 1998, it was estimated that the Company's MV would decrease 10.12% in the event of a 200 basis point increase in market interest rates. The Company's MV at the same date would decrease 3.13% in the event of a 200 basis point decrease in market interest rates.

     Presented below, as of June 30, 1998, is an analysis of the Company's interest rate risk as measured by changes in MV for instantaneous and sustained parallel shifts in market interest rates:

                                                                                                 MARKET VALUE AS A %
                                                                                                         OF
                                                                                                  PRESENT VALUE OF
                                                                                                       ASSETS
                                                    $ CHANGE IN MV                              ---------------------
CHANGE IN RATES                                     (IN THOUSANDS)        % CHANGE IN MV        MV RATIO       CHANGE
----------------------------------------------      ---------------       ---------------       --------       ------
     -200 bps                                           $  (777)                (3.13)%           5.44%        (0.22 )%
        0 bps                                                                                     5.66%            0
     +200 bps                                           $(2,509)               (10.12)%           5.13%        (0.53 )%

     Management believes that the MV methodology overcomes three shortcomings of the typical maturity GAP methodology. First, it does not use arbitrary repricing intervals and accounts for all expected future cash flows. Second, because the MV method projects cash flows of each financial instrument under different interest rate environments, it can incorporate the effect of embedded options on an institution's interest rate risk exposure. Third, it allows interest rates on different instruments to change by varying amounts in response to a change in market interest rates, resulting in more accurate estimates of cash flows.

     As with any method of gauging interest rate risk, however, there are certain shortcomings inherent in the MV methodology. The model assumes interest rate changes are instantaneous parallel shifts in the yield curve. In reality, rate changes are rarely instantaneous or parallel. The use of the simplifying assumption that short-term and long-term rates change by the same degree may also misstate historic rate patterns, which rarely show parallel yield curve shifts. Further, the model assumes that certain assets and liabilities of similar maturity or repricing will react identically to changes in rates. In reality, the market value of certain types of financial instruments may adjust in anticipation of changes in market rates, while any adjustment in the valuation of other types of financial instruments may lag behind the change in general market rates. Additionally, the MV methodology does not reflect the full impact of contractual restrictions on changes in rates for certain assets, such as adjustable rate loans. When interest rates change, actual loan prepayments and actual early withdrawals from certificates of deposit may deviate significantly from the assumptions used in the model. Finally, this methodology does not measure or reflect the impact that higher rates may have on the ability of adjustable-rate loan clients to service their debt. All of these factors are considered in monitoring the Company's exposure to interest rate risk.

     Liquidity involves the Company's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate the Company on an ongoing basis. During the past three years, the Company's liquidity needs have primarily been met by growth in core deposits, as previously discussed. In addition, the Company has access to purchased funds from correspondent banks and the Federal Home Loan Bank which are utilized on occasion to take advantage of investment opportunities. The cash and federal funds sold position, supplemented by amortizing investment and loan portfolios, have generally created an adequate liquidity position.

     CAPITAL RESOURCES

     Capital management consists of providing equity to support both current and future operations. The Company is subject to capital adequacy requirements imposed by the Federal Reserve Board and the Bank is subject to capital adequacy requirements imposed by the FDIC and the Texas Banking Department. Both the Federal Reserve Board and the FDIC have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The risk-based capital standards issued by the Federal Reserve Board apply to the Company. The risk-based capital standards require all financial institutions to have "Tier 1 capital" of at least 4.0% and "total risk-based" capital (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. "Tier 1 capital" generally includes common stockholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. "Tier 2 capital" may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for credit losses. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital."

     The Federal Reserve Board has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets ("leverage ratio") of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

     Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. The Bank is subject to capital adequacy guidelines of the FDIC that are substantially similar to the Federal Reserve Board's guidelines. Also pursuant to FDICIA, the FDIC has promulgated regulations setting the levels at which an insured institution such as the Bank would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under the FDIC's regulations, the Bank is classified "well capitalized" for purposes of prompt corrective action. See "Supervision and Regulation -- The Company" and
"-- the Bank."

     Stockholders' equity increased from $18.9 million at June 30 , 1997 to $21.6 million at June 30, 1998, an increase of $2.7 million or 14.6%. This increase was primarily the result of net income during the period.

     The following table provides a comparison of the Company's and the Bank's leverage and risk-weighted capital ratios as of June 30, 1998 to the minimum and well capitalized regulatory standards:

                                                                              TO BE WELL
                                                                              CAPITALIZED
                                                           FOR CAPITAL       UNDER PROMPT
                                        ACTUAL RATIO AT     ADEQUACY       CORRECTIVE ACTION
                                         JUNE 30, 1998      PURPOSES           PROVISION
                                        ---------------    -----------     -----------------
THE COMPANY
Leverage ratio.......................         5.13%            4.00%(1)        N/A
Tier 1 risk-based capital ratio......         9.35%            4.00%           N/A
Risk-based capital ratio.............        10.13%            8.00%           N/A
THE BANK
Leverage ratio.......................         6.15%            4.00%(2)           5.00%
Tier 1 risk-based capital ratio......        11.21%            4.00%              6.00%
Risk-based capital ratio.............        11.98%            8.00%             10.00%

------------

(1) The Federal Reserve Board may require the Company to maintain a leverage ratio of up to 100 basis points above the required minimum.

(2) The FDIC may require the Bank to maintain a leverage ratio of up to 100 basis points above the required minimum.

YEAR 2000 COMPLIANCE

     Significant uncertainty exists concerning the potential effects associated with "Year 2000" issues. The Company formally initiated a project in December 1997 to ensure that its operational and financial systems will not be adversely affected by Year 2000 software problems. The Company has formed a Year 2000 project team and the Board of Directors and management are supporting all compliance efforts and allocating the necessary resources to ensure compliance. An inventory of all systems and products that could be affected by the Year 2000 date change has been developed, verified and categorized as to its importance to the Company. The software for the Company's systems is primarily provided through service bureaus and software vendors. The Company is requiring its software providers to demonstrate and represent that the products provided are or will be Year 2000 compliant and has planned a program of testing compliance. The Company has developed a contingency plan to address the failure of any system during testing, and based on the results of such testing, is prepared to switch software vendors if necessary and/or perform certain functions manually. The Company believes it is in compliance with regulatory guidelines regarding Year 2000 compliance, including the timetable for achieving compliance. Management does not expect that the costs of bringing the Company's systems into Year 2000 compliance will have a materially adverse effect on the Company's financial condition, results of operations or liquidity. Nonetheless, the Company's ability to predict the costs associated with Year 2000 compliance is subject to some uncertainties, and the Company may incur additional unexpected expenditures in connection with Year 2000 compliance, which expenditures could be material. In addition, there can be no assurance that the Company's operational and financial systems will not be adversely affected by Year 2000 software problems.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

OVERVIEW

     Net income was $2.9 million, $2.4 million and $2.0 million for the years ended December 31, 1997, 1996 and 1995, respectively, and diluted net income per common share was $1.00, $0.81 and $0.69 for these same periods. Earnings growth from 1995 to 1996 and from 1996 to 1997 resulted principally from balance sheet growth. The Company's return on average assets was 0.90%, 0.92% and 0.88% and return on average common equity was 15.46%, 14.78% and 14.16% for the years ended 1997, 1996 and 1995, respectively.

     Total assets at December 31, 1997, 1996 and 1995 were $348.2 million, $299.9 million and $228.2 million, respectively. Total deposits at December 31, 1997, 1996 and 1995 were $295.3 million, $274.5 million and $188.5 million, respectively. Deposit increases were primarily attributable to the issuance of consumer CDs having balances less than $100,000. Total loans were $178.3 million at December 31, 1997, an increase of $44.6 million or 33.4% from $133.7 million at the end of 1996. Total loans were $71.9 million at year end 1995. Loan growth has occurred principally in the real estate and consumer portfolios as a result of the Company's strategic initiatives. Stockholders' equity was $20.4 million, $17.4 million and $15.0 million at December 31, 1997, 1996 and 1995, respectively.

RESULTS OF OPERATIONS

  NET INTEREST INCOME

     1997 VERSUS 1996. Net interest income for 1997 was $9.4 million compared with $8.1 million for 1996, an increase of $1.3 million or 15.8%. The improvement in net interest income for 1997 was mainly due to an increase in total interest-earning assets, specifically in the loan portfolio. During 1997, the yield on interest-earning assets increased 10 basis points, from 7.47% in 1996 to 7.57% in 1997 primarily due to an increase in the volume of higher-yielding loans. Total funding costs increased 32 basis points from 4.55% in 1996 to 4.87% in 1997. This increase was due to the growth in consumer CDs and short-term borrowings. For 1997, the net interest spread decreased 22 basis points to 2.70% from 2.92% in 1996 and net interest margin on a tax-equivalent basis decreased from 3.38% to 3.15%.

     1996 VERSUS 1995. Net interest income for 1996 was $8.1 million, an increase of 20.8% over the 1995 level of $6.7 million. This increase was due to an increase in total interest-earning assets, particularly in the loan portfolio. For 1996 as a whole, the Company's funding costs decreased seven basis points from 4.62% to 4.55% while asset yields increased 17 basis points from 7.30% to 7.47%. For 1996, the net interest spread increased 24 basis points to 2.92% from 2.68% in 1995 and net interest margin on a tax-equivalent basis increased from 3.21% to 3.38%.

     The following table presents for the periods indicated the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Nonaccruing loans have been included in the tables as loans carrying a zero yield.

                                                                        YEARS ENDED DECEMBER 31,
                                       --------------------------------------------------------------------------------------------
                                                       1997                                    1996                        1995
                                       ------------------------------------    ------------------------------------    ------------
                                         AVERAGE       INTEREST    AVERAGE       AVERAGE       INTEREST    AVERAGE       AVERAGE
                                       OUTSTANDING     INCOME/      YIELD/     OUTSTANDING     INCOME/      YIELD/     OUTSTANDING
                                         BALANCE       EXPENSE       RATE        BALANCE       EXPENSE       RATE        BALANCE
                                       ------------    --------    --------    ------------    --------    --------    ------------
                                                                          (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
  Total loans(1).....................    $145,680      $12,903       8.86%       $ 96,667      $ 8,886        9.19%      $ 68,559
  Securities(2):
    Taxable..........................     143,087        8,993       6.28         139,144        8,871        6.38        138,030
    Nontaxable.......................       8,092          425       5.25           7,017          365        5.20          5,222
  Federal funds sold and other
    temporary investments............       7,440          727       9.78             301           50       16.61            299
                                       ------------    --------       ---      ------------    --------    --------    ------------
    Total interest-earning assets....     304,299       23,048       7.57%        243,129       18,172        7.47%       212,110
                                                       --------       ---                      --------    --------
  Less allowance for credit losses...      (1,107)                                   (738)                                   (827)
                                       ------------                            ------------                            ------------
  Total earning assets, net of
    allowance........................     303,192                                 242,391                                 211,283
Nonearning assets....................      19,790                                  17,295                                  15,816
                                       ------------                            ------------                            ------------
    Total assets.....................    $322,982                                $259,686                                $227,099
                                       ============                            ============                            ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand deposits...    $ 43,138      $ 1,133       2.63%       $ 48,351      $ 1,563        3.23%      $ 50,546
  Savings and money market
    accounts.........................      71,970        3,285       4.56          43,188        1,478        3.42         55,327
  Certificates of deposit............     137,574        7,709       5.60          99,902        5,439        5.44         67,035
  Other borrowings...................      27,844        1,542       5.54          29,903        1,592        5.32         17,332
                                       ------------    --------       ---      ------------    --------    --------    ------------
    Total interest-bearing
      liabilities....................     280,526       13,669       4.87%        221,344       10,072        4.55%       190,240
                                       ------------    --------       ---      ------------    --------    --------    ------------
Noninterest-bearing liabilities:
  Noninterest-bearing demand
    deposits.........................      22,607                                  21,564                                  22,336
  Other liabilities..................         981                                     621                                     334
                                       ------------                            ------------                            ------------
    Total liabilities................     304,114                                 243,529                                 212,910
Stockholders' equity.................      18,868                                  16,157                                  14,189
                                       ------------                            ------------                            ------------
    Total liabilities and
      stockholders' equity...........    $322,982                                $259,686                                $227,099
                                       ============                            ============                            ============
Net interest rate spread.............                                2.70%                                    2.92%
                                                                      ===                                  ========
Net interest income and margin (tax
  equivalent basis)(3)...............                  $ 9,574       3.15%                     $ 8,206        3.38%
                                                       ========       ===                      ========    ========

                                       INTEREST    AVERAGE
                                       INCOME/      YIELD/
                                       EXPENSE       RATE
                                       --------    --------
ASSETS
Interest-earning assets:
  Total loans(1).....................  $ 6,385       9.31%
  Securities(2):
    Taxable..........................    8,811       6.38
    Nontaxable.......................      271       5.19
  Federal funds sold and other
    temporary investments............       22       7.53
                                       --------       ---
    Total interest-earning assets....   15,489       7.30%
                                       --------       ---
  Less allowance for credit losses...

  Total earning assets, net of
    allowance........................
Nonearning assets....................

    Total assets.....................

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand deposits...  $ 1,899       3.76%
  Savings and money market
    accounts.........................    2,129       3.85
  Certificates of deposit............    3,713       5.54
  Other borrowings...................    1,040       6.00
                                       --------       ---
    Total interest-bearing
      liabilities....................    8,781       4.62%
                                       --------       ---
Noninterest-bearing liabilities:
  Noninterest-bearing demand
    deposits.........................
  Other liabilities..................

    Total liabilities................
Stockholders' equity.................

    Total liabilities and
      stockholders' equity...........

Net interest rate spread.............                2.68%
                                                      ===
Net interest income and margin (tax
  equivalent basis)(3)...............  $ 6,815       3.21%
                                       ========       ===

------------

(1) Loan fees of $351,000, $274,000 and $99,000 are included in interest income for the years ended December 31, 1997, 1996 and 1995, respectively.

(2) Yield on securities does not include unrealized gains or losses.

(3) The tax equivalent adjustment has been computed using an effective tax rate of 27.2% and has increased interest income by $195,000, $106,000 and $107,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

     The following table presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase related to higher outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to rate.

                                                           YEARS ENDED DECEMBER 31,
                                        ---------------------------------------------------------------
                                                 1997 VS 1996                    1996 VS. 1995
                                        ------------------------------   ------------------------------
                                        INCREASE (DECREASE)              INCREASE (DECREASE)
                                              DUE TO                           DUE TO
                                        -------------------              -------------------
                                        VOLUME      RATE       TOTAL     VOLUME      RATE       TOTAL
                                        -------   ---------  ---------   -------   ---------  ---------
                                                            (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Total loans........................   $ 4,504   $    (487) $   4,017   $ 2,617   $    (116) $   2,501
  Securities:
     Taxable.........................       251        (129)       122        72         (12)        60
     Nontaxable......................        56           4         60        94          --         94
  Federal funds sold and other
     temporary investments...........     1,186        (509)       677        --          28         28
                                        -------   ---------  ---------   -------   ---------  ---------
     Total increase (decrease) in
      interest income................     5,997      (1,121)     4,876     2,783        (100)     2,683
                                        -------   ---------  ---------   -------   ---------  ---------
INTEREST-BEARING LIABILITIES:
  Interest-bearing demand deposits...      (168)       (262)      (430)      (83)       (253)      (336)
  Savings and money market
     accounts........................       984         823      1,807      (467)       (184)      (651)
  Certificates of deposit............     2,049         221      2,270     1,821         (95)     1,726
  Other borrowings...................      (110)         60        (50)      754        (202)       552
                                        -------   ---------  ---------   -------   ---------  ---------
     Total increase (decrease) in
      interest expense...............     2,755         842      3,597     2,025        (734)     1,291
                                        -------   ---------  ---------   -------   ---------  ---------
  Increase (decrease) in net interest
     income..........................   $ 3,242   $  (1,963) $   1,279   $   758   $     634  $   1,392
                                        =======   =========  =========   =======   =========  =========

     PROVISION FOR CREDIT LOSSES

     The 1997 provision for credit losses declined to $570,000 from $765,000 in 1996, a decrease of $195,000 or 25.5%. The reduced provision in 1997 reflected improved asset quality as net charge-offs of loans continued at relatively low levels totaling $257,000 or 0.18% of average total loans compared with $523,000 or 0.54% of average total loans in 1996. The provision for credit losses for 1996 increased $620,000 or 427.6% from the year ended 1995 due to substantial loan growth of $61.9 million or 86.1%.

     NONINTEREST INCOME

     For 1997, noninterest income totaled $1.0 million, an increase of $220,000 or 27.2% compared with $811,000 in 1996. The increase was primarily due to increased mortgage servicing fees, trust income and a net realized gain on sale of available for sale securities and was partially offset by a decrease in customer service fees. The Company began trust operations in 1997 after purchasing the outstanding stock of Universal Trust Company on December 31, 1996.

     Noninterest income for 1996 was $811,000, a $207,000 or 34.4% increase from 1995 resulting principally from increased customer service fees and mortgage servicing fees.

     The following table presents for the periods indicated the major categories of noninterest income:

                                          YEARS ENDED DECEMBER 31,
                                       -------------------------------
                                         1997       1996       1995
                                       ---------  ---------  ---------
                                           (DOLLARS IN THOUSANDS)
Customer service fees................  $     439  $     471  $     339
Mortgage servicing fees..............        397        317        230
Income from trust operations.........         84         --         --
Net realized gains on sale of
  available for sale securities......         55          4         12
Other................................         57         19         23
                                       ---------  ---------  ---------
     Total noninterest income........  $   1,032  $     811  $     604
                                       =========  =========  =========

     NONINTEREST EXPENSE

     For the years ended 1997, 1996 and 1995, noninterest expense totaled $5.9 million, $4.7 million and $4.3 million, respectively. The Company's efficiency ratio was 50.91% in 1997, 51.60% in 1996 and 58.04% in 1995. The following table presents for the periods indicated the major categories of noninterest expense:

                                          YEARS ENDED DECEMBER 31,
                                       -------------------------------
                                         1997       1996       1995
                                       ---------  ---------  ---------
                                           (DOLLARS IN THOUSANDS)
Salaries and employee benefits.......  $   2,887  $   2,413  $   2,379
Net occupancy expense................        655        606        592
Litigation settlements paid and
  related legal expenses.............         38         --         --
Other professional fees..............        644        505        381
Office expense.......................        382        292        225
Net (gain) loss and carrying costs of
  other real estate..................         97          2       (249)
Other................................      1,166        899      1,008
                                       ---------  ---------  ---------
     Total noninterest expense.......  $   5,869  $   4,717  $   4,336
                                       =========  =========  =========

     Salaries and employee benefits expense for 1997 totaled $2.9 million, an increase of $474,000 or 19.6% over $2.4 million for 1996, due primarily to an increase in the number of full-time equivalent employees, and salary increases of approximately 4%. Other noninterest expense of $1.2 million increased $267,000 or 29.7% compared with $899,000 in 1996. This increase was primarily attributable to an increase in mortgage servicing amortization and office system expense.

     In 1996, salaries and employee benefits expense was $2.4 million, approximately the same as 1995. Professional fees increased from $381,000 in 1995 to $505,000 in 1996, an increase of 32.5% primarily due to increased data processing fees. Losses and carrying costs of other real estate was $2,000 in 1996 compared with income of $249,000 in 1995, primarily from operating income on a foreclosed property sold in 1995.

     INCOME TAXES

     Income tax expense includes the regular federal income tax at the statutory rate, plus the income tax component of the Texas franchise tax. The income tax component of the Texas franchise tax was zero in 1997, 1996 and 1995. In 1997, income tax expense was $1.1 million, approximately the same as 1996. The 1996 amount was $220,000 or 26.8% higher than the 1995 amount of $821,000. The effective tax rates in 1997, 1996 and 1995, respectively, were 26.6%, 30.4% and 29.0%.

FINANCIAL CONDITION

     LOAN PORTFOLIO

     At December 31, 1997, total loans were $178.3 million, an increase of $44.6 million or 33.4% compared with total loans at December 31, 1996 of $133.7 million. The growth in the loan portfolio was due to strong loan demand, especially in the commercial real estate and consumer areas. In addition, loans to municipal entities increased as the Company emphasized its marketing efforts to its traditional MUD depositors.

     Total loans increased 86.1% during 1996 from $71.9 million at December 31, 1995 to $133.7 million at December 31, 1996. The loan growth during 1996 occurred in the real estate, construction and consumer loans portfolios. Real estate single-family residential mortgages increased substantially from $14.1 million at December 31, 1995 to $39.0 million at year end 1996. Multi-family and commercial real estate increased from $18.7 million at year end 1995 to $30.1 million at year end 1996. Interim construction loans increased from $12.8 million at year end 1995 to $22.5 million at year end 1996. Consumer loans also had a substantial increase from $2.3 million at year end 1995 to $13.6 million at year end 1996.

     At December 31, 1997, total loans represented 60.4% of deposits and 51.2% of total assets. Total loans as a percentage of deposits were 48.7% at December 31, 1996, compared with 38.1% at December 31, 1995.

     The following table summarizes the loan portfolio of the Company by type of loan:

                                                                           DECEMBER 31,
                                       --------------------------------------------------------------------------------------
                                              1997                   1996                   1995                  1994
                                       -------------------    -------------------    ------------------    ------------------
                                        AMOUNT     PERCENT     AMOUNT     PERCENT    AMOUNT     PERCENT    AMOUNT     PERCENT
                                       --------    -------    --------    -------    -------    -------    -------    -------
                                                                       (DOLLARS IN THOUSANDS)
Held to Maturity:
  Commercial, financial and
    industrial.......................  $ 15,775       8.8%    $ 19,037      14.2%    $22,458      31.2%    $21,472      31.5%
  Real estate mortgage:
    Interim construction.............    26,599      14.9       22,466      16.8     12,838       17.9      5,145        7.6
    Multi-family and commercial......    48,066      27.0       30,140      22.5     18,677       26.0     20,770       30.5
    Single-family residential........    45,333      25.4       38,990      29.2     14,074       19.6     12,605       18.5
  Municipal..........................    10,049       5.6        1,161       0.9        360        0.5      3,640        5.3
  Consumer...........................    24,780      13.9       13,616      10.2      2,327        3.2      2,048        3.0
  Small Business Administration,
    government guaranteed............     3,725       2.1        4,687       3.5         --         --         --         --
  Other..............................     1,647       1.0          233       0.2         39        0.1        648        1.0
                                       --------    -------    --------    -------    -------    -------    -------    -------
Loans held to maturity...............   175,974      98.7      130,330      97.5     70,773       98.5     66,328       97.4
Loans held for sale..................     2,359       1.3        3,394       2.5      1,094        1.5      1,771        2.6
                                       --------    -------    --------    -------    -------    -------    -------    -------
    Total loans......................  $178,333     100.0%    $133,724     100.0%    $71,867     100.0%    $68,099     100.0%
                                       ========    =======    ========    =======    =======    =======    =======    =======

                                              1993
                                       ------------------
                                       AMOUNT     PERCENT
                                       -------    -------
Held to Maturity:
  Commercial, financial and
    industrial.......................  $22,850      36.0%
  Real estate mortgage:
    Interim construction.............   7,323       11.5
    Multi-family and commercial......  13,188       20.8
    Single-family residential........  13,519       21.3
  Municipal..........................      --         --
  Consumer...........................   2,593        4.1
  Small Business Administration,
    government guaranteed............      --         --
  Other..............................     105        0.2
                                       -------    -------
Loans held to maturity...............  59,578       93.9
Loans held for sale..................   3,871        6.1
                                       -------    -------
    Total loans......................  $63,449     100.0%
                                       =======    =======

     The contractual maturity ranges of the commercial, financial and industrial and real estate construction loan portfolios and the amount of such loans with fixed interest rates and variable interest rates in each maturity range as of December 31, 1997 are summarized in the following table:

                                                       DECEMBER 31, 1997
                                        ------------------------------------------------
                                                     AFTER ONE
                                        ONE YEAR      THROUGH        AFTER
                                        OR LESS     FIVE YEARS     FIVE YEARS     TOTAL
                                        --------    -----------    ----------    -------
                                                     (DOLLARS IN THOUSANDS)
Commercial, financial and
  industrial.........................   $12,099       $ 3,676       $     --     $15,775
Real estate interim construction.....    22,887         3,712             --      26,599
                                        --------    -----------    ----------    -------
     Total...........................   $34,986       $ 7,388       $     --     $42,374
                                        ========    ===========    ==========    =======
Loans at fixed interest rates........   $12,952       $   966       $     --     $13,918
Loans at variable interest rates.....    22,034         6,422             --      28,456
                                        --------    -----------    ----------    -------
     Total...........................   $34,986       $ 7,388       $     --     $42,374
                                        ========    ===========    ==========    =======

     Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." Under SFAS No. 114, as amended, a loan is considered impaired based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the collateral if the loan is collateral-dependent. Adoption of these pronouncements had no impact on the Company's consolidated financial statements including the level of the allowance for credit losses.

     NONPERFORMING ASSETS

     The Company's conservative lending approach, as well as a healthy local economy, has resulted in strong asset quality. Nonperforming assets at December 31, 1997 were $2.2 million compared with $3.6 million at December 31, 1996 and $1.6 million at December 31, 1995. The ratio of nonperforming assets to total loans plus other real estate was 1.23%, 2.67% and 2.14% as of December 31, 1997, 1996 and 1995, respectively.

     The following table presents information regarding nonperforming assets at the dates indicated:

                                                           DECEMBER 31,
                                       -----------------------------------------------------
                                         1997       1996       1995       1994       1993
                                       ---------  ---------  ---------  ---------  ---------
                                                      (DOLLARS IN THOUSANDS)
Nonaccrual loans.....................  $      40  $     105  $      --  $   1,509  $      50
90 days or more past due loans, not
  on nonaccrual......................        117        890        108          1         45
Restructured loans...................        473        490         44        160        100
Other real estate....................      1,590      2,145      1,413      1,295      2,852
                                       ---------  ---------  ---------  ---------  ---------
     Total nonperforming assets......  $   2,220  $   3,630  $   1,565  $   2,965  $   3,047
                                       =========  =========  =========  =========  =========
Nonperforming assets to total loans
  and other real estate..............       1.23%      2.67%      2.14%      4.27%      4.60%

     With respect to the above loans, interest income foregone on nonaccrual loans, additional interest income that would have been earned on restructured loans under their original terms and interest earned on restructured loans were not material.

     ALLOWANCE FOR CREDIT LOSSES

     For the year ended 1997, net charge-offs totaled $258,000 or 0.18% of average total loans outstanding for the period, compared with $523,000 or 0.54% in net charge-offs during 1996. During 1997, the Company recorded a provision for credit losses of $570,000 compared with $765,000 for 1996. At December 31, 1997, the allowance totaled $1.2 million, or 0.69% of loans held to maturity. The Company recorded a provision for credit losses of $765,000 during 1996 compared with a provision of $145,000 for 1995. At December 31, 1996, the allowance aggregated $898,000, or 0.69% of loans held to maturity. At December 31, 1995 the allowance aggregated $656,000, or 0.93% of loans held to maturity.

     The following table presents, for the periods indicated, an analysis of the allowance for credit losses and other related data:

                                                      YEARS ENDED DECEMBER 31,
                                       -------------------------------------------------------
                                          1997        1996       1995       1994       1993
                                       ----------  ----------  ---------  ---------  ---------
                                                       (DOLLARS IN THOUSANDS)
Allowance for credit losses at
  beginning of period................  $      898  $      656  $     904  $     773  $     776
Provision for credit losses..........         570         765        145        160         --
Charge-offs:
     Commercial, financial and
      industrial.....................        (196)       (533)      (381)        --         --
     Consumer........................         (87)         (7)       (26)       (37)       (16)
Recoveries:
     Commercial, financial and
      industrial.....................           3           5         14          8         11
     Real estate-mortgage............          21          12         --         --         --
     Consumer........................           1          --         --         --          2
                                       ----------  ----------  ---------  ---------  ---------
Net charge-offs......................        (258)       (523)      (393)       (29)        (3)
                                       ----------  ----------  ---------  ---------  ---------
Allowance for credit losses at end of
  period.............................  $    1,210  $      898  $     656  $     904  $     773
                                       ==========  ==========  =========  =========  =========
Ratio of allowance for credit losses
  to loans held to maturity..........        0.69%       0.69%      0.93%      1.36%      1.30%
Ratio of net charge-offs to average
  total loans........................        0.18%       0.54%      0.57%      0.05%      0.01%
Ratio of allowance for credit losses
  to nonperforming loans.............      192.06%      60.47%    431.58%     54.13%    396.41%
Average total loans outstanding......  $  145,680  $   96,667  $  68,559  $  60,198  $  55,331
Total loans outstanding at end of
  period.............................  $  178,333  $  133,724  $  71,867  $  68,099  $  63,449

     The following tables describe the allocation of the allowance for credit losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                                          DECEMBER 31,
                                       -------------------------------------------------------------------------------------
                                              1997                  1996                  1995                  1994
                                       -------------------   -------------------   -------------------   -------------------
                                                PERCENT OF            PERCENT OF            PERCENT OF            PERCENT OF
                                                 LOANS TO              LOANS TO              LOANS TO              LOANS TO
                                                  TOTAL                 TOTAL                 TOTAL                 TOTAL
                                       AMOUNT     LOANS      AMOUNT     LOANS      AMOUNT     LOANS      AMOUNT     LOANS
                                       ------   ----------   ------   ----------   ------   ----------   ------   ----------
                                                                      (DOLLARS IN THOUSANDS)
Balance of allowance for credit
 losses applicable to:
  Commercial, financial and
   industrial........................  $  24         8.8%     $ 21        14.2%     $ 51        31.2%     $275        31.5%
  Real estate mortgage:
    Interim construction.............     --        14.9        --        16.8        --        17.9        --         7.6
    Multi-family.....................     --        27.0        --        22.5        --        26.0        --        30.5
    Single-family residential........     12        25.4         5        29.2        --        19.6        40        18.5
  Municipal..........................     --         5.6        --         0.9        --         0.5        --         5.3
  Consumer...........................     24        13.9        --        10.2        --         3.2        14         3.0
  Small Business Administration,
   government guaranteed.............     --         2.1        --         3.5        --          --        --          --
  Other..............................     --         1.0        --         0.2        --         0.1        --         1.0
  Loans held for sale................     --         1.3        --         2.5        --         1.5        --         2.6
  Unallocated........................  1,150                   872                   605                   575
                                       ------   ----------   ------   ----------   ------   ----------   ------   ----------
    Total allowance for credit
     losses..........................  $1,210      100.0%     $898       100.0%     $656       100.0%     $904       100.0%
                                       ======   ==========   ======   ==========   ======   ==========   ======   ==========

                                              1993
                                       -------------------
                                                PERCENT OF
                                                 LOANS TO
                                                  TOTAL
                                       AMOUNT     LOANS
                                       ------   ----------
Balance of allowance for credit
 losses applicable to:
  Commercial, financial and
   industrial........................   $122        36.0%
  Real estate mortgage:
    Interim construction.............     --        11.5
    Multi-family.....................     --        20.8
    Single-family residential........     41        21.3
  Municipal..........................     --          --
  Consumer...........................     25         4.1
  Small Business Administration,
   government guaranteed.............     --          --
  Other..............................     --         0.2
  Loans held for sale................     --         6.1
  Unallocated........................    585
                                       ------   ----------
    Total allowance for credit
     losses..........................   $773       100.0%
                                       ======   ==========

     SECURITIES

     The following table summarizes the amortized cost and fair value of securities held by the Company as of the dates shown:

                                                              DECEMBER 31,
                                       ----------------------------------------------------------
                                          1997        1996        1995        1994        1993
                                       ----------  ----------  ----------  ----------  ----------
                                                         (DOLLARS IN THOUSANDS)
U.S. Government and agency
  securities.........................  $       --  $    1,002  $    1,005  $       --  $       --
Mortgage-backed securities...........     122,297     128,939     136,564     137,324     139,313
Federal Home Loan Bank Stock, at
  cost...............................       4,462       2,213       1,200       1,601         917
State and municipal securities.......       8,190       8,374       5,270       5,276          --
Other................................       1,030         831          --       3,362       1,265
                                       ----------  ----------  ----------  ----------  ----------
     Total...........................  $  135,979  $  141,359  $  144,039  $  147,563  $  141,495
                                       ==========  ==========  ==========  ==========  ==========

     The following table summarizes the contractual maturity of securities (including federal funds sold and other temporary investments) and their weighted average yields. Weighted average yields of state and municipal securities are computed on a tax-equivalent basis.

                                                                         DECEMBER 31, 1997
                                       --------------------------------------------------------------------------------------
                                                              AFTER ONE         AFTER FIVE
                                                           YEAR BUT WITHIN       YEARS BUT
                                            WITHIN                                WITHIN
                                           ONE YEAR          FIVE YEARS          TEN YEARS       AFTER TEN YEARS      TOTAL
                                       ----------------    ---------------    ---------------   -----------------   ---------
                                       AMOUNT     YIELD    AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT     YIELD    AMOUNT
                                       -------    -----    ------    -----    ------    -----   ---------   -----   ---------
                                                                       (DOLLARS IN THOUSANDS)
Mortgage-backed securities...........  $   --       -- %   $  --       -- %    $ --       -- %  $ 121,229   6.03 %  $ 121,229
Federal Home Loan Bank Stock, at
  cost...............................      --       --        --       --        --       --        4,462   6.16        4,462
State and municipal securities.......   1,900     6.97     5,375     7.60       915     8.06           --     --        8,190
Other securities.....................      --       --        --       --        --       --        1,030   8.70        1,030
Federal funds sold and other
  temporary investments..............  18,490     8.74        --       --        --       --           --     --       18,490
                                       -------    -----    ------    -----    ------    -----   ---------   -----   ---------
    Total............................  $20,390    8.58 %   $5,375    7.60 %    $915     8.06 %  $ 126,721   6.05 %  $ 153,401
                                       =======    =====    ======    =====    ======    =====   =========   =====   =========

                                       YIELD
                                       -----
Mortgage-backed securities...........  6.03 %
Federal Home Loan Bank Stock, at
  cost...............................  6.16
State and municipal securities.......  7.51
Other securities.....................  8.70
Federal funds sold and other
  temporary investments..............  8.74
                                       -----
    Total............................  6.45 %
                                       =====

     The following table summarizes the carrying value by classification of securities as of the dates shown:

                                                              DECEMBER 31,
                                       ----------------------------------------------------------
                                          1997        1996        1995        1994        1993
                                       ----------  ----------  ----------  ----------  ----------
                                                         (DOLLARS IN THOUSANDS)
Available for sale...................  $   43,130  $   43,133  $   43,450  $   45,044  $       --
Held to maturity.....................      91,781      96,556      98,859     100,366     141,495
                                       ----------  ----------  ----------  ----------  ----------
     Total...........................  $  134,911  $  139,689  $  142,309  $  145,410  $  141,495
                                       ==========  ==========  ==========  ==========  ==========

     At December 31, 1997 securities of $134.9 million had decreased $4.8 million from $139.7 million at December 31, 1996, as the Company used proceeds from principal repayments and maturing investment securities to fund loan growth. At December 31, 1997, securities represented 38.7% of total assets. At December 31, 1997, approximately $123.4 million or 91.5% of the Company's securities earned interest at floating rates and repriced within one year, and accordingly were less susceptible to declines in value should interest rates increase.

     Securities decreased slightly from $142.3 million at December 31, 1995 to $139.7 million at December 31, 1996. During 1996 there was limited investment activity due to the focus on loan growth.

     The following table presents the amortized cost and fair value of securities classified as available for sale at December 31, 1997, 1996 and 1995:

                                                         GROSS          GROSS
                                        AMORTIZED     UNREALIZED     UNREALIZED      FAIR
                                           COST          GAINS         LOSSES        VALUE
                                        ----------    -----------    -----------   ---------
                                                       (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE
  DECEMBER 31, 1997:
     Mortgage-backed securities......    $ 38,706        $  17         $(1,086)    $  37,637
     Federal Home Loan Bank Stock, at
       cost..........................       4,462           --              --         4,462
     Other Securities................       1,030           --              --         1,030
                                        ----------    -----------    -----------   ---------
          Total......................    $ 44,198        $  17         $(1,086)    $  43,129
                                        ==========    ===========    ===========   =========
  DECEMBER 31, 1996:
     Mortgage-backed securities......    $ 40,757        $  --         $(1,671)    $  39,086
     Federal Home Loan Bank Stock, at
       cost..........................       2,213           --              --         2,213
     U.S. Government and agency
       securities....................       1,002            1              --         1,003
     Other securities................         831           --              --           831
                                        ----------    -----------    -----------   ---------
          Total......................    $ 44,803        $   1         $(1,671)    $  43,133
                                        ==========    ===========    ===========   =========
  DECEMBER 31, 1995:
     Mortgage-backed securities......    $ 42,975        $   2         $(1,737)    $  41,240
     Federal Home Loan Bank Stock, at
       cost..........................       1,200           --              --         1,200
     U.S. Government and agency
       securities....................       1,005            5              --         1,010
                                        ----------    -----------    -----------   ---------
          Total......................    $ 45,180        $   7         $(1,737)    $  43,450
                                        ==========    ===========    ===========   =========

     The following table presents the amortized cost and fair value of securities classified as held to maturity at December 31, 1997, 1996 and 1995:

                                                         GROSS          GROSS
                                        AMORTIZED     UNREALIZED     UNREALIZED      FAIR
                                           COST          GAINS         LOSSES        VALUE
                                        ----------    -----------    -----------   ---------
                                                       (DOLLARS IN THOUSANDS)
HELD TO MATURITY
  DECEMBER 31, 1997:
     Mortgage-backed securities......    $ 83,591        $  --         $(2,268)    $  81,323
     State and municipal
       securities....................       8,190          143              --         8,333
                                        ----------    -----------    -----------   ---------
          Total......................    $ 91,781        $ 143         $(2,268)    $  89,656
                                        ==========    ===========    ===========   =========
  DECEMBER 31, 1996:
     Mortgaged-backed securities.....    $ 88,182        $  75         $(3,201)    $  85,056
     State and municipal
       securities....................       8,374           81              --         8,455
                                        ----------    -----------    -----------   ---------
          Total......................    $ 96,556        $ 156         $(3,201)    $  93,511
                                        ==========    ===========    ===========   =========
  DECEMBER 31, 1995:
     Mortgaged-backed securities.....    $ 93,589        $ 157         $(1,452)    $  92,294
     State and municipal
       securities....................       5,270           87             (49)        5,308
                                        ----------    -----------    -----------   ---------
          Total......................    $ 98,859        $ 244         $(1,501)    $  97,602
                                        ==========    ===========    ===========   =========

     DEPOSITS

     Deposits at December 31, 1997 were $295.3 million, an increase of $20.8 million or 7.6% from $274.5 million at December 31, 1996. This growth was primarily due to an increase in consumer certificates of deposits of less than $100,000. Noninterest-bearing deposits of $24.8 million at December 31, 1997 increased $3.7 million, or 17.7% from $21.1 million at December 31, 1996. The Company does not have any brokered deposits.

     Noninterest-bearing deposits as of December 31, 1996 were $21.1 million compared with $24.4 million at December 31, 1995. Interest-bearing deposits were $253.4 million at December 31, 1996, up $89.3 million or 54.4% from $164.1 million at December 31, 1995. This growth in interest-bearing deposits was due to the issuance of CDs to fund loan growth.

     MUD deposits were $106.4 million, $113.5 million and $95.4 million as of December 31, 1997, 1996 and 1995, respectively.

     The daily average balances and weighted average rates paid on interest-bearing deposits for each of the years ended December 31, 1997, 1996 and 1995 are presented below:

                                                         YEARS ENDED DECEMBER 31,
                                        ----------------------------------------------------------
                                              1997                 1996                 1995
                                        ----------------     ----------------     ----------------
                                         AMOUNT     RATE      AMOUNT     RATE      AMOUNT     RATE
                                        --------    ----     --------    ----     --------    ----
                                                          (DOLLARS IN THOUSANDS)
NOW..................................   $ 43,138    2.63%    $ 48,351    3.23%    $ 50,546    3.76%
Regular savings......................      1,754    2.34        1,708    2.34        1,833    2.51
Money market accounts................     70,216    4.62       41,480    3.47       53,494    3.89
Time deposits less than $100,000.....     83,485    5.76       51,708    5.64       21,758    5.57
Time deposits $100,000 and over......     54,089    5.36       48,194    5.24       45,277    5.52
                                        --------    ----     --------    ----     --------    ----
Total interest-bearing deposits......    252,682    4.80      191,441    4.43      172,908    4.48
Noninterest-bearing deposits.........     22,607      --       21,564      --       22,336      --
                                        --------    ----     --------    ----     --------    ----
     Total deposits..................   $275,289    4.41%    $213,005    3.98%    $195,244    3.96%
                                        ========    ====     ========    ====     ========    ====

     The following table sets forth the amount of the Company's certificates of deposit that are $100,000 or greater by time remaining until maturity:

                                                DECEMBER 31,
                                       -------------------------------
                                         1997       1996       1995
                                       ---------  ---------  ---------
                                           (DOLLARS IN THOUSANDS)
Three months or less.................  $  24,204  $  33,793  $  25,420
Over three through six months........     10,410      8,356      6,264
Over six through twelve months.......     12,013     15,592      2,200
Over twelve months...................      3,924      1,186         --
                                       ---------  ---------  ---------
     Total...........................  $  50,551  $  58,927  $  33,884
                                       =========  =========  =========

     OTHER BORROWINGS

     Information related to the Company's borrowings as of and for the periods indicated is summarized below:

                                                DECEMBER 31,
                                       -------------------------------
                                         1997       1996       1995
                                       ---------  ---------  ---------
                                           (DOLLARS IN THOUSANDS)
Federal Home Loan Bank...............  $  25,350  $      --  $  23,100
Customer repurchase agreements.......      3,388      2,670        640
Note payable.........................      1,000         --         --
Treasury, tax and loan (TT&L) note
  option.............................      1,750      4,272        434
                                       ---------  ---------  ---------
     Total...........................  $  31,488  $   6,942  $  24,174
                                       =========  =========  =========

                                                 YEARS ENDED
                                                DECEMBER 31,
                                       -------------------------------
                                         1997       1996       1995
                                       ---------  ---------  ---------
                                           (DOLLARS IN THOUSANDS)
FHLB Borrowings:
     Maximum outstanding at any
       month-end.....................  $  64,575  $  43,684  $  36,700
     Daily average balance...........     32,637     24,132     11,323
     Average interest rate...........       5.65%      4.98%      5.98%
     Weighted average interest rate
       at end of period..............       4.99%        --       5.75%

     The FHLB borrowings are secured by a blanket pledge of the Company's single-family residential loan portfolio.

     Customer repurchase agreements are collateralized by certain investment securities.

     In December 1997, the Company borrowed $1.0 million from a bank under a line of credit maturing December 31, 1998. A portion of the proceeds from the note was contributed to the Bank as additional capital and the remainder was used to purchase treasury shares. The note bears interest at prime rate (8.5% at December 31, 1997) payable quarterly. The Company pledged the common stock of the Bank as collateral for the note.

     The TT&L note is due on demand and bears interest at variable rates. The TT&L note is secured by the Company's SBA loan portfolio.

     INTEREST RATE SENSITIVITY AND LIQUIDITY

     The following table sets forth an interest rate sensitivity analysis for the Company at December 31, 1997:

                                                       VOLUMES SUBJECT TO REPRICING WITHIN
                                       -------------------------------------------------------------------
                                          0-3         3-12        1-3        3-5      OVER 5
                                         MONTHS      MONTHS      YEARS      YEARS      YEARS      TOTAL
                                       ----------  ----------  ---------  ---------  ---------  ----------
                                                             (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Securities.........................  $  110,698  $    1,855  $  13,029  $   5,442  $   3,887  $  134,911
  Total loans........................      58,000      50,672     27,677     34,284      7,700     178,333
  Federal funds sold and other
     temporary investments...........      18,490          --         --         --         --      18,490
                                       ----------  ----------  ---------  ---------  ---------  ----------
     Total interest-earning assets...     187,188      52,527     40,706     39,726     11,587     331,734
                                       ----------  ----------  ---------  ---------  ---------
  Less allowance for credit losses...                                                               (1,210)
                                                                                                ----------
  Total earning assets, net of
     allowance.......................                                                              330,524
Noninterest-earning assets...........                                                               17,677
                                                                                                ----------
     Total assets....................                                                           $  348,201
                                                                                                ==========
Interest-bearing liabilities:
  Demand, money market and savings
     deposits........................      95,868      11,908     17,408      4,810        345     130,339
  Certificates of deposit and other
     time deposits...................      38,675      66,346     25,634      9,453         --     140,108
  Other borrowings...................      30,488       1,000         --         --         --      31,488
                                       ----------  ----------  ---------  ---------  ---------  ----------
     Total interest-bearing
       liabilities...................     165,031      79,254     43,042     14,263        345     301,935
                                       ----------  ----------  ---------  ---------  ---------  ----------
Noninterest-bearing demand
  deposits...........................                                                               24,806
Other liabilities....................                                                                1,076
                                                                                                ----------
     Total liabilities...............                                                              327,817
Stockholders' equity.................                                                               20,384
                                                                                                ----------
     Total liabilities and
       stockholders' equity..........                                                           $  348,201
                                                                                                ==========
Period GAP...........................  $   22,157  $  (26,727) $  (2,336) $  25,463  $  11,242
Cumulative GAP.......................  $   22,157  $   (4,570) $  (6,906) $  18,557  $  29,799
Period GAP to total assets...........        6.36%      (7.67)%     (0.67)%    7.31%      3.23%
Cumulative GAP to total assets.......        6.36%      (1.31)%     (1.98)%    5.33%      8.56%

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Interest Rate Sensitivity and Liquidity" for the six months ended June 30, 1998 and 1997 for a discussion of the Company's policies regarding asset and liability risk management.

     At December 31, 1997, it was estimated that the Company's MV would increase 1.12% in the event of a 200 basis point increase in market interest rates. The Company's MV at the same date would increase 1.63% in the event of a 200 basis point decrease in market interest rates.

     Presented below, as of December 31, 1997, is an analysis of the Company's interest rate risk as measured by changes in MV for instantaneous and sustained parallel shifts in market interest rates:

                                                                                                 MARKET VALUE AS A %
                                                                                                         OF
                                                                                                  PRESENT VALUE OF
                                                                                                       ASSETS
                                                    $ CHANGE IN MV                              ---------------------
CHANGE IN RATES                                     (IN THOUSANDS)        % CHANGE IN MV        MV RATIO       CHANGE
----------------------------------------------      ---------------       ---------------       --------       ------
     -200 bps                                            $ 425                  1.63%              7.48%       0.10%
        0 bps                                                                                      7.38%         0
     +200 bps                                            $ 292                  1.12%              7.49%       0.11%

     CAPITAL RESOURCES

     The following table provides a comparison of the Company's and the Bank's leverage and risk-weighted capital ratios as of December 31, 1997 to the minimum and well capitalized regulatory standards:

                                                                                   TO BE WELL CAPITALIZED
                                         ACTUAL RATIO AT        FOR CAPITAL        UNDER PROMPT CORRECTIVE
                                        DECEMBER 31, 1997    ADEQUACY PURPOSES        ACTION PROVISIONS
                                        -----------------    ------------------    -----------------------
THE COMPANY
Leverage ratio.......................          6.07%                4.00%(1)            N/A
Tier 1 risk-based capital ratio......         11.17%                4.00%               N/A
Risk-based capital ratio.............         11.61%                8.00%               N/A
THE BANK
Leverage ratio.......................          6.34%                4.00%(2)                 5.00%
Tier 1 risk-based capital ratio......         11.67%                4.00%                    6.00%
Risk-based capital ratio.............         12.10%                8.00%                   10.00%

------------

(1) The Federal Reserve Board may require the Company to maintain a leverage ratio of up to 100 basis points above the required minimum.

(2) The FDIC may require the Bank to maintain a leverage ratio of up to 100 basis points above the required minimum.

     Stockholders' equity increased to $20.4 million at December 31, 1997 from $17.4 million at December 31, 1996, an increase of $3.0 million or 17.2%. This increase was primarily the result of net income. During 1996, stockholders' equity increased by $2.4 million or 16.0% from $15.0 million at December 31, 1995.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following is a list of all of the directors and executive officers of the Company and the Bank, their respective positions with the Company and the Bank and their ages.

                NAME                                          POSITION                          AGE
-------------------------------------  ------------------------------------------------------   ---
Samuel A. Jones......................  Director of the Company and the Bank                     47
David L. Lane........................  Vice Chairman of the Board of Directors of the Company   56
                                       and the Bank
Joel M. Levy.........................  Director of the Company and the Bank                     68
James D. MacIntyre...................  Executive Vice President and Chief Lending Officer of    48
                                       the Bank
Harlon E. Martin, Jr.................  Director of the Company and the Bank                     50
Jack H. Mayfield, Jr.................  Chairman of the Board of Directors of the Company and    60
                                       the Bank
Walter G. Mayfield...................  Director of the Company and the Bank                     35
Madeline G. O'Brien..................  Director of the Company and the Bank                     76
John E. Phillips.....................  Director, President and Chief Executive Officer of the   49
                                       Company and the Bank
Patrick C. Reed......................  Secretary and Chief Financial Officer of the Company;    49
                                       Executive Vice President and Chief Financial Officer
                                       of the Bank
Joseph E. Reid.......................  Director of the Company and the Bank                     69
Henry V. Seger.......................  Director of the Company and the Bank                     82

     SAMUEL A. JONES. Mr. Jones has been a director of the Company since its inception and a director of the Bank since 1986. Mr. Jones is Chief Financial Officer of Morton Cohn Investments. He received a Bachelor of Science degree from Tulane University in 1973 and a Masters of Business Administration degree from the University of Texas in 1975. Prior to Mr. Jones' affiliation with the Bank and the Company, he served as a director of Charter National Bank in Houston.

     DAVID L. LANE. Mr. Lane has been a director and Vice Chairman of the Company since its inception. He was the Founding Chairman of the Bank and has served as a director of the Bank since 1983 and Vice Chairman of the Bank since 1984. Mr. Lane is the Chief Financial Officer for Wolff Companies, a real estate management and development firm. He received a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania in 1963 and a Masters of Business Administration degree from Harvard Business School in 1965. Mr. Lane has a long history of civic involvement as a member of the Board of Directors of organizations such as the Houston Ballet Foundation, the Wortham Center Operating Company and the Association for Community Television.

     JOEL M. LEVY. Mr. Levy has been a director of the Company since its inception and a director of the Bank since 1992. He is Co-Chairman of the Board of Rice Food Markets, Inc., a local grocery supermarket chain. Mr. Levy received a Bachelor of Business Administration degree from the University of Texas in 1950. Prior to his affiliation with the Bank and the Company, Mr. Levy served as a director of Post Oak Bank from 1969 to 1985, First National Bank of Bellaire from 1985 to 1992 and Mayde Creek Bank, N.A. from 1988 to 1992. Mr. Levy is involved with many civic organizations, including the Longhorn Foundation, the Jewish Community Center and the University of Texas Health Science Center-Houston.

     JAMES D. MACINTYRE. Mr. MacIntyre joined the Bank in 1987 as Senior Vice President and Chief Lending Officer, and was elected Executive Vice President of the Company and the Bank in 1998. He received a Bachelor of Arts degree in Economics from Trinity University in 1972 and a Masters of Business Administration degree in Finance from The University of Texas in 1977. Mr. MacIntyre serves on the Board of Directors of the Houston Inter-Faith Housing Corporation, a non-profit organization that provides housing for elderly and low income citizens.

     HARLON E. MARTIN, JR. Mr. Martin has been a director of the Company since its inception and a director of the Bank since 1992. He is currently President of H. E. Martin & Company, an investment banking firm. Mr. Martin is a director of The Beard Company. Mr. Martin received a Bachelor of Business Administration degree from the University of Texas in 1973.

     JACK H. MAYFIELD, JR. Mr. Mayfield has been Chairman of the Board of the Company since its inception and Chairman of the Board of the Bank since 1988. He joined the Bank's Board of Directors in 1984. Mr. Mayfield is Chairman of the Board and Chief Executive Officer of Goldston Oil Corporation, an oil and gas exploration and production company. Mr. Mayfield received a Bachelor of Science degree in Geology from the University of Oklahoma in 1960 and a Masters of Science degree from the University of Texas in 1965. Prior to his affiliation with the Bank and the Company, Mr. Mayfield served as a director of University State Bank and Greenway Bank & Trust. Mr. Mayfield is a director of the Coastal Conservation Association of Texas, the University of Texas/Houston Health Science Center Development Board and the University of Texas Geology Foundation Development Board. He also serves as a Trustee of the Kinkaid School Foundation and the Coastal Conservation Association/Texas Foundation.

     WALTER G. MAYFIELD. Mr. Mayfield has been a director of the Company since its inception and the Bank since 1990. He is President of Goldston Oil Corporation. Mr. Mayfield received a Bachelor of Science degree in Petroleum Engineering from the University of Texas in 1985. Mr. Mayfield is a director of the Coastal Conservation Association of Texas and the Alligator Head Club. Mr. Mayfield is the son of Jack H. Mayfield, Jr.

     MADELINE G. O'BRIEN. Ms. O'Brien has been a director of the Company since its inception and a director of the Bank since 1990. Ms. O'Brien received a Bachelor of Arts degree from College of St. Teresa in 1943. Ms. O'Brien was the founder of Madeline O'Brien, Inc., currently Coldwell Banker Madeline O'Brien Realtors. Her civic activities include the St. Joseph Hospital Foundation, St. Pius X Foundation and End Hunger Network.

     JOHN E. PHILLIPS. Mr. Phillips joined the Bank in January of 1987 as President and Chief Executive Officer and a director and has been President and Chief Executive Officer and a director of the Company since its inception. Mr. Phillips began his banking career with Continental Illinois National Bank, Chicago, Illinois, in 1972, where he worked in many areas of commercial lending and management. His final position was as Vice President and Manager of a Regional Banking Group. In June of 1985, Mr. Phillips joined BancTexas Houston, N.A. as President. Mr. Phillips received a Bachelor of Science degree in 1971 and a Master of Business Administration degree in 1972 from the University of Colorado. Mr. Phillips serves on the Board of Directors of Strake Jesuit College Preparatory, on the Galveston Houston Catholic Diocese Development Board and on the President's Advisory Council of St. Thomas University.

     PATRICK C. REED. Mr. Reed has been Secretary of the Company since its inception and a Senior Vice President, Chief Financial Officer and Secretary of the Bank since 1993. He was elected an Executive Vice President and Chief Financial Officer of the Company and the Bank in 1998. Mr. Reed began his career at Allied Bancshares, Inc. in 1977 and served as Executive Vice President and Chief Financial Officer of American Bank from 1988 to 1993. Mr. Reed received a Bachelor of Business Administration degree from Georgia State University in 1971 and a Masters of Business Administration degree from the University of Kansas in 1976. Mr. Reed is a Certified Public Accountant.

     JOSEPH E. REID. Mr. Reid has been a director of the Company since its inception and a director of the Bank since 1984. Mr. Reid is an oil and gas exploration and production consultant. Mr. Reid received a Bachelor of Science degree in Petroleum Engineering and Geology from Louisiana State University in 1951 and a Masters of Business Administration degree from Harvard Business School in 1956. Mr. Reid is a director of Western Gas Resources and of Cliffs Drilling Company. Prior to Mr. Reid's affiliation with the Bank and the Company, he served as a director of Greenway Bank & Trust and First City National Bank.

     HENRY V. SEGER. Mr. Seger has been a director of the Company since its inception and a director of the Bank since 1990. He received a Bachelor of Arts degree from St. Edwards University and a Masters of Business Administration degree from American College. Mr. Seger is a Vice President of Seger-Branda

Financial Services. He serves on the Board of Directors of Strake Jesuit College Preparatory, San Jose Charitable Clinic and St. Joseph Hospital Foundation.

     Directors are elected for three year terms, classified into Classes I, II and III. Messrs. Jones, Lane, Phillips and Seger are Class I directors with terms of office expiring on the date of the Company's annual meeting of stockholders in 1999; Messrs. Levy and Jack Mayfield and Ms. O'Brien are Class II directors with terms of office expiring on the date of the Company's annual meeting of stockholders in 2000; and Messrs. Martin, Walter Mayfield and Reid are Class III directors with terms of office expiring on the date of the Company's annual meeting of stockholders in 2001. Each officer of the Company is elected by the Board of Directors of the Company and holds office until his successor is duly elected and qualified or until his or her earlier death, resignation or removal.

     The Board of Directors has established Audit, Compensation and Budget Committees. The Audit Committee reviews the general scope of the audit conducted by the Company's independent auditors and matters relating to the Company's internal control systems. In performing its function, the Audit Committee meets separately with representatives of the Company's independent auditors and with representatives of senior management. The Audit Committee is composed of Messrs. Lane (Chairman), Jones, Levy, Martin and Walter Mayfield, all of whom are outside directors.

     The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company's executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters. The Compensation Committee also administers the Company's stock option plans and makes recommendations to the Board of Directors as to option grants to Company employees under such plans. The Compensation Committee is comprised of Messrs. Reid (Chairman), Jones, Lane, Jack Mayfield and Seger, all of whom are outside directors. Prior to the formation of the Compensation Committee in 1997, matters related to compensation, employee benefit matters and stock options were made by the Compensation Committee of the Bank, which is composed of the same persons who serve on the Company's Compensation Committee.

     The Budget Committee reviews the annual budgets proposed by management and is responsible for monitoring the Company's accomplishment of budgeted goals. The Budget Committee consists of Messrs. Martin (Chairman), Lane, Jones, Levy and Walter Mayfield.

EMPLOYMENT AGREEMENTS

     John E. Phillips, James D. MacIntyre and Patrick C. Reed have entered into employment agreements with the Company. Each agreement is for a term of two years and automatically renews each year unless terminated in accordance with its terms. The employment agreements provide that if the employee is terminated without cause or certain changes in his status occur after a change in control of the Company, the employee shall be entitled to receive from the Company a lump sum payment equal to two years base salary. The employment agreements also contain customary proscriptions against misuse of Company confidential information and competition with the Company.

SALARY CONTINUATION AGREEMENTS

     The Company has entered into agreements with certain of its officers, including John E. Phillips, James D. MacIntyre and Patrick C. Reed, to provide certain benefits to the officers' designated beneficiaries in the event that the officers die prior to retirement and while employed by the Company. Under the agreements with Messrs. MacIntyre and Reed and certain other officers, the Company will pay the designated beneficiary an amount equal to one-half of the officer's annual compensation for a period of ten years after the officer's death. Under the agreement with Mr. Phillips, the Company will pay the designated beneficiary $100,000 annually for a period of ten years after Mr. Phillips' death. The agreements are automatically canceled if the officer voluntarily or involuntarily leaves the employment of the Company. The Company has purchased and paid for a life insurance policy on each officer to meet these obligations.

DIRECTOR COMPENSATION

     Non-employee Directors of the Company receive an annual retainer of $4,800 plus $450 for each Board meeting attended and $200 for each committee meeting attended. Non-employee Directors of the Bank receive an annual $4,800 retainer.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's President and Chief Executive Officer and the other executive officers of the Company whose compensation exceeded $100,000 (determined as of the end of the last fiscal year) for the fiscal year ended December 31, 1997:

                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

              NAME AND                                          OTHER ANNUAL        ALL OTHER
         PRINCIPAL POSITION              SALARY      BONUS      COMPENSATION     COMPENSATION(1)
-------------------------------------   --------    -------    --------------    ---------------
John E. Phillips.....................   $171,250    $60,500       $ 22,000           $ 6,000
  President and Chief Executive
  Officer of the Company and the Bank

James D. MacIntyre...................    103,580     16,500        --                  4,139
  Executive Vice President of the
  Company; Executive Vice President
  and Chief Lending Officer of the
  Bank

Patrick C. Reed......................    103,054     16,500        --                  4,757
  Executive Vice President, Secretary
  and Chief Financial Officer of the
  Company and the Bank

------------

(1) Consists of contributions by the Company to the 401(k) Plan.

STOCK OPTION PLANS

     The Company's Board of Directors and stockholders approved a new stock option plan in 1998 (the "1998 Plan") to provide selected employees, directors and other persons providing services to the Company an opportunity to purchase shares of Company Common Stock. The 1998 Plan is intended to promote the success and enhance the value of the Company by linking the personal interests of participants to those of Company stockholders and by providing participants with an incentive for outstanding performance. The 1998 Plan authorizes the issuance of up to 420,000 shares of Common Stock under both "non-qualified" and "incentive stock" options to employees and "non-qualified" stock options to directors and other individuals who are not employees. Generally, under the 1998 Plan it is intended that the options will vest 60% at the end of the third year following the date of grant and an additional 20% at the end of each of the two following years; however, an individual option may vest as much as 20% at the end of the first or second year following the date of grant if necessary to maximize the "incentive" tax treatment to the optionee for the particular option being granted. Options under the 1998 Plan generally must be exercised within 10 years following the date of grant or no later than three months after optionee's termination with the Company, if earlier. The 1998 Plan provides that in the event of a change in control of the Company, all options previously granted immediately vest and become exercisable.

     Contemporaneously with the Offering, pursuant to the 1998 Plan, the Company granted options to purchase 210,000 shares of Common Stock at the initial offering price to certain officers, directors and employees. Of such options, 60,000 were granted to executive officers as follows: John E. Phillips (30,000), James D. MacIntyre (15,000) and Patrick C. Reed (15,000). In addition, each of the following directors were granted options to purchase 5,000 shares: Samuel A. Jones, David L. Lane, Joel M. Levy, Harlon E. Martin, Jr., Jack H. Mayfield, Jr., Walter G. Mayfield, Madeline G. O'Brien, Joseph E. Reid and Henry V.

Seger. The Company has also granted options to purchase an aggregate of 105,000 shares to approximately 20 other officers and employees and an advisory director.

     On June 30, 1997, the Company granted 50,000 shares of Common Stock to John
E. Phillips in exchange for the cancellation of previously issued and exercisable stock options. The Company has recorded the estimated fair value of the stock issuance as unearned compensation. This amount is being amortized as compensation expense over five years.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement established fair value based accounting and reporting standards for all transactions in which a company acquires goods or services by issuing its equity investments, which includes stock-based compensation plans. Under SFAS 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Fair value of stock options is determined using an option-pricing model. This statement encourages companies to adopt as prescribed the fair value based method of accounting to recognize compensation expense for employee stock compensation plans. However, it does not require the fair value based method to be adopted but a company must comply with the disclosure requirements set forth in the statement. The Company has continued to apply accounting in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB 25") and related Interpretations, and, accordingly, will provide the pro forma disclosures of net income and earnings per share.

BENEFIT PLAN

     The Company has established a contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees (the "Plan"). At least one year of service is required to be eligible for employer-matching contributions. Each year the Company determines, in its discretion, the amount of matching contributions. The Company has elected to match up to 66 2/3% of the first 6% of the employee's salary. Contributions totaling $28,000, $50,000, $37,000, and $30,000 were made for the six months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995, respectively.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Many of the directors and principal stockholders of the Company (I.E., those who own 10% or more of the Common Stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% ownership interest, are customers of the Company. During 1997, the Company made loans in the ordinary course of business to many of the directors and principal stockholders of the Company and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and principal stockholders of the Company are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Company to directors and principal stockholders satisfy the foregoing standards. On June 30, 1998, all of such loans aggregated $3.9 million, which was approximately 17.3% of the Company's Tier 1 capital at such date.

     The Company expects to have such transactions or transactions on a similar basis with its directors and principal stockholders and their associates in the future.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1998, and as adjusted to reflect the sale of the Common Stock offered hereby by (i) each director and executive officer of the Company, (ii) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (iii) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each stockholder is the same as the address of the Company.

                                                        PERCENTAGE BENEFICIALLY OWNED
                                         NUMBER      ------------------------------------
                NAME                    OF SHARES    BEFORE OFFERING    AFTER OFFERING(1)
-------------------------------------   ---------    ---------------    -----------------
Samuel A. Jones......................      11,595(2)     *                   *
Morton A. Cohn.......................     190,000(3)       6.74%               4.56%
David L. Lane........................      50,000          1.77%               1.20%
Joel M. Levy.........................      21,345        *                   *
James D. MacIntyre...................      12,500        *                   *
Harlon E. Martin, Jr.................       8,810        *                   *
Jack H. Mayfield, Jr.................     857,410(4)      30.43%              20.57%
Walter G. Mayfield...................     180,735(5)       6.41%               4.34%
Madeline G. O'Brien..................      12,875        *                   *
John E. Phillips.....................      51,180(6)       1.82%               1.23%
Patrick C. Reed......................         500        *                   *
Joseph E. Reid.......................      50,000          1.77%               1.20%
Henry V. Seger.......................      49,730          1.76%             *
Directors and Executive Officers as a
  Group..............................   1,256,035         44.57%              29.23%

------------

 *  Indicates ownership which does not exceed 1.0%

(1) Assumes (i) the issuance of 1,350,000 shares in the Offering and (ii) the sale of shares by the Selling Stockholders. See table under "Selling Stockholders"for the number of shares to be sold by each Selling Stockholder.

(2) Includes 120 shares held of record by Katherine Ann Jones, 120 shares held of record by Robert Boyd Jones and 120 shares held of record by Scott Alexander Jones.

(3) Mr. Cohn's address is 800 Bering Drive, Suite 210, Houston, Texas 77057.

(4) Includes of 111,560 shares held of record by the Lydia Mayfield Abbott Irrevocable Trust of which Jack H. Mayfield, Jr. is the trustee, 26,810 shares held of record by Iris Goldston, Ltd., 62,500 shares held of record by the Mayfield Charitable Trust #1 of which Jack H. Mayfield, Jr. is the trustee, 62,500 shares held of record by the Mayfield Charitable Trust #2 of which Jack H. Mayfield, Jr. is the trustee, 65,370 shares held of record by Mayfield I, Ltd., 113,250 shares held of record by Jaw Co. for the benefit of Jack H. Mayfield IRA, 243,275 shares held of record by the Mayfield Family Trust of which Jack H. Mayfield, Jr. is the trustee, 121,500 shares held of record by the Susan Mayfield 1997 Marital Trust of which Jack H. Mayfield, Jr. is the trustee and 50,645 shares held of record by the Estate of Mary Iris Goldston of which Jack H. Mayfield, Jr. is co-executor. Voting and investment control of the 50,645 shares is shared with Walter G. Mayfield.

(5) Includes 16,125 shares held of record by Arriba Corporation, of which Walter
    G. Mayfield is the President and controlling shareholder and 50,645 shares held of record by the Estate of Mary Iris Goldston of which Walter G. Mayfield is co-executor. Voting and investment control of the 50,645 shares is shared with Jack H. Mayfield, Jr.

(6) Includes 1,180 shares held of record by the Beatrice H. Mieth Trust of which Mr. Phillips is the co-trustee and 50,000 shares subject to a Common Stock Agreement dated June 30, 1997. The 50,000 shares subject to the Common Stock Agreement have certain restrictions on transferability which expire ratably over a five year period. As of June 30, 1998, restrictions on 20,000 shares had expired.

                              SELLING STOCKHOLDERS

     A total of 84,875 shares of Common Stock are being sold in the Offering by Selling Stockholders. The Company and each of the Selling Stockholders have entered into a Purchase Agreement pursuant to which the Company and the Selling Stockholders will indemnify the Underwriter from certain liabilities, including liabilities under the Securities Act.

     The following table sets forth certain information regarding the beneficial ownership by the Selling Stockholders of the Company's Common Stock as of June 30, 1998, and as adjusted to reflect the sale of the Common Stock offered hereby. Except as otherwise noted below and in the table under "Principal Stockholders," each stockholder has sole voting and investment power with respect to the shares beneficially owned. Henry V. Seger and Madeline G. O'Brien have each been a director of the Company for more than three years. See "Management -- Directors and Executive Officers of the Company."

                                                             BENEFICIAL OWNERSHIP
                                        --------------------------------------------------------------
                                                                SHARES OWNED
                                                            --------------------
                                        NUMBER OF SHARES     BEFORE      AFTER        PERCENT OWNED
NAME OF BENEFICIAL OWNERS(1)                OFFERED         OFFERING    OFFERING    AFTER OFFERING(2)
-------------------------------------   ----------------    --------    --------    ------------------
Bruce Anderson.......................        20,000          80,000      60,000           1.44%
Craig Anderson.......................         2,000           6,000       4,000          *
Kevin W. Anderson....................         1,000           5,000       4,000          *
Neal B. Anderson.....................         2,000           6,000       4,000          *
Karen Martin.........................         2,000           6,000       4,000          *
Madeline G. O'Brien..................        12,875          12,875           0          *
Henry V. Seger.......................        25,000          49,730      24,730          *
Michael A. Seger.....................        20,000          22,500       2,500          *

------------

 *  Indicates ownership which does not exceed 1.0%

(1) See the table under "Principal Stockholders" for information regarding the form of beneficial ownership.

(2) Assumes the issuance of 1,350,000 shares in the Offering by the Company.

                           SUPERVISION AND REGULATION

     The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of the bank holding company stockholders or creditors. The banking agencies have broad enforcement power over bank holding companies and banks including the power to impose substantial fines and other penalties for violations of laws and regulations.

     The following description summarizes some of the laws to which the Company and the Bank are subject. References herein to applicable statutes and regulations are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.

THE COMPANY

     The Company is a bank holding company registered under the BHCA, and it is subject to supervision, regulation and examination by the Federal Reserve Board. The BHCA and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

     REGULATORY RESTRICTIONS ON DIVIDENDS; SOURCE OF STRENGTH. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

     Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

     In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

     ACTIVITIES "CLOSELY RELATED" TO BANKING. The BHCA prohibits a bank holding company, with certain limited exceptions, from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or from engaging in any activities other than those of banking, managing or controlling banks and certain other subsidiaries, or furnishing services to or performing services for its subsidiaries. One principal exception to these prohibitions allows the acquisition of interests in companies whose activities are found by the Federal Reserve Board, by order or regulation, to be so closely related to banking or managing or controlling banks, as to be a proper incident thereto. Some of the activities that have been determined by regulation to be closely related to banking are making or servicing loans, performing certain data processing services, acting as an investment or financial advisor to certain investment trusts and investment companies, and providing securities brokerage services. Other activities approved by the Federal Reserve Board include consumer financial counseling, tax planning and tax preparation, futures and options advisory services, check guaranty services, collection agency and credit bureau services, and personal property appraisals. In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve Board considers a number of factors, and weighs the expected benefits to the public (such as greater convenience and increased competition or gains in efficiency) against the risks of possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices). The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced through acquisition of a going concern.

     SECURITIES ACTIVITIES. The Federal Reserve Board has approved applications by bank holding companies to engage, through nonbank subsidiaries, in certain securities-related activities (underwriting of municipal revenue bonds, commercial paper, consumer receivable-related securities and one-to-four family mortgage-backed securities), provided that the affiliates would not be "principally engaged" in such activities for purposes of Section 20 of the Glass-Steagall Act. In limited situations, holding companies may be able to use such subsidiaries to underwrite and deal in corporate debt and equity securities.

     SAFE AND SOUND BANKING PRACTICES. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve Board's Regulation Y, for example, generally requires a holding company to give the Federal Reserve Board prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve Board may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve Board could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

     The Federal Reserve Board has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues.

     ANTI-TYING RESTRICTIONS. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.

     CAPITAL ADEQUACY REQUIREMENTS. The Federal Reserve Board has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. Under the guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. The guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). Total capital is the sum of Tier 1 and Tier 2 capital. As of June 30, 1998, the Company's ratio of Tier 1 capital to total risk-weighted assets was 9.35% and its ratio of total capital to total risk-weighted assets was 10.13%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Capital Resources."

     In addition to the risk-based capital guidelines, the Federal Reserve Board uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company's Tier 1 capital divided by its average total consolidated assets. Certain highly-rated bank holding companies may maintain a minimum leverage ratio of 3.0%, but other bank holding companies may be required to maintain a leverage ratio of up to 200 basis points above the regulatory minimum. As of June 30, 1998, the Company's leverage ratio was 5.13%.

     The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

     IMPOSITION OF LIABILITY FOR UNDERCAPITALIZED SUBSIDIARIES. Bank regulators are required to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy.

     The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." The bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve Board approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

     ACQUISITIONS BY BANK HOLDING COMPANIES. The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors.

     CONTROL ACQUISITIONS. The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% of more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company, would, under the circumstances set forth in the presumption, constitute acquisition of control of the Company.

     In addition, any company is required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding Common Stock of the Company, or otherwise obtaining control or a "controlling influence" over the Company.

THE BANK

     The Bank is a Texas-chartered banking association, the deposits of which are insured by the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") of the FDIC. The Bank is not a member of the Federal Reserve System; therefore, the Bank is subject to supervision and regulation by the FDIC and the Texas Banking Department. Such supervision and regulation subjects the Bank to special restrictions, requirements, potential enforcement actions and periodic examination by the FDIC and the Texas Banking Department. Because the Federal Reserve Board regulates the bank holding company parent of the Bank, the Federal Reserve Board also has supervisory authority which directly affects the Bank.

     EQUIVALENCE TO NATIONAL BANK POWERS. The Texas Constitution, as amended in 1986, provides that a Texas-chartered bank has the same rights and privileges that are or may be granted to national banks domiciled in Texas. To the extent that the Texas laws and regulations may have allowed state-chartered banks to engage in a broader range of activities than national banks, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") has operated to limit this authority. FDICIA provides that no state bank or subsidiary thereof may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions.

     BRANCHING. Texas law provides that a Texas-chartered bank can establish a branch anywhere in Texas provided that the branch is approved in advance by the Texas Banking Department. The branch must also be approved by the FDIC, which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers.

     RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES AND INSIDERS. Transactions between the Bank and its nonbanking subsidiaries, including the Company, are subject to Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of the Company or its subsidiaries.

     Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between the Bank and its affiliates be on terms substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

     The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

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     RESTRICTIONS ON DISTRIBUTION OF SUBSIDIARY BANK DIVIDENDS AND
ASSETS. Dividends paid by the Bank have provided a substantial part of the Company's operating funds and for the foreseeable future it is anticipated that dividends paid by the Bank to the Company will continue to be the Company's principal source of operating funds. Capital adequacy requirements serve to limit the amount of dividends that may be paid by the Bank. Under federal law, the Bank cannot pay a dividend if, after paying the dividend, the Bank will be "undercapitalized." The FDIC may declare a dividend payment to be unsafe and unsound even though the Bank would continue to meet its capital requirements after the dividend.

     Because the Company is a legal entity separate and distinct from its subsidiaries, its right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company (such as the Company) or any shareholder or creditor thereof.

     EXAMINATIONS. The FDIC periodically examines and evaluates insured banks. Based upon such an evaluation, the FDIC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the FDIC-determined value and the book value of such assets. The Texas Banking Department also conducts examinations of state banks but may accept the results of a federal examination in lieu of conducting an independent examination.

     AUDIT REPORTS. Insured institutions with total assets of $500 million or more must submit annual audit reports prepared by independent auditors to federal and state regulators. In some instances, the audit report of the institution's holding company can be used to satisfy this requirement. Auditors must receive examination reports, supervisory agreements and reports of enforcement actions. In addition, financial statements prepared in accordance with generally accepted accounting principles, management's certifications concerning responsibility for the financial statements, internal controls and compliance with legal requirements designated by the FDIC, and an attestation by the auditor regarding the statements of management relating to the internal controls must be submitted. For institutions with total assets of more than $3 billion, independent auditors may be required to review quarterly financial statements. FDICIA requires that independent audit committees be formed, consisting of outside directors only. The committees of such institutions must include members with experience in banking or financial management, must have access to outside counsel and must not include representatives of large customers.

     CAPITAL ADEQUACY REQUIREMENTS. The FDIC has adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The FDIC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

     The FDIC's risk-based capital guidelines generally require state banks to have a minimum ratio of Tier 1 capital to total risk-weighted assets of 4% and a ratio of total capital to total risk-weighted assets of 8%. The capital categories have the same definitions for the Bank as for the Company. As of June 30, 1998, the Bank's ratio of Tier 1 capital to total risk-weighted assets was 11.21% and its ratio of total capital to total risk-weighted assets was 11.98%. See "Management's Discussion and Analysis of Financial Condition and Result of Operation of the Company -- Financial Condition -- Capital Resources."

     The FDIC's leverage guidelines require state banks to maintain Tier 1 capital of no less than 5% of average total assets, except in the case of certain highly rated banks for which the requirement is 3% of average total assets. The Texas Banking Department has issued a policy which generally requires state chartered banks to maintain a leverage ratio (defined in accordance with federal capital guidelines) of 6%. As of June 30, 1998, the Bank's ratio of Tier 1 capital to average total assets (leverage ratio) was 6.15%. See "Management's Discussion and Analysis of Financial Condition and Result of Operation of the Company -- Financial Condition -- Capital Resources."

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
     CORRECTIVE MEASURES FOR CAPITAL DEFICIENCIES. The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well capitalized,"
"adequately capitalized," "under capitalized," "significantly under capitalized" and "critically under capitalized." A "well capitalized" bank has a total risk based capital ratio of 10% or higher; a Tier 1 risk based capital ratio of 6% or higher; a leverage ratio of 5% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately capitalized" bank has a total risk based capital ratio of 8% or higher; a Tier 1 risk based capital ratio of 4% or higher; a leverage ratio of 4% or higher (3% or higher if the bank was rated a Composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well capitalized bank. A bank is "under capitalized" if it fails to meet any one of the ratios required to be adequately capitalized.

     In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

     As an institution's capital decreases, the FDIC's enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

     Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

     DEPOSIT INSURANCE ASSESSMENTS. The Bank must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher-risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances.

     After the one-time SAIF assessment in 1996, the assessment rate disparity between BIF and SAIF members was eliminated. The current range of BIF and SAIF assessments is between 0% and .27% of deposits.

     The FDIC established a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this new system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule can be made by the FDIC only after a full rulemaking with opportunity for public comment.

     On September 30, 1996, legislation was implemented that contained a comprehensive approach to recapitalizing the SAIF and to assure the payment of the Financing Corporation's ("FICO") bond obligations. Under this new act, banks insured under the BIF are required to pay a portion of the interest due on bonds that were issued by FICO to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The BIF rate must equal one-fifth of the SAIF rate through year-end 1999, or until the insurance funds are merged, whichever occurs first. Thereafter BIF and SAIF payers will be assessed pro

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
rata for the FICO bond obligations. With regard to the assessment for the FICO obligation, the current BIF rate is .0126% of deposits and the SAIF rate is
 .0630% of deposits.

     ENFORCEMENT POWERS. The FDIC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject the Company or its banking subsidiaries, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

     BROKERED DEPOSIT RESTRICTIONS. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept renew or roll over brokered deposits.

     CROSS-GUARANTEE PROVISIONS. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contains a "cross-guarantee" provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

     COMMUNITY REINVESTMENT ACT.  The Community Reinvestment Act of 1977
("CRA") and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. FIRREA requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

     CONSUMER LAWS AND REGULATIONS. In addition to the laws and regulations discussed herein, the Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. The Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations.

INSTABILITY OF REGULATORY STRUCTURE

     Various legislation, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of the Company and its banking subsidiaries in substantial and unpredictable ways. The Company cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations with respect thereto, would have upon the financial condition or results of operations of the Company or its subsidiaries.

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
EXPANDING ENFORCEMENT AUTHORITY

     One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve Board and FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

EFFECT ON ECONOMIC ENVIRONMENT

     The policies of regulatory authorities, including the monetary policy of the Federal Reserve Board, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve Board to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

     Federal Reserve Board monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of the Company and its subsidiaries cannot be predicted.

                    DESCRIPTION OF SECURITIES OF THE COMPANY

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of the Company consists of (i) 20,000,000 shares of preferred stock, $1.00 per share par value ("Preferred Stock"), issuable in series, none of which are issued and outstanding and (ii) 50,000,000 shares of Common Stock, $1.00 per share par value, of which 2,909,105 shares were issued and 2,817,815 were outstanding as of June 30, 1998. The terms of any new series of preferred stock may be fixed by the Board of Directors of the Company within certain limits set by the Company's Articles of Incorporation.

     The following discussion of the terms and provisions of the Company's capital stock is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

PREFERRED STOCK

     The Company is authorized to issue 20,000,000 shares of Preferred Stock. The Preferred Stock (or other securities convertible in whole or in part into Preferred Stock) is available for issuance from time to time for various purposes as determined by the Company's Board of Directors, including, without limitation, making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Company's Articles of Incorporation, the Preferred Stock (or such convertible securities) may be issued on such terms and conditions, and at such times and in such situations, as the Board of Directors in its sole discretion determines to be appropriate, without any further approval or action by the stockholders (unless otherwise required by laws, rules, regulations or agreements applicable to the Company).

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
     Moreover, except as otherwise limited by the Articles of Incorporation or applicable laws, rules or regulations, the Board of Directors has the sole authority to determine the relative rights and preferences of the Preferred Stock and any series thereof without stockholder approval. The Company's Articles of Incorporation require all shares of Preferred Stock to be identical, except as to the following characteristics, which may vary between different series of Preferred Stock:

            (i) dividend rate, preference of dividend with respect to any other class or series of stock, and cumulatively, non-cumulatively or partial cumulatively of dividends;

            (ii) redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

            (iii) sinking fund provisions for the redemption or purchase of shares;

            (iv) the amount payable upon shares in the event of voluntary or involuntary liquidation;

            (v) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

            (vi)  voting rights; and

            (vii) such other powers, preferences and rights as the Board of
                  Directors shall determine.

     The Board of Directors does not intend to seek stockholder approval prior to any issuance of Preferred Stock or any series thereof, unless otherwise required by law. Under the Texas Business Corporation Act ("TBCA"), stockholder approval prior to the issuance of shares of Common Stock or Preferred Stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Board of Directors that the delay necessary for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders. The Board of Directors does not intend to issue any shares of Common Stock or Preferred Stock except on terms which the Board of Directors deems to be in the best interests of the Company and its then existing stockholders.

     Although the Preferred Stock could be deemed to have an anti-takeover effect, the Board of Directors is not aware of any takeover efforts. If a hostile takeover situation should arise, shares of Preferred Stock could be issued to purchasers sympathetic with the Company's management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management.

     The effects of the issuance of the Preferred Stock on the holders of Common Stock could include, among other things, (i) reduction of the amount otherwise available for payments of dividends on Common Stock if dividends are payable on the series of Preferred Stock; (ii) restrictions on dividends on Common Stock if dividends on the series of Preferred Stock are in arrears; (iii) dilution of the voting power of Common Stock if the series of Preferred Stock has voting rights, including a possible "veto" power if the series of Preferred Stock has class voting rights; (iv) dilution of the equity interest of holders of Common Stock if the series of Preferred Stock is convertible, and is converted, into Common Stock; and (v) restrictions on the rights of holders of Common Stock to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of Preferred Stock. Holders of Common Stock have no preemptive rights to purchase or otherwise acquire any Preferred Stock that may be issued.

COMMON STOCK

     The holders of the Common Stock are entitled to one vote for each share of Common Stock owned. Except as expressly provided by law and except for any voting rights which may be conferred by the Board of Directors on any shares of Preferred Stock issued, all voting power is in the Common Stock. Holders of Common Stock may not cumulate their votes for the election of directors. Holders of Common Stock do not have preemptive rights to acquire any additional, unissued or treasury shares of the Company, or securities

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
of the Company convertible into or carrying a right to subscribe for or acquire shares of the Company. Holders of Common Stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Board of Directors. See "Risk Factors -- Dividend History and Restrictions on Ability to Pay Dividends" and "Supervision and Regulation."

     On the liquidation of the Company, the holders of Common Stock are entitled to share pro rata in any distribution of the assets of the Company, after the holders of shares of Preferred Stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends (whether or not earned or declared), if any, and after all other indebtedness of the Company has been retired.

TEXAS LAW AND CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

     Certain provisions of Texas law, the Company's Articles of Incorporation and the Company's Bylaws could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Company.

     The Company is subject to the provisions of the Texas Business Combination Law (Articles 13.01 through 13.08 of the TBCA), which provides that a Texas corporation such as the Company may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an "Affiliated Stockholder" (generally defined as the holder of 20% or more of the corporation's voting shares) for a period of three years from the date such person became an Affiliated Stockholder unless: (i) the business combination or purchase or acquisition of shares made by the Affiliated Stockholder was approved by the board of directors of the corporation before the Affiliated Stockholder became an Affiliated Stockholder or (ii) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Stockholder, at a meeting of stockholders called for that purpose (and not by written consent), not less than six months after the Affiliated Stockholder became an Affiliated Stockholder. The Texas Business Combination Law is not applicable to:
(i) the business combination of a corporation: (a) where the corporation's original charter or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law, (b) that adopts an amendment to its charter or bylaws before December 31, 1997, expressly electing not to be governed by the Texas Business Combination Law, or (c) that adopts an amendment to its charter or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Stockholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law; (ii) a business combination of a corporation with an Affiliated Stockholder that became an Affiliated Stockholder inadvertently, if the Affiliated Stockholder: (a) as soon as practicable divests itself of enough shares to no longer be an Affiliated Stockholder and (b) would not at any time within the three year period preceding the announcement of the business combination have been an Affiliated Stockholder but for the inadvertent acquisition; (iii) a business combination with an Affiliated Stockholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination; (iv) a business combination with an Affiliated Stockholder who became an Affiliated Stockholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Stockholder until the announcement date of the business combination; and (v) a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Stockholder other than by reason of the Affiliated Stockholder's beneficial ownership of the voting shares of the corporation. Neither the Articles of Incorporation nor the Bylaws of the Company contain any provision expressly providing that the Company will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company, even if such event would be beneficial to the Company's stockholders.

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
     The following discussion is a summary of certain material provisions of the Company's Articles of Incorporation and the Company's Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

     CLASSIFIED BOARD OF DIRECTORS. Under the Company's Bylaws, the Board of Directors is classified into three classes, with the directors being elected for staggered, three-year terms. The classification of the Company's Board of Directors will have the effect of making it more difficult to change the composition of the Board of Directors, because at least two annual meetings of the stockholders would be required to change the control of the Board of Directors rather than one. In addition, the Bylaws provide that vacancies on the Board of Directors may be filled by the remaining directors.

     ADVANCE NOTICE OF STOCKHOLDER PROPOSALS AND NOMINATIONS. The Company's Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders of the Company (the "Stockholder
Notice Procedure"). The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company and that, at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting.

     Under the Stockholder Notice Procedure, for notice of stockholder nominations or other business to be made at an annual meeting to be timely, such notice must be received by the Company not less than 60 days prior to such meeting. A stockholder's notice to the Company proposing to nominate a person for election as a director or proposing other business must contain certain information specified in the Bylaws, including the identity and address of the nominating stockholder, a representation that the stockholder is a record holder of stock of the Company entitled to vote at the meeting, and information regarding each proposed nominee or each proposed matter of business that would be required under the federal securities laws to be included in a proxy statement soliciting proxies for the proposed nominee.

     The Stockholder Notice Procedure may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

     SPECIAL MEETINGS OF STOCKHOLDERS. Under the TBCA, unless a company's articles of incorporation specify a higher percentage, special meetings of stockholders can be called by stockholders only at the request of the holders of not less than 10% of the outstanding shares of stock entitled to vote at the meeting.

     AMENDMENT OF BYLAWS. The Company's Bylaws provide that the Bylaws may be amended only by the Board of Directors. Stockholders do not have the power to amend the Company Bylaws.

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
                                  UNDERWRITING

     Subject to the terms and conditions of the Purchase Agreement among the Company, the Selling Stockholders and the Representatives on behalf of the Underwriters, the Underwriters named below have agreed to purchase from the Company and the Selling Stockholders 1,434,875 shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.

                NAME                    NUMBER OF SHARES
-------------------------------------   ----------------
Keefe, Bruyette & Woods, Inc.........
Legg Mason Wood Walker,
  Incorporated.......................

     The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all such shares of the Common Stock if any of such shares are purchased. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

     The Company has been advised by the Representatives that the Underwriters propose to offer such shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $       per share. The
Underwriters may allow, and such dealers may re-allow, a concession not in
excess of $       per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

     Pursuant to the Purchase Agreement, the Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 215,231 additional shares of Common Stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus, solely to cover over-allotments. To the extent that the Underwriters exercise such option, the Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares in such table, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters.

     The Company, each of its directors and executive officers, each of the Selling Stockholders and certain other stockholders of the Company have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives, except that the Company may issue shares of Common Stock upon the exercise of currently outstanding options. See "Risk Factors -- Shares Eligible for Future Sale."

     The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     Until the distribution of the Common Stock is completed, rules of the Commission (as defined herein) may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., if they sell a greater aggregate number of shares of Common Stock than is set forth on the cover page of this Prospectus, the Underwriters may reduce the short position by purchasing shares of Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

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
     The Underwriters may also impose a penalty bid on certain selling group members. This means that if the Underwriters purchase Common Stock in the open market to reduce the selling group members' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the selling group members who sold those shares of Common Stock as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor the Representatives makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Representatives make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Underwriters and dealers may engage in passive market making transactions in the shares of Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for, or purchase, shares of Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market and general economic conditions, the market capitalizations, trading histories and stages of development of other traded companies that the Company and the Representatives believe to be comparable to the Company, the results of operations of the Company in recent periods, the current financial position of the Company, estimates of the business potential of the Company and the present state of the Company's development and the availability for sale in the market of a significant number of shares of Common Stock. Additionally, consideration will be given to the general status of the securities market, the market conditions for new issues of securities and the demand for securities of comparable companies at the time the Offering was made.

     Application has been made for quotation of the Common Stock on the Nasdaq/National Market.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock to be issued by the Company will be passed upon by Bracewell & Patterson, L.L.P., Houston, Texas. Certain legal matters with respect to the Common Stock offered hereby have been passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the offer and sale of Common Stock pursuant to this Prospectus. This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and reference is hereby made to such omitted information. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. For further information pertaining to the Common Stock offered by this Prospectus and the Company, reference is made to the Registration Statement. The Registration Statement and other information filed by the Company with the Commission are also available at the Commission's World Wide Web site on the Internet at http://www.sec.gov.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements certified by independent auditors and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                   TABLE OF CONTENTS TO FINANCIAL STATEMENTS
                            RIVERWAY HOLDINGS, INC.

Independent Auditors' Report.........        F-2

Consolidated Balance Sheets as of
  June 30, 1998 (Unaudited) and
  December 31, 1997 and 1996.........        F-3

Consolidated Statements of Income for
  the Six Months Ended June 30, 1998
  (Unaudited) and June 30, 1997
  (Unaudited) and for the Years Ended
  December 31, 1997, 1996 and 1995...        F-4

Consolidated Statement of
  Stockholders' Equity for the Years
  Ended December 31, 1995, 1996 and
  1997 and for the Six Months Ended
  June 30, 1998 (Unaudited)..........        F-5

Consolidated Statements of Cash Flows
  for the Six Months Ended June 30,
  1998 (Unaudited) and June 30, 1997
  (Unaudited) and for the Years Ended
  December 31, 1997, 1996 and 1995...        F-6

Notes to Consolidated Financial
  Statements.........................        F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
  of Riverway Holdings, Inc. and Subsidiaries
Houston, Texas

     We have audited the accompanying consolidated balance sheets of Riverway Holdings, Inc. and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Riverway Holdings, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Houston, Texas
February 6, 1998
  (except for Note 22 as to
  which the date is August 4, 1998)

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                           JUNE 30,     ----------------------------
                                             1998           1997           1996
                                          -----------   -------------  -------------
                                          (UNAUDITED)
                 ASSETS
Cash and due from banks.................  $ 5,712,080   $   6,045,159  $   6,130,981
Federal funds sold and other temporary
  investments...........................   12,022,517      18,489,932     10,793,407
                                          -----------   -------------  -------------
         Cash and cash equivalents......   17,734,597      24,535,091     16,924,388
Securities:
  Available for sale, at fair value.....   86,411,483      43,129,305     43,132,785
  Held to maturity, at amortized cost
    (fair value of $84,610,366 at June
    30, 1998, unaudited; $89,655,856 and
    $93,510,942 in 1997 and 1996,
    respectively).......................   86,391,249      91,781,206     96,555,866
Loans held to maturity..................  211,185,725     175,974,286    130,330,567
Loans held for sale.....................   20,125,990       2,358,932      3,393,682
Less allowance for credit losses........   (2,102,578)     (1,210,296)      (897,793)
                                          -----------   -------------  -------------
         Net loans......................  229,209,137     177,122,922    132,826,456
Premises and equipment, net.............    3,482,105       3,061,805      3,010,445
Accrued interest receivable.............    3,452,934       2,332,600      1,958,799
Other real estate, net..................    1,215,000       1,590,000      2,144,542
Mortgage servicing rights, net..........    2,252,186       1,774,725      1,276,735
Other assets............................    3,785,783       2,873,586      2,069,546
                                          -----------   -------------  -------------
         TOTAL..........................  $433,934,474  $ 348,201,240  $ 299,899,562
                                          ===========   =============  =============
  LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits:
    Noninterest-bearing.................  $26,105,939   $  24,805,808  $  21,080,012
    Interest-bearing....................  326,080,218     270,447,686    253,408,111
                                          -----------   -------------  -------------
         Total deposits.................  352,186,157     295,253,494    274,488,123
    Other borrowings and subordinated
      debentures........................   58,681,019      31,488,086      6,942,105
    Accrued interest payable and other
      liabilities.......................    1,462,618       1,075,705      1,026,534
                                          -----------   -------------  -------------
         Total liabilities..............  412,329,794     327,817,285    282,456,762
COMMITMENTS AND CONTINGENCIES (Notes 12
  and 16)
STOCKHOLDERS' EQUITY:
  Preferred stock, $1 par value;
    20,000,000 shares authorized; none
    issued..............................      --             --             --
  Common stock, $1 par value; 50,000,000
    shares authorized; 2,909,105 shares
    issued and 2,817,815 shares
    outstanding at June 30, 1998
    (unaudited) and December 31, 1997;
    and 2,859,105 shares issued and
    outstanding at December 31, 1996....    2,909,105       2,909,105      2,859,105
  Additional paid-in capital............   11,951,363      11,951,363     11,841,363
  Retained earnings.....................    7,920,279       6,810,898      3,893,946
  Accumulated other comprehensive
    income -- net unrealized loss on
    available for sale securities, net
    of tax of $294,418, $329,009 and
    $519,085 at June 30, 1998
    (unaudited) and December 31, 1997
    and 1996, respectively..............     (650,909)       (739,586)    (1,151,614)
  Unearned compensation.................     (121,333)       (144,000)      --
  Treasury stock, 91,290 shares at cost
    at June 30, 1998 (unaudited) and
    December 31, 1997...................     (403,825)       (403,825)      --
                                          -----------   -------------  -------------
         Total stockholders' equity.....   21,604,680      20,383,955     17,442,800
                                          -----------   -------------  -------------
           TOTAL........................  $433,934,474  $ 348,201,240  $ 299,899,562
                                          ===========   =============  =============

              See notes to the consolidated financial statements.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                          SIX MONTHS ENDED JUNE 30,           YEAR ENDED DECEMBER 31,
                                          --------------------------  ----------------------------------------
                                              1998          1997          1997          1996          1995
                                          ------------  ------------  ------------  ------------  ------------
                                                 (UNAUDITED)
INTEREST INCOME:
    Loans, including fees...............  $  8,391,635  $  5,817,141  $ 12,903,052  $  8,886,595  $  6,384,978
    Securities..........................     4,990,453     4,556,415     9,418,522     9,235,679     9,081,558
    Federal funds sold and other
      temporary investments.............     1,340,028        79,062       726,702        50,188        22,526
                                          ------------  ------------  ------------  ------------  ------------
         Total interest income..........    14,722,116    10,452,618    23,048,276    18,172,462    15,489,062
INTEREST EXPENSE:
    Deposits............................     7,759,164     5,903,093    12,126,958     8,479,872     7,741,022
    Other borrowings and subordinated
      debentures........................     1,161,744       273,088     1,542,280     1,592,080     1,039,856
                                          ------------  ------------  ------------  ------------  ------------
         Total interest expense.........     8,920,908     6,176,181    13,669,238    10,071,952     8,780,878
                                          ------------  ------------  ------------  ------------  ------------
NET INTEREST INCOME.....................     5,801,208     4,276,437     9,379,038     8,100,510     6,708,184
PROVISION FOR CREDIT LOSSES.............     1,000,000       308,000       570,000       765,000       145,000
                                          ------------  ------------  ------------  ------------  ------------
NET INTEREST INCOME AFTER PROVISION FOR
  CREDIT LOSSES.........................     4,801,208     3,968,437     8,809,038     7,335,510     6,563,184
NONINTEREST INCOME:
    Customer service fees...............       288,503       222,879       439,419       470,608       339,344
    Mortgage servicing fees.............       257,098       179,049       396,791       317,278       230,388
    Net realized gains on sales of
      available for sale securities.....         1,951        60,779        54,810         4,158        12,390
    Other...............................        63,606        48,082       140,736        19,259        21,704
                                          ------------  ------------  ------------  ------------  ------------
         Total noninterest income.......       611,158       510,789     1,031,756       811,303       603,826
NONINTEREST EXPENSE:
    Salaries and employee benefits......     1,720,806     1,457,399     2,886,925     2,412,912     2,379,229
    Net occupancy expense...............       390,556       314,094       655,288       605,901       591,562
    Litigation settlements paid and
      related legal expenses............       295,613         1,904        37,605       --            --
    Professional fees...................       400,150       299,202       644,040       505,497       381,140
    Office expense......................       222,083       186,019       381,902       291,559       224,710
    Net (gain) loss and carrying costs
      of other real estate..............        (7,202)       51,424        96,965         1,897      (248,561)
    Other...............................       899,933       526,954     1,165,933       899,486     1,008,382
                                          ------------  ------------  ------------  ------------  ------------
         Total noninterest expense......     3,921,939     2,836,996     5,868,658     4,717,252     4,336,462
INCOME BEFORE INCOME TAXES..............     1,490,427     1,642,230     3,972,136     3,429,561     2,830,548
PROVISION FOR INCOME TAXES..............       381,046       434,501     1,055,184     1,041,400       821,209
                                          ------------  ------------  ------------  ------------  ------------
NET INCOME..............................  $  1,109,381  $  1,207,729  $  2,916,952  $  2,388,161  $  2,009,339
                                          ============  ============  ============  ============  ============
NET INCOME PER COMMON SHARE:
Basic...................................  $       0.39  $       0.42  $       1.02  $       0.84  $       0.70
                                          ============  ============  ============  ============  ============
Diluted.................................  $       0.39  $       0.41  $       1.00  $       0.81  $       0.69
                                          ============  ============  ============  ============  ============

              See notes to the consolidated financial statements.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                              ACCUMULATED
                                                                                                 OTHER
                                                                                             COMPREHENSIVE
                                                                                               INCOME --
                                                                                             NET UNREALIZED
                                                                                                LOSS ON
                                            COMMON STOCK         ADDITIONAL                  AVAILABLE FOR
                                        ---------------------      PAID-IN      RETAINED          SALE           UNEARNED
                                         SHARES      AMOUNT        CAPITAL      EARNINGS       SECURITIES      COMPENSATION
                                        --------    ---------    -----------    ---------    --------------    -------------
BALANCE AT JANUARY 1, 1995...........   2,954,105   $2,954,105   $11,936,363    $(503,554)     $(1,612,257)      $ --
  Net income.........................      --          --            --         2,009,339         --               --
  Change in net unrealized loss on
    available
    for sale securities, net of
    tax..............................      --          --            --            --             407,321          --
         Total comprehensive
         income......................
  Retirement of treasury stock.......    (95,000)     (95,000)       (95,000)      --             --               --
                                        --------    ---------    -----------    ---------    --------------    -------------
BALANCE AT DECEMBER 31, 1995.........   2,859,105   2,859,105     11,841,363    1,505,785      (1,204,936)         --
  Net income.........................      --          --            --         2,388,161         --               --
  Change in net unrealized loss on
    available
    sale securities, net of tax......      --          --            --            --              53,322          --
         Total comprehensive
         income......................
                                        --------    ---------    -----------    ---------    --------------    -------------
BALANCE AT DECEMBER 31, 1996.........   2,859,105   2,859,105     11,841,363    3,893,946      (1,151,614)         --
  Net income.........................      --          --            --         2,916,952         --               --
  Change in net unrealized loss on
    available
    sale securities, net of tax......      --          --            --            --             412,028          --
         Total comprehensive
         income......................
  Restricted stock award.............     50,000       50,000        110,000       --             --              (160,000)
  Amortization of unearned
    compensation.....................      --          --            --            --             --                16,000
  Purchase of treasury stock.........      --          --            --            --             --               --
                                        --------    ---------    -----------    ---------    --------------    -------------
BALANCE AT DECEMBER 31, 1997.........   2,909,105   2,909,105     11,951,363    6,810,898        (739,586)        (144,000)
  Net income (unaudited).............      --          --            --         1,109,381         --               --
  Change in net unrealized loss on
    available
    sale securities, net of tax and
    reclassification adjustment
    (unaudited)......................      --          --            --            --              88,677          --
         Total comprehensive income
           (unaudited)...............
  Amortization of unearned
    compensation (unaudited).........      --          --            --            --             --             22,667
                                        --------    ---------    -----------    ---------    --------------    -------------
BALANCE AT JUNE 30, 1998
  (Unaudited)........................   2,909,105   $2,909,105   $11,951,363    $7,920,279     $ (650,909)       $(121,333)
                                        ========    =========    ===========    =========    ==============    =============

                                       TREASURY
                                         STOCK        TOTAL
                                       ---------   ------------
BALANCE AT JANUARY 1, 1995...........  $(190,000)  $ 12,584,657
  Net income.........................     --          2,009,339
  Change in net unrealized loss on
    available
    for sale securities, net of
    tax..............................     --            407,321
                                                   ------------
         Total comprehensive
         income......................                 2,416,660
                                                   ------------
  Retirement of treasury stock.......    190,000        --
                                       ---------   ------------
BALANCE AT DECEMBER 31, 1995.........     --         15,001,317
  Net income.........................     --          2,388,161
  Change in net unrealized loss on
    available
    sale securities, net of tax......     --             53,322
                                                   ------------
         Total comprehensive
         income......................                 2,441,483
                                       ---------   ------------
BALANCE AT DECEMBER 31, 1996.........     --         17,442,800
  Net income.........................     --          2,916,952
  Change in net unrealized loss on
    available
    sale securities, net of tax......     --            412,028
                                                   ------------
         Total comprehensive
         income......................                 3,328,980
                                                   ------------
  Restricted stock award.............     --            --
  Amortization of unearned
    compensation.....................     --             16,000
  Purchase of treasury stock.........   (403,825)      (403,825)
                                       ---------   ------------
BALANCE AT DECEMBER 31, 1997.........   (403,825)    20,383,955
  Net income (unaudited).............     --          1,109,381
  Change in net unrealized loss on
    available
    sale securities, net of tax and
    reclassification adjustment
    (unaudited)......................     --             88,677
                                                   ------------
         Total comprehensive income
           (unaudited)...............                 1,198,058
                                                   ------------
  Amortization of unearned
    compensation (unaudited).........     --             22,667
                                       ---------   ------------
BALANCE AT JUNE 30, 1998
  (Unaudited)........................  $(403,825)  $ 21,604,680
                                       =========   ============

              See notes to the consolidated financial statements.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           SIX MONTHS ENDED JUNE 30,              YEAR ENDED DECEMBER 31,
                                          ----------------------------  -------------------------------------------
                                              1998           1997           1997           1996           1995
                                          -------------  -------------  -------------  -------------  -------------
                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income..........................  $   1,109,381  $   1,207,729  $   2,916,952  $   2,388,161  $   2,009,339
    Adjustments to reconcile net income
      to net cash (used in) provided by
      operating activities:
         Provision for credit losses....      1,000,000        308,000        570,000        765,000        145,000
         Provision for depreciation and
           amortization.................        167,882        141,785        288,958        289,553        369,671
         Provision for revaluation and
           writedowns of other real
           estate.......................       --               50,071        336,820       --             (145,000)
         Provision for deferred income
           taxes........................       (100,726)        75,704        183,109       (207,270)        (1,658)
         Amortization (accretion) of
           premiums and discounts on
           securities, net..............         54,879       (152,638)       434,812        166,708        (93,572)
         Gain on sales of securities,
           net..........................         (1,951)       (60,779)       (54,810)        (4,158)       (12,390)
         Loss (gain) on sales of other
           real estate and other
           assets.......................         64,208        (43,981)       (48,602)      --               73,212
         Loss on disposal of
           equipment....................       --             --             --                2,266       --
         Amortization of unearned
           compensation.................         22,667       --               16,000       --             --
         Purchases of loans held for
           sale.........................    (41,314,924)    (8,213,600)   (21,700,750)   (16,898,754)   (12,119,200)
         Proceeds from sales of loans
           held for sale................     23,547,866      5,897,159     22,735,500     14,598,619     12,796,148
         Increase in accrued interest
           receivable and other
           assets.......................     (1,977,484)      (796,653)    (1,535,202)      (516,023)      (842,949)
         Increase in mortgage servicing
           rights, net..................       (477,461)      (172,834)      (497,990)      (187,162)      (334,844)
         Increase (decrease) in accrued
           interest payable and other
           liabilities..................        386,913       (290,038)        49,171        321,758         36,381
                                          -------------  -------------  -------------  -------------  -------------
             Net cash (used in) provided
               by operating
               activities...............    (17,518,750)    (2,050,075)     3,693,968        718,698      1,880,138
                                          -------------  -------------  -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sales of available for
      sale securities...................     10,078,174     19,169,702     36,554,634      8,153,577     43,005,732
    Proceeds from maturities, calls and
      principal paydowns of
      securities........................     20,904,889     13,965,687     24,538,154      8,886,031      7,763,568
    Purchases of held to maturity
      securities........................       --             --             (500,000)    (2,226,478)   (15,126,746)
    Purchases of available for sale
      securities........................    (68,793,856)   (29,876,619)   (55,570,370)   (11,388,994)   (31,818,566)
    Net increase in loans held to
      maturity..........................    (35,319,157)    (3,371,730)   (46,393,057)   (60,811,676)    (4,948,747)
    Proceeds from sales of other real
      estate............................        310,792        454,865        720,165       --               63,620
    Purchases of premises and
      equipment.........................       (588,182)      (117,357)      (340,318)      (332,889)      (278,384)
    Purchase of trust operations (net of
      acquired cash of $241,935 in
      1996).............................       --             --             --             (587,060)      --
                                          -------------  -------------  -------------  -------------  -------------
             Net cash (used in) provided
               by investing
               activities...............    (73,407,340)       224,548    (40,990,792)   (58,307,489)    (1,339,523)
                                          -------------  -------------  -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in
      deposits..........................     56,932,663     (9,709,319)    20,765,371     86,020,550    (17,517,587)
    Net increase (decrease) in other
      borrowings and subordinated
      debentures........................     27,192,933      1,649,758     24,545,981    (17,231,587)    15,342,422
    Purchase of treasury stock..........       --             --             (403,825)      --             --
                                          -------------  -------------  -------------  -------------  -------------
             Net cash provided by (used
               in) financing
               activities...............     84,125,596     (8,059,561)    44,907,527     68,788,963     (2,175,165)
                                          -------------  -------------  -------------  -------------  -------------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS...........................     (6,800,494)    (9,885,088)     7,610,703     11,200,172     (1,634,550)
CASH AND CASH EQUIVALENTS, beginning of
  period................................     24,535,091     16,924,388     16,924,388      5,724,216      7,358,766
                                          -------------  -------------  -------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end of
  period................................  $  17,734,597  $   7,039,300  $  24,535,091  $  16,924,388  $   5,724,216
                                          =============  =============  =============  =============  =============
SUPPLEMENTAL CASH FLOW DISCLOSURE:
    Interest paid.......................  $   8,769,236  $   6,206,331  $  13,648,909  $   9,904,909  $   8,771,753
    Income taxes paid...................        733,000        635,000      1,225,000      1,226,000        818,000
    Noncash investing and financing
      activities:
         Foreclosure and repossession of
           collateral in satisfaction of
           a loan.......................       --              341,884        491,841        731,471      2,000,000
         Loans made to finance the sale
           of other real estate.........       --             --             --             --            1,890,000
         Restricted stock award.........       --              160,000        160,000       --             --

              See notes to the consolidated financial statements.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND JUNE 30, 1997
                                 IS UNAUDITED)

1. ORGANIZATION, NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

     ORGANIZATION -- Riverway Holdings, Inc. (the "Parent") is a commercial bank holding company in Houston, Texas formed in 1995 to become the Parent of Riverway Bank. The combination was effected through a one for one exchange of 2,954,105 common shares and accounted for in a manner similar to a pooling of interests. The accompanying financial statements for 1995 reflect that the companies were combined for the full year. The Parent wholly-owns Riverway Bank ("the Bank") through an intermediary bank holding company, Riverway Holdings of Delaware, Inc.

     NATURE OF OPERATIONS -- The Bank's operations consist primarily of traditional banking services for large commercial enterprises and well-secured borrowers. The Bank also specializes in services to municipalities in the Houston area and provides custodial functions for certain FDIC and other insured certificate of deposit accounts under the name of Riverway Trust. The Bank wholly-owns Hydrox Holdings, Inc., which owns and operates certain other real estate properties.

     PRINCIPLES OF CONSOLIDATION -- These consolidated financial statements include the accounts of the Parent and its subsidiaries (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to generally accepted accounting principles ("GAAP") and the prevailing practices within the banking industry.

     INTERIM FINANCIAL INFORMATION -- Financial information as of June 30, 1998 and for the six months ended June 30, 1998 and June 30, 1997, included herein, is unaudited. Such information includes all adjustments (consisting only of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of the financial information in the interim periods. The results of operations for the six months ended June 30, 1998 and June 30, 1997 are not necessarily indicative of the results for the full fiscal year.

     A summary of significant accounting and reporting policies is as follows:

     USE OF ESTIMATES -- The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     SECURITIES -- Securities that are expected to be held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Management has the positive intent and the Company has the ability to hold these assets as long-term investments until their maturities. Under certain circumstances (including the deterioration of the issuer's creditworthiness or a change in tax law or statutory or regulatory requirements), these securities may be sold or transferred to another portfolio.

     Securities, which are classified as available for sale, are carried at fair value. Unrealized gains and losses are excluded from income and reported, net of tax, as a separate component of stockholders' equity. Securities within the available for sale portfolio may be used as part of the Company's asset/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors.

     Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary may result in writedowns of the individual securities to their fair value. The related writedowns would be included in income as realized losses.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Premiums and discounts are amortized and accreted to operations using the level-yield method of accounting, adjusted for prepayments as applicable. The specific identification method is used to compute gains or losses on the sale of these assets. Interest earned on these assets is included in interest income.

     LOANS HELD TO MATURITY -- Loans held to maturity are stated at the principal amount outstanding, net of fees. Income is recognized using the simple interest method.

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure." SFAS No. 114 applies to all loans, with the exception of groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. A loan is defined as impaired by SFAS No. 114 if, based on current information and events, it is probable that a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. Specifically, SFAS No. 114 requires that the allowance for credit losses related to impaired loans be determined based on the difference between the carrying value of loans and the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

     As permitted by SFAS No. 118, interest revenue received on impaired loans continues to be either applied against principal or realized as interest revenue, according to management's judgment as to the collectibility of principal. Adoption of these pronouncements had no impact on the Company's consolidated financial statements including the level of the allowance for credit losses.

     LOANS HELD FOR SALE -- Loans held for sale consist of mortgage loans purchased and intended for sale in the secondary market and are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. At June 30, 1998 (unaudited) and December 31, 1997 and 1996, the Company had no recorded valuation allowance related to loans held for sale.

     NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS -- Nonaccrual, past due and restructured loans include loans which have been categorized by management as nonaccrual because collection of interest is doubtful and loans which have been restructured to provide a reduction in the interest rate or a deferral of interest or principal payments. When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accrual status of the loan. When a loan is placed on nonaccrual status, interest which has been accrued but unpaid is charged to operations to the extent such accrual relates to the current year. Interest accrued but unpaid during prior periods is charged to the allowance for credit losses. Generally, any payments received on nonaccrual loans are applied first to outstanding loan balances and next to the recovery of charged-off loan balances. Any excess is treated as recovery of lost interest.

     Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

     ALLOWANCE FOR CREDIT LOSSES -- The allowance for credit losses is a valuation allowance available for losses incurred on loans. All losses are charged to the allowance for credit losses when the loss actually occurs or when a determination is made that such loss is probable. Recoveries are credited to the allowance at the time of recovery.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Throughout the year, management estimates the probable level of losses to determine whether the allowance for credit losses is adequate to absorb losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for credit losses and credited to the allowance for credit losses in order to adjust the allowance to a level determined to be adequate to absorb losses.

     Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, probable credit losses and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond the Company's control.

     Estimates of future credit losses involve judgment. While it is possible that in the near term the Company may sustain losses which are substantial relative to the allowance for credit losses, it is the judgment of management that the allowance for credit losses reflected in the consolidated balance sheets is adequate to absorb estimated losses which may exist in the current loan portfolio.

     PREMISES AND EQUIPMENT -- Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed principally using the straight-line method over the estimated useful lives of the assets.

     OTHER REAL ESTATE -- Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the net gain/loss and carrying costs of other real estate.

     MORTGAGE SERVICING RIGHTS -- Mortgage servicing rights ("MSRs") are accounted for in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." MSRs are amortized in proportion to, and over the period of, the estimated net revenue for servicing of the underlying mortgages. The Company periodically evaluates MSRs for impairment based on the fair value of those rights. The fair value is determined by discounting the estimated future cash flows using a discount rate commensurate with the risks involved. This method of valuation incorporates assumptions that market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default and interest rates. For purposes of measuring impairment, the loans underlying the MSRs are stratified on the basis of interest rate and type (conventional or government). The amount of impairment is the amount by which the MSRs, net of accumulated amortization, exceed their fair value.

     INCOME TAXES -- The Parent and its subsidiaries file a consolidated tax return. Each computes its tax on a separate-company basis, and the results are combined for purposes of preparing the consolidated financial statements. Deferred tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     NET INCOME PER COMMON SHARE -- SFAS No. 128, "Earnings Per Share", requires presentation of basic and diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Net income per common share for all periods presented has been calculated in accordance with SFAS No. 128. Outstanding stock

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

options issued by the Company represent the only dilutive effect reflected in diluted weighted average shares.

     STOCK OPTIONS -- The Company has adopted only the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees,"and related interpretations in accounting for its stock options and has not recognized compensation expense for options granted.

     CASH AND CASH EQUIVALENTS -- For purposes of the statements of cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, interest-bearing deposits and other highly liquid investments purchased with a maturity of three months or less. Generally, federal funds are sold for one-day periods.

     RECLASSIFICATIONS -- Certain reclassifications have been made to 1997, 1996 and 1995 balances to conform to the current presentation.

     RECENT ACCOUNTING STANDARDS -- In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, establishes accounting and reporting standards for derivative instruments and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement is effective for periods beginning after June 15, 1999. Management believes the implementation of this pronouncement will not have a material effect on the Company's financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes new standards for public companies to report information about their operating segments, products and services, geographic areas and major customers. The statement is effective for financial statements issued for periods beginning after December 15, 1997. Management is evaluating the impact of this pronouncement on the Company's financial statements.

2.  CASH AND CASH EQUIVALENTS

     The Company is required by the Federal Reserve Bank to maintain average reserve balances. "Cash and cash equivalents" in the consolidated balance sheets include amounts so restricted of approximately $218,000, $18,000 and $2,636,000 at June 30, 1998 (unaudited), December 31, 1997 and 1996, respectively.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  SECURITIES

     The amortized cost and fair value of securities are as follows:

                                                          GROSS          GROSS
                                         AMORTIZED      UNREALIZED     UNREALIZED         FAIR
                                            COST          GAINS          LOSSES          VALUE
                                       --------------   ----------   --------------  --------------
AVAILABLE FOR SALE
JUNE 30, 1998 (UNAUDITED):
     Mortgage-backed securities......  $   45,526,174    $  43,593   $     (993,116) $   44,576,651
     Federal Home Loan Bank stock, at
       cost..........................       2,090,100       --             --             2,090,100
     U.S. Government and agency
       securities....................      39,117,135       34,777          (34,680)     39,117,232
     Other securities................         623,401        4,099         --               627,500
                                       --------------   ----------   --------------  --------------
          Total......................  $   87,356,810    $  82,469   $   (1,027,796) $   86,411,483
                                       ==============   ==========   ==============  ==============
DECEMBER 31, 1997:
     Mortgage-backed securities......  $   38,705,922    $  17,700   $   (1,086,295) $   37,637,327
     Federal Home Loan Bank stock, at
       cost..........................       4,461,900       --             --             4,461,900
     Other securities................       1,030,078       --             --             1,030,078
                                       --------------   ----------   --------------  --------------
          Total......................  $   44,197,900    $  17,700   $   (1,086,295) $   43,129,305
                                       ==============   ==========   ==============  ==============
DECEMBER 31, 1996:
     Mortgage-backed securities......  $   40,757,078    $  --       $   (1,671,229) $   39,085,849
     Federal Home Loan Bank stock, at
       cost..........................       2,212,700       --             --             2,212,700
     U.S. Government and agency
       securities....................       1,002,275          530         --             1,002,805
     Other securities................         831,431       --             --               831,431
                                       --------------   ----------   --------------  --------------
          Total......................  $   44,803,484    $     530   $   (1,671,229) $   43,132,785
                                       ==============   ==========   ==============  ==============
HELD TO MATURITY
JUNE 30, 1998 (UNAUDITED):
     Mortgage-backed securities......  $   78,779,562    $ 121,490   $   (2,025,121) $   76,875,931
     State and municipal
       securities....................       7,611,687      125,767           (3,019)      7,734,435
                                       --------------   ----------   --------------  --------------
          Total......................  $   86,391,249    $ 247,257   $   (2,028,140) $   84,610,366
                                       ==============   ==========   ==============  ==============
DECEMBER 31, 1997:
     Mortgage-backed securities......  $   83,591,022    $  --       $   (2,268,536) $   81,322,486
     State and municipal
       securities....................       8,190,184      143,186         --             8,333,370
                                       --------------   ----------   --------------  --------------
          Total......................  $   91,781,206    $ 143,186   $   (2,268,536) $   89,655,856
                                       ==============   ==========   ==============  ==============
DECEMBER 31, 1996:
     Mortgage-backed securities......  $   88,181,956    $  74,791   $   (3,200,590) $   85,056,157
     State and municipal
       securities....................       8,373,910       80,875         --             8,454,785
                                       --------------   ----------   --------------  --------------
          Total......................  $   96,555,866    $ 155,666   $   (3,200,590) $   93,510,942
                                       ==============   ==========   ==============  ==============

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The scheduled maturities of the securities portfolio at December 31, 1997 follows:

                                           HELD TO MATURITY SECURITIES    AVAILABLE FOR SALE SECURITIES
                                          ------------------------------  ------------------------------
                                            AMORTIZED          FAIR         AMORTIZED          FAIR
                                               COST           VALUE            COST           VALUE
                                          --------------  --------------  --------------  --------------
Due in one year or less.................  $    1,900,240  $    1,907,015  $     --        $     --
Due from one to five years..............       6,289,944       6,426,355        --              --
                                          --------------  --------------  --------------  --------------
                                               8,190,184       8,333,370        --              --
                                          --------------  --------------  --------------  --------------
Mortgage-backed securities..............      83,591,022      81,322,486      38,705,922      37,637,327
Federal Home Loan Bank Stock............        --              --             4,461,900       4,461,900
Other securities........................        --              --             1,030,078       1,030,078
                                          --------------  --------------  --------------  --------------
                                          $   91,781,206  $   89,655,856  $   44,197,900  $   43,129,305
                                          ==============  ==============  ==============  ==============

     Proceeds from the sale of securities classified as available for sale during the first six months of 1998 (unaudited) were $10,078,174. Gross gains of $1,951 were realized on the sales. Proceeds from the sale of securities classified as available for sale during 1997 were $36,554,634. Gross gains of $66,417 and gross losses of $11,607 were realized on these sales. Proceeds from the sale of securities classified as available for sale during the first six months of 1997 (unaudited) were $19,169,702. Gross gains of $66,416 and gross losses of $5,637 were realized on these sales. Proceeds from the sale of securities classified as available for sale during 1996 were $8,153,577. Gross gains of $4,158 were realized on these sales. Proceeds from the sale of securities classified as available for sale during 1995 were $43,005,732. Gross gains of $56,260 and gross losses of $43,870 were realized on these sales.

     The Company does not own securities of any one issuer (other than the U.S. government and its agencies) for which aggregate adjusted cost exceeded 10% of stockholders' equity at June 30, 1998 (unaudited) or December 31, 1997.

     Securities with amortized costs of approximately $108,419,000, $112,961,000 and $110,896,000 at June 30, 1998 (unaudited), December 31, 1997 and 1996 respectively, were pledged to secure public deposits, other borrowings and for other purposes required or permitted by law.

     Included in interest income on securities is approximately $207,000, $214,000, $425,000, $365,000 and $271,000 on nontaxable securities for the six months ended June 30, 1998 and 1997 (unaudited) and the years ended December 31, 1997, 1996 and 1995, respectively.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  LOANS

     The loan portfolio consists of various types of loans made principally to borrowers located in Harris and Fort Bend Counties, Texas, and is classified by major type as follows (in thousands):

                                                            DECEMBER 31,
                                          JUNE 30,     ----------------------
                                            1998          1997        1996
                                        ------------   ----------  ----------
                                        (UNAUDITED)
Held to maturity:
  Commercial, financial and
     industrial......................     $ 19,425     $   15,775  $   19,037
  Commercial leases..................       10,006         --          --
  Real estate -- mortgage:
     Interim construction............       30,892         26,599      22,466
     Multi-family and commercial.....       44,302         48,066      30,140
     Single family residential.......       64,350         45,333      38,990
  Municipal..........................        5,862         10,049       1,161
  Consumer...........................       31,553         24,780      13,616
  Small Business Administration,
     government
     guaranteed......................        3,506          3,725       4,687
  Other..............................        1,290          1,647         233
                                        ------------   ----------  ----------
Loans held to maturity...............      211,186        175,974     130,330
Loans held for sale..................       20,126          2,359       3,394
                                        ------------   ----------  ----------
          Total loans................     $231,312     $  178,333  $  133,724
                                        ============   ==========  ==========

     At June 30, 1998 (unaudited), December 31, 1997 and 1996, the recorded investment in impaired loans was approximately $37,000, $513,000 and $595,000, respectively, and required an allowance for credit losses of approximately $11,000, $24,000 and $22,000, respectively. The average recorded investment in impaired loans for the six months ended June 30, 1998 (unaudited) and the years ended December 31, 1997 and 1996 was $38,000, $713,000 and $758,000,
respectively. Interest received on impaired loans during the periods was not material.

     As of June 30, 1998 (unaudited), December 31, 1997 and 1996, loans outstanding to directors and their affiliates were $3,856,268, $2,942,840 and $2,920,386, respectively. In the opinion of management, all transactions entered into between the Company and such related parties have been and are, in the ordinary course of business, made on the same terms and conditions as similar transactions with unaffiliated persons. An analysis of activity with respect to these related-party loans is as follows:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                        SIX MONTHS ENDED    --------------------------
                                          JUNE 30, 1998         1997          1996
                                        -----------------   ------------  ------------
                                           (UNAUDITED)
Balance at beginning of period.......      $ 2,942,840      $  2,920,386  $  2,817,264
  New loans..........................        1,961,042         1,291,413       905,826
  Repayments.........................       (1,047,614)       (1,268,959)     (802,704)
                                        -----------------   ------------  ------------
Balance at end of period.............      $ 3,856,268      $  2,942,840  $  2,920,386
                                        =================   ============  ============

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

     The following table presents information relating to nonaccrual, past due and restructured loans:

                                                              DECEMBER 31,
                                           JUNE 30,     ------------------------
                                             1998          1997         1996
                                          -----------   ----------  ------------
                                          (UNAUDITED)
Nonaccrual loans........................   $  36,534    $   39,843  $    105,102
90 days or more past due loans, not on
  nonaccrual............................     139,857       117,268       890,480
Restructured loans......................      --           473,461       490,199
                                          -----------   ----------  ------------
     Total..............................   $ 176,391    $  630,572  $  1,485,781
                                          ===========   ==========  ============

     With respect to the above loans, interest income foregone on nonaccrual loans, additional interest income that would have been earned on restructured loans under their original terms and interest earned on restructured loans were not material.

6.  ALLOWANCE FOR CREDIT LOSSES

     Activity in the allowance for credit losses is as follows:

                                          SIX MONTHS ENDED JUNE 30,         YEAR ENDED DECEMBER 31,
                                          --------------------------  ------------------------------------
                                              1998          1997          1997         1996        1995
                                          ------------  ------------  ------------  ----------  ----------
                                                 (UNAUDITED)
Balance at beginning of period..........  $  1,210,296  $    897,793  $    897,793  $  655,979  $  904,233
     Provision charged to operations....     1,000,000       308,000       570,000     765,000     145,000
     Loans charged off..................      (114,565)      (38,934)     (282,857)   (540,374)   (407,172)
     Loan recoveries....................         6,847        23,667        25,360      17,188      13,918
                                          ------------  ------------  ------------  ----------  ----------
Balance at end of period................  $  2,102,578  $  1,190,526  $  1,210,296  $  897,793  $  655,979
                                          ============  ============  ============  ==========  ==========

7.  PREMISES AND EQUIPMENT

     Premises and equipment are as follows:

                                                                DECEMBER 31,
                                            JUNE 30,     --------------------------      USEFUL
                                              1998           1997          1996           LIVES
                                           -----------   ------------  ------------   -------------
                                           (UNAUDITED)
Land....................................   $ 1,045,000   $  1,045,000  $  1,045,000
Building and improvements...............     2,501,766      2,399,422     2,285,648   7 - 30 years
Furniture, fixtures and equipment.......     2,185,514      1,706,509     1,677,282   3 - 10 years
                                           -----------   ------------  ------------
                                             5,732,280      5,150,931     5,007,930
Less accumulated depreciation and
  amortization..........................    (2,250,175)    (2,089,126)   (1,997,485)
                                           -----------   ------------  ------------
Premises and equipment, net.............   $ 3,482,105   $  3,061,805  $  3,010,445
                                           ===========   ============  ============

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  OTHER REAL ESTATE

     Activity in the valuation allowance for other real estate is as follows:

                                          SIX MONTHS ENDED JUNE 30,           YEAR ENDED DECEMBER 31,
                                          --------------------------  ----------------------------------------
                                              1998          1997          1997          1996          1995
                                          ------------  ------------  ------------  ------------  ------------
                                                 (UNAUDITED)
Balance at beginning of period..........  $  1,319,750  $  1,373,000  $  1,373,000  $  1,373,000  $  1,518,000
     Reversal of allowance related to
       sale of other real estate........      (243,750)     (351,000)     (390,070)      --            --
     Provision charged (credited) to
       operations.......................       --             50,071       336,820       --           (145,000)
                                          ------------  ------------  ------------  ------------  ------------
Balance at end of period................  $  1,076,000  $  1,072,071  $  1,319,750  $  1,373,000  $  1,373,000
                                          ============  ============  ============  ============  ============

9.  LOAN SERVICING

     Activity in the Company's MSRs is as follows:

                                          SIX MONTHS ENDED JUNE 30,           YEAR ENDED DECEMBER 31,
                                          --------------------------  ----------------------------------------
                                              1998          1997          1997          1996          1995
                                          ------------  ------------  ------------  ------------  ------------
                                                 (UNAUDITED)
Balance at beginning of period..........  $  1,774,725  $  1,276,735  $  1,276,735  $  1,089,574  $    951,787
     Additions..........................       599,198       249,834       666,990       308,161       237,787
     Amortization.......................      (121,737)      (77,000)     (169,000)     (121,000)     (100,000)
                                          ------------  ------------  ------------  ------------  ------------
Balance at end of period................  $  2,252,186  $  1,449,569  $  1,774,725  $  1,276,735  $  1,089,574
                                          ============  ============  ============  ============  ============

     The single family loan servicing portfolio at June 30, 1998 (unaudited) and December 31, 1997 and 1996 totaled $78,782,213, $68,719,115 and $43,445,167, respectively.

     Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $1,166,000, $521,000 and $345,000 at June 30, 1998 (unaudited) and December 31, 1997 and 1996, respectively.

10.  INTEREST-BEARING DEPOSITS

     The aggregate amount of certificates of deposit, each with a minimum denomination of $100,000 was approximately $55,743,000, $50,551,000 and $58,927,000 at June 30, 1998 (unaudited), December 31, 1997 and 1996, respectively. At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:

1998.................................  $   105,144,844
1999.................................       10,740,706
2000.................................       14,769,532
2001.................................          625,899
2002.................................        8,827,444
                                       ---------------
          Total......................  $   140,108,425
                                       ===============

     Deposits of executive officers and directors were $19,247,500, $20,845,916 and $19,305,585 (including time deposits of $5,560,917, $6,216,406 and
$2,511,944) at June 30, 1998 (unaudited) and December 31, 1997 and 1996, respectively.

     The Company has no brokered deposits and there are no major concentrations of deposits.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  OTHER BORROWINGS AND SUBORDINATED DEBENTURES

     Other borrowings and subordinated debentures comprise the following:

                                                               DECEMBER 31,
                                          JUNE 30,     ----------------------------
                                            1998            1997           1996
                                        ------------   --------------  ------------
                                        (UNAUDITED)
Federal Home Loan Bank borrowings....   $ 40,000,000   $   25,350,000  $    --
Customer repurchase agreements.......      2,536,419        3,388,086     2,670,600
Note payable.........................         69,600        1,000,000       --
Treasury, tax and loan note option...      1,750,000        1,750,000     4,271,505
Subordinated debentures..............      4,400,000         --             --
Reverse repurchase agreement.........      9,925,000         --             --
                                        ------------   --------------  ------------
     Total...........................   $ 58,681,019   $   31,488,086  $  6,942,105
                                        ============   ==============  ============

     FEDERAL HOME LOAN BANK ("FHLB") BORROWINGS --

                                         SIX MONTHS
                                           ENDED          YEAR ENDED DECEMBER 31,
                                          JUNE 30,     ------------------------------
                                            1998            1997            1996
                                        ------------   --------------  --------------
                                        (UNAUDITED)
Maximum outstanding at any
  month-end..........................   $ 40,200,100   $   64,575,000  $   43,684,000
Daily average balance................     27,170,361       32,637,377      24,132,181
Average interest rate................           5.03%            5.65%           4.98%

     The FHLB borrowings are secured by a blanket pledge of the Company's single family residential loan portfolio. The FHLB borrowings are callable quarterly and, if not called, begin to mature in 2007 and bear interest at a weighted average rate of 4.90% at June 30, 1998 (unaudited).

     CUSTOMER REPURCHASE AGREEMENTS --

                                           SIX MONTHS            YEAR ENDED
                                              ENDED             DECEMBER 31,
                                            JUNE 30,     --------------------------
                                              1998           1997          1996
                                           -----------   ------------  ------------
                                           (UNAUDITED)
Fair value of collateral at
  period-end............................   $ 6,051,486   $  6,785,676  $  2,900,666
Maximum outstanding at any month-end....    14,436,016      5,847,093     2,670,600
Daily average balance...................     3,946,234      3,164,500     1,745,464
Average interest rate...................          5.21%          5.04%         4.13%

     Customer repurchase agreements are collateralized by certain securities. Amounts outstanding at June 30, 1998 matured on July 1, 1998 and had an interest rate of 5.08% (unaudited).

     NOTE PAYABLE -- In December 1997, the Parent borrowed $1.0 million from a bank under a line of credit maturing December 31, 1998. A portion of the proceeds from the note was contributed to the Bank as additional capital and the remainder was used to purchase treasury shares. The note bears interest at prime rate (8.5% at December 31, 1997) payable quarterly. The Parent pledged the common stock of the Bank as collateral for the note.

     TREASURY, TAX AND LOAN ("TT&L") NOTE OPTION -- The TT&L note is due on demand and bears interest at variable rates. The Company's Small Business Administration loan portfolio is pledged as collateral for the TT&L note.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     REVERSE REPURCHASE AGREEMENT --

                                           SIX MONTHS
                                              ENDED
                                            JUNE 30,
                                              1998
                                           -----------
                                           (UNAUDITED)
Fair value of collateral at
  period-end............................   $10,056,250
Maximum outstanding at any month-end....    19,775,000
Daily average balance...................    12,863,570
Average interest rate...................          3.49%

     Borrowings under the reverse repurchase agreement totaled $9,925,000 at June 30, 1998 (unaudited). The reverse repurchase agreement matures July 29, 1998 and bears interest at 3.49%. Proceeds of this borrowing were used to purchase a 5-year U.S. Treasury security. The Company did not enter into any reverse repurchase agreements in 1997 or 1996.

     FEDERAL RESERVE BANK BORROWINGS -- The Company has pledged loans with a carrying value of $6,122,000 at June 30, 1998 (unaudited) as security for available borrowings from the Federal Reserve Bank. The Company had no borrowings outstanding at June 30, 1998 (unaudited).

12.  COMMITMENTS AND CONTINGENCIES

     SALARY CONTINUATION PROGRAM -- The Company has entered into agreements with certain of its officers to provide certain benefits to the officers' designated beneficiaries in the event that the officers die prior to retirement and while employed by the Company. Under each agreement, the Company will pay the designated beneficiary a specified amount for a period of ten years after the officer's death. The agreement is automatically canceled if the officer voluntarily or involuntarily leaves the employment of the Company. The Company has purchased life insurance policies on these officers, the death benefits of which will meet these obligations.

     LITIGATION -- The Company is party to various lawsuits arising in the normal course of business. After reviewing these suits with outside counsel, management considers that the aggregate liabilities, if any, will not be material to the consolidated financial statements.

13.  INCOME TAXES

     The components of the provision for federal income taxes were as follows:

                                              YEAR ENDED DECEMBER 31,
                                      ---------------------------------------
                                          1997          1996         1995
                                      ------------  ------------  -----------
Current expense.....................  $    872,075  $  1,248,670  $   822,867
Deferred expense (benefit)..........       183,109      (207,270)      (1,658)
                                      ------------  ------------  -----------
     Total..........................  $  1,055,184  $  1,041,400  $   821,209
                                      ============  ============  ===========

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Significant assets and liabilities giving rise to deferred taxes were as follows:

                                                DECEMBER 31,
                                          ------------------------
                                             1997         1996
                                          ----------  ------------
Deferred tax assets:
     Unrealized loss on available for
       sale securities..................  $  381,012  $    593,264
     Other real estate acquired by
       foreclosure......................     365,667       470,220
     Allowance for credit losses........      95,284       123,824
     Other..............................      57,753        41,568
                                          ----------  ------------
Total deferred tax assets...............     899,716     1,228,876
                                          ----------  ------------
Deferred tax liabilities:
     Depreciable assets.................     239,644       118,776
     Purchased trust assets.............      40,688       156,504
     FHLB dividends.....................      68,884       --
     Other..............................      20,857        28,592
                                          ----------  ------------
Total deferred tax liabilities..........     370,073       303,872
                                          ----------  ------------
Net deferred tax asset..................  $  529,643  $    925,004
                                          ==========  ============

     The provisions for federal income taxes for the years ended December 31, 1997, 1996 and 1995 differed from the amounts computed by applying the federal income tax statutory rate on operations as follows:

                                                YEAR ENDED DECEMBER 31,
                                       ----------------------------------------
                                           1997          1996          1995
                                       ------------  ------------  ------------
Tax calculated at statutory rate.....  $  1,350,526  $  1,166,051  $    962,386
Change resulting from:
     Non-deductible meals and
       entertainment.................         6,630         6,120         6,139
     Tax exempt interest income......      (185,656)     (132,445)     (132,230)
     Other, net......................      (116,316)        1,674       (15,086)
                                       ------------  ------------  ------------
          Provision for income taxes.  $  1,055,184  $  1,041,400  $    821,209
                                       ============  ============  ============

14.  REGULATORY MATTERS

     The Parent and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Any institution that fails to meet its minimum capital requirements is subject to actions by regulators that could have a direct material effect on its financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Parent and the Bank must meet specific capital requirements based on the Parent's and the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.

     To meet the capital adequacy requirements, the Parent and the Bank must maintain minimum amounts and ratios as defined in the regulations. Management believes that as of June 30, 1998, December 31, 1997 and 1996, the Parent and the Bank met all capital adequacy requirements.

     As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum capital amounts and ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank's category.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                       TO BE WELL
                                                                                    CAPITALIZED UNDER
                                                                 FOR CAPITAL        PROMPT CORRECTIVE
                                             ACTUAL           ADEQUACY PURPOSES     ACTION PROVISIONS
                                        -----------------     -----------------     -----------------
                                        AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
                                        -------    ------     -------    ------     -------    ------
                                                           (DOLLARS IN THOUSANDS)
AS OF JUNE 30, 1998 (UNAUDITED):
  Total Capital (to Risk Weighted
     Assets)
     Riverway Holdings, Inc..........   $24,106     10.13%    $19,039       8.0%
     Riverway Bank...................   $28,516     11.98%    $19,035       8.0%    $23,793     10.0%
  Tier I Capital (to Risk Weighted
     Assets)
     Riverway Holdings, Inc..........   $22,256      9.35%    $ 9,520       4.0%
     Riverway Bank...................   $26,665     11.21%    $ 9,517       4.0%    $14,276      6.0%
  Tier I Capital (to Total Assets)
     Riverway Holdings, Inc..........   $22,256      5.13%    $17,357       4.0%
     Riverway Bank...................   $26,665      6.15%    $17,355       4.0%    $21,694      5.0%
AS OF DECEMBER 31, 1997:
  Total Capital (to Risk Weighted
     Assets)
     Riverway Holdings, Inc..........   $21,951     11.61%    $15,129       8.0%
     Riverway Bank...................   $22,860     12.10%    $15,118       8.0%    $18,898     10.0%
  Tier I Capital (to Risk Weighted
     Assets)
     Riverway Holdings, Inc..........   $21,124     11.17%    $ 7,565       4.0%
     Riverway Bank...................   $22,052     11.67%    $ 7,559       4.0%    $11,338      6.0%
  Tier I Capital (to Total Assets)
     Riverway Holdings, Inc..........   $21,124      6.07%    $13,917       4.0%
     Riverway Bank...................   $22,052      6.34%    $13,908       4.0%    $17,385      5.0%
AS OF DECEMBER 31, 1996:
  Total Capital (to Risk Weighted
     Assets)
     Riverway Holdings, Inc..........   $18,660     12.29%    $12,147       8.0%
     Riverway Bank...................   $19,409     12.77%    $12,155       8.0%    $15,193     10.0%
  Tier I Capital (to Risk Weighted
     Assets)
     Riverway Holdings, Inc..........   $18,594     12.25%    $ 6,073       4.0%
     Riverway Bank...................   $18,511     12.18%    $ 6,077       4.0%    $ 9,116      6.0%
  Tier I Capital (to Total Assets)
     Riverway Holdings, Inc..........   $18,594      6.22%    $11,998       4.0%
     Riverway Bank...................   $18,511      6.17%    $11,993       4.0%    $14,992      5.0%

     The Parent and the Bank are subject to limitations on the amount of dividends each may pay. At June 30, 1998 (unaudited), an aggregate of approximately $4.9 million was available for payment of dividends by the Parent and an aggregate of approximately $9.4 million was available for payment of dividends by the Bank to the Parent. At December 31, 1997, an aggregate of approximately $3.8 million was available for payment of dividends by the Parent and an aggregate of approximately $4.7 million was available for payment of dividends by the Bank to the Parent.

15.  INTEREST RATE RISK

     The Company is engaged in providing long-term, fixed rate real estate loans and short-term commercial loans with interest rates that fluctuate with various market indices. The commercial loans are primarily funded through short-term demand deposits and longer-term certificates of deposit with fixed rates. The real

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

estate loans are more sensitive to interest rate risk than the commercial loans because of their fixed rates and longer maturities.

16.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     In the normal course of business the Company is a party to various financial instruments with off-balance-sheet risk to meet the financial needs of its customers. These financial instruments include standby letters of credit and commitments to extend credit. Other financial instruments with off-balance-sheet risk, specifically the interest rate swaps, are entered into to reduce the Company's exposure to fluctuations in interest rate risks. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

     The following is a summary of the various financial instruments entered into by the Company:

                                                                  DECEMBER 31,
                                            JUNE 30,     ------------------------------
                                              1998            1997            1996
                                           -----------   --------------  --------------
                                           (UNAUDITED)
Financial instruments, the contract
  amounts of which represent credit
  risk:
     Commitments to extend credit.......   $46,821,137   $   32,337,139  $   16,180,000
     Standby letters of credit..........       161,200           87,000         107,500
     Interest rate swaps (notional
       amount)..........................       --              --            40,000,000

     COMMITMENTS TO EXTEND CREDIT -- Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

     The Company evaluates customer creditworthiness on a case-by-case basis. The amount of collateral, if any, obtained by the Company upon extension of credit, is based on management's credit evaluation of the customer.

     STANDBY LETTERS OF CREDIT -- Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     INTEREST RATE SWAPS -- In 1996, the Company had two offsetting swap agreements outstanding. Both of these swap positions expired in 1997. The first swap position was obtained in 1994 as a hedge of certain adjustable-rate mortgage-backed securities. The offsetting swap was obtained in 1995 to remove the effect of the hedged position.

17.  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

     Disclosures of the estimated fair value amounts of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following methods and assumptions were used to estimate the fair values for each class of financial instruments for which it is practicable to estimate that value:

     CASH AND CASH EQUIVALENTS -- For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

     SECURITIES -- For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using a quoted market price for similar securities.

     LOANS -- The fair value of loans held to maturity is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of loans held for sale is estimated using outstanding commitment prices from investors or current investor yield requirements.

     ACCRUED INTEREST RECEIVABLE -- The fair value of accrued interest receivable approximates carrying value.

     MORTGAGE SERVICING RIGHTS -- See Note 1 for a description of the method used to value mortgage servicing rights.

     DEPOSIT LIABILITIES -- The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value of accrued interest payable approximates carrying value.

     OTHER BORROWINGS AND SUBORDINATED DEBENTURES -- Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

     OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS -- The fair value of commitments to extend credit and stand-by letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counterparties. The fair value of the interest rate swap, which expired during 1997, was estimated using an options pricing model.

     The estimated fair values of the Company's financial instruments are as follows at December 31 (in thousands):

                                                   1997                    1996
                                          ----------------------  ----------------------
                                           CARRYING      FAIR      CARRYING      FAIR
                                            AMOUNT      VALUE       AMOUNT      VALUE
                                          ----------  ----------  ----------  ----------
Financial assets:
     Cash and cash equivalents..........  $   24,535  $   24,535  $   16,924  $   16,924
     Securities.........................     134,911     132,785     139,689     136,644
     Loans..............................     178,333     179,954     133,724     133,671
     Accrued interest receivable........       2,333       2,333       1,959       1,959
     Mortgage servicing rights..........       1,775       1,794       1,277       1,360
                                          ----------  ----------  ----------  ----------
          Total.........................  $  341,887  $  341,401  $  293,573  $  290,558
                                          ==========  ==========  ==========  ==========
Financial liabilities:
     Deposit liabilities................  $  295,689  $  295,984  $  274,904  $  275,009
     Other borrowings and subordinated
       debentures.......................      31,488      31,488       6,942       6,942
                                          ----------  ----------  ----------  ----------
          Total.........................  $  327,177  $  327,472  $  281,846  $  281,951
                                          ==========  ==========  ==========  ==========
Off-balance-sheet items -- interest rate
  swaps.................................                                      $      122
                                                                              ==========

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The fair value of commitments to extend credit and standby letters of credit were not material at December 31, 1997 and 1996.

     The fair value estimates are based on pertinent information available to management as of the dates indicated. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates.

18.  EMPLOYEE BENEFITS

     SAVINGS PLAN -- The Company has a 401(k) plan (the "Plan") covering all employees aged 21 and older with at least six months of service as defined by the Plan. At least one year of service is required to be eligible for employer-matching contributions. Determination of the matching percentage is made by the Board of Directors and is entirely discretionary. The Company presently matches participants' contributions up to 66.6% of the first 6% of the employee's salary. Contributions totaling approximately $28,000, $26,000, $50,000, $37,000 and $30,000 were made for the six months ended June 30, 1998 and 1997 (unaudited) and years ended December 31, 1997, 1996 and 1995, respectively.

     STOCK OPTIONS -- In January 1995, the Board of Directors (the "Board") granted options to a senior executive to purchase 125,000 shares of the Company's common stock at a weighted-average exercise price of $2.43 per share. The exercise price of the options was equal to the estimated fair value of the Company's common stock at the date of the grant. The options were exercisable on the date of the grant and were canceled on June 30, 1997. Stock-based compensation costs would have reduced net income and net income per common share in 1995 by approximately $36,000 and $0.01 per share, respectively, if the fair value of the options granted in that year had been recognized as compensation expense.

     RESTRICTED STOCK AWARD -- On June 30, 1997, the Company granted 50,000 shares of common stock to a senior executive in exchange for cancellation of previously issued and exercisable stock options. The Company has recorded the estimated fair value of the stock issuance as unearned compensation. This amount is being amortized as compensation expense over five years.

19.  NET INCOME PER COMMON SHARE

     Net income per common share is calculated as follows:

                                               SIX MONTHS ENDED
                                                   JUNE 30,                   YEAR ENDED DECEMBER 31,
                                          --------------------------  ----------------------------------------
                                              1998          1997          1997          1996          1995
                                          ------------  ------------  ------------  ------------  ------------
                                                 (UNAUDITED)
Net income..............................  $  1,109,381  $  1,207,729  $  2,916,952  $  2,388,161  $  2,009,339
Basic --
     Weighted average shares
       outstanding......................     2,817,815     2,859,105     2,868,942     2,859,105     2,859,105
Diluted:
     Weighted average shares
       outstanding......................     2,817,815     2,859,105     2,868,942     2,859,105     2,859,105
     Effect of dilutive securities --
       options..........................       --             77,227        38,614        71,553        62,141
                                          ------------  ------------  ------------  ------------  ------------
          Total.........................     2,817,815     2,936,332     2,907,556     2,930,658     2,921,246
                                          ============  ============  ============  ============  ============
Basic income per share..................  $       0.39  $       0.42  $       1.02  $       0.84  $       0.70
                                          ============  ============  ============  ============  ============
Diluted income per share................  $       0.39  $       0.41  $       1.00  $       0.81  $       0.69
                                          ============  ============  ============  ============  ============

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The dilutive effect of the options was determined using the treasury stock method. These options were canceled in June 1997 (see Note 18).

20.  PURCHASE OF TRUST OPERATIONS

     On December 31, 1996, the Company purchased the outstanding stock of Universal Trust Company ("UTC"), a Texas trust company performing custodial functions for certain FDIC and other insured certificate of deposit accounts. At the acquisition date, UTC was custodian for assets totaling $236,013,000. Separately, the Company purchased certain assets of High Yield, a former broker customer of UTC.

     The total purchase price in these acquisitions was approximately $829,000. In addition to UTC's trust charter and fixed assets, the Company purchased the rights to certain future revenues from UTC's and High Yield's previous operations. The acquisitions were financed with available cash on-hand and did not result in any goodwill.

     The acquisitions were accounted for using the purchase method of accounting. Accordingly, the assets and liabilities acquired were recorded at their fair values at the acquisition date. UTC's and High Yield's earnings prior to the acquisition have been excluded from the consolidated statements of income presented.

21.  COMPREHENSIVE INCOME

     SFAS No. 130, "Reporting Comprehensive Income" requires that all components of comprehensive income and total comprehensive income be reported on one of the following: (1) the statement of income, (2) the statement of stockholders' equity, or (3) a separate statement of comprehensive income. Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investments by owners (changes in paid-in capital) and distributions to owners (dividends). The Company adopted this statement effective January 1, 1998 and has elected to report comprehensive income in the consolidated statements of stockholders' equity.

     Other comprehensive income consists of unrealized gains and losses on available for sale securities. For the six months ended June 30, 1998, the change in net unrealized loss on available for sale securities is reported in the consolidated statement of stockholders' equity net of the reclassification adjustment for gains and losses included in net income as follows:

                                        (UNAUDITED)
                                        ------------
Change in net unrealized loss arising
  during period, net of tax..........     $ 89,965
Less: reclassification adjustment for
  gains included in net income.......       (1,288)
                                        ------------
Change in net unrealized loss........     $ 88,677
                                        ============

22.  SUBSEQUENT EVENTS

     In March 1998, the Company issued $4.4 million of 10% subordinated debentures maturing in 2003. Proceeds totaling approximately $3.4 million were contributed to the Bank as additional capital and the remainder was used to repay a portion of the Company's indebtedness under the note payable.

     In August 1998, the Company increased the number of authorized shares of common stock from 5,000,000 to 50,000,000 and the number of authorized shares of preferred stock from 1,000,000 to 20,000,000 and effected a five for one common stock split in the form of a common stock dividend (the "Stock Split"). All share and per share information for common stock has been restated to reflect the Stock Split.

     The Board and shareholders approved a new stock option plan in August 1998 (the "1998 Plan") which authorizes the issuance of up to 420,000 shares of Common Stock under both "non-qualified" and

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

"incentive stock" options to employees and "non-qualified" stock options to directors and other individuals who are not employees. Generally, under the 1998 Plan it is intended that the options will vest 60% at the end of the third year following the date of grant and an additional 20% at the end of each of the two following years; however, an individual option may vest as much as 20% at the end of the first or second year following the date of grant if necessary to maximize the "incentive" tax treatment to the optionee for the particular option being granted. Options under the 1998 Plan generally must be exercised within ten years following the date of grant or no later than three months after optionee's termination with the Company, if earlier. The 1998 Plan provides that in the event of a change in control of the Company, all options granted immediately vest and become exercisable.

23.  PARENT COMPANY ONLY FINANCIAL INFORMATION

                            RIVERWAY HOLDINGS, INC.
                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)
                                                             DECEMBER 31,
                                            JUNE 30,     --------------------
                                              1998         1997       1996
                                           -----------   ---------  ---------
                                           (UNAUDITED)

                 ASSETS
Cash....................................     $--         $      22  $      14
Investment in subsidiaries..............      26,017        21,316     17,363
Other assets............................         163            46         66
                                           -----------   ---------  ---------
          Total.........................     $26,180     $  21,384  $  17,443
                                           ===========   =========  =========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Other borrowings and subordinated
  debentures............................     $ 4,470     $   1,000  $  --
Other liabilities.......................         105        --         --
                                           -----------   ---------  ---------
     Total liabilities..................       4,575         1,000     --
Preferred stock.........................      --            --         --
Common stock............................       2,909         2,909      2,859
Additional paid-in capital..............      11,952        11,952     11,842
Retained earnings.......................       7,920         6,811      3,894
Accumulated other comprehensive
  income -- net unrealized
  loss on available for sale securities,
  net of tax............................        (651)         (740)    (1,152)
Unearned compensation...................        (121)         (144)    --
Treasury stock..........................        (404)         (404)    --
                                           -----------   ---------  ---------
     Total stockholders' equity.........      21,605        20,384     17,443
                                           -----------   ---------  ---------
          Total.........................     $26,180     $  21,384  $  17,443
                                           ===========   =========  =========

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                            RIVERWAY HOLDINGS, INC.
                         CONDENSED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                         SIX MONTHS ENDED
                                             JUNE 30,            YEAR ENDED DECEMBER 31,
                                       --------------------  -------------------------------
                                         1998       1997       1997       1996       1995
                                       ---------  ---------  ---------  ---------  ---------
                                           (UNAUDITED)
OPERATING EXPENSES...................  $     175  $      10  $      35  $      26  $      14
                                       ---------  ---------  ---------  ---------  ---------
OPERATING LOSS.......................       (175)       (10)       (35)       (26)       (14)
INCOME TAX BENEFIT...................         72          3         11          9          5
                                       ---------  ---------  ---------  ---------  ---------
INCOME BEFORE EQUITY IN EARNINGS OF
  SUBSIDIARIES.......................       (103)        (7)       (24)       (17)        (9)
EQUITY IN EARNINGS OF SUBSIDIARIES...      1,212      1,215      2,941      2,405      2,018
                                       ---------  ---------  ---------  ---------  ---------
NET INCOME...........................  $   1,109  $   1,208  $   2,917  $   2,388  $   2,009
                                       =========  =========  =========  =========  =========

                    RIVERWAY HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                            RIVERWAY HOLDINGS, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                         SIX MONTHS ENDED
                                             JUNE 30,            YEAR ENDED DECEMBER 31,
                                       --------------------  -------------------------------
                                         1998       1997       1997       1996       1995
                                       ---------  ---------  ---------  ---------  ---------
                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $   1,109  $   1,208  $   2,917  $   2,388  $   2,009
  Adjustments to reconcile net income
     to net cash
     (used in) provided by operating
     activities:
     Equity in earnings of
     subsidiaries....................     (1,212)    (1,215)    (2,941)    (2,405)    (2,018)
     Amortization of unearned
       compensation..................         23     --             16     --         --
     (Increase) decrease in other
       assets........................       (117)         5         20          9        (74)
     Increase in other liabilities...        105     --         --         --         --
                                       ---------  ---------  ---------  ---------  ---------
          Net cash (used in) provided
             by operating
             activities..............        (92)        (2)        12         (8)       (83)
                                       ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Dividend from subsidiaries.........     --         --         --             22         83
  Capital contribution to
     subsidiaries....................     (3,400)    --           (600)    --         --
                                       ---------  ---------  ---------  ---------  ---------
          Net cash (used in) provided
             by investing
             activities..............     (3,400)    --           (600)        22         83
                                       ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in other borrowings
     and subordinated debentures.....      3,470     --          1,000     --         --
  Purchase of treasury stock.........     --         --           (404)    --         --
                                       ---------  ---------  ---------  ---------  ---------
          Net cash provided by
             financing activities....      3,470     --            596     --         --
                                       ---------  ---------  ---------  ---------  ---------
NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS...................        (22)        (2)         8         14     --
CASH AND CASH EQUIVALENTS, beginning
  of period..........................         22         14         14     --         --
                                       ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, end of
  period.............................  $  --      $      12  $      22  $      14  $  --
                                       =========  =========  =========  =========  =========

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION OR OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                         ------------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................     3
Summary Consolidated Financial
  Data...............................     6
Risk Factors.........................     8
The Company..........................    12
Use of Proceeds......................    16
Dividend Policy......................    17
Dilution.............................    17
Capitalization.......................    18
Nature of the Trading Market and
  Market Prices......................    19
Selected Consolidated Financial
  Data...............................    20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    22
Management...........................    55
Principal Stockholders...............    60
Selling Stockholders.................    61
Supervision and Regulation...........    61
Description of Securities of the
   Company...........................    68
Underwriting.........................    72
Legal Matters........................    73
Experts..............................    73
Available Information................    74
Table of Contents to Financial
   Statements........................   F-1

                         ------------------------------

  UNTIL                , (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,434,875 SHARES

                                      LOGO

                            RIVERWAY HOLDINGS, INC.

                                  COMMON STOCK

                         ------------------------------

                                   PROSPECTUS
                         ------------------------------

                         KEEFE, BRUYETTE & WOODS, INC.

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                                            , 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated fees and expenses incurred by the Registrant in connection with this Offering are as follows:

Securities and Exchange Commission
  registration fee...................  $   6,844
National Association of Securities
  Dealers, Inc. filing fee...........  $   *
Printing and engraving expenses......  $   *
Legal fees and expenses of counsel
  for the Registrant.................  $   *
Accounting fees and expenses.........  $   *
Blue sky filing fees and expenses
  (including legal fees and
  expenses)..........................  $   *
Transfer Agent fees..................  $   *
Miscellaneous........................  $   *
                                       ---------
Total................................  $   *
                                       =========

------------

* To be supplied by Amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Articles of Incorporation and Bylaws require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Article 2.02-1 of the Business Corporation Act of the State of Texas (the "TBCA"). The Articles of Incorporation and Bylaws of the Registrant are filed as Exhibit 3.1 and 3.2 to the Registration Statement. Generally, Article 2.02-1 of the TBCA permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and/or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successfully in defending on the merits.

     The Registrant's Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director's capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an act or omission for which the liability of the director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or dividend.

     Pursuant to the Purchase Agreement, a form of which is filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with this Offering, including certain liabilities under the Securities Act.

     The Registrant may provide liability insurance for each director and officer for certain losses arising from claims or changes made against them while acting in their capabilities as directors or officers of Registrant, whether or not Registrant would have the power to indemnify such person against such liability, as permitted by law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On June 30, 1997, the Company granted 50,000 shares of Common Stock to John
E. Phillips in exchange for cancellation of previously issued and exercisable stock options to purchase 125,000 shares of Common Stock at an exercise price of $2.24 to $2.53 per share. The Company recorded the estimated fair value of the stock issuance as unearned compensation.

     On March 31, 1998, the Company issued $4,400,000 in aggregate principal amount of 10% Subordinated Debentures due 2003 for cash.

     Each sale was made pursuant to the registration exemption provided by
Section 3(a)(11) of the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

     The following documents are filed as exhibits to this Registration
Statement:

        EXHIBIT
         NUMBER                                             DESCRIPTION OF EXHIBIT
------------------------  ------------------------------------------------------------------------------------------
          *1         --   Form of Purchase Agreement by and among the Underwriter, the Selling Stockholders and the
                          Company.
           3.1       --   Amended Articles of Incorporation of the Company.
           3.2       --   Amended and Restated Bylaws of the Company.
          *4         --   Form of Certificate representing shares of Common Stock.
          *5         --   Opinion of Bracewell & Patterson, L.L.P. as to the legality of the securities being registered.
          10.1       --   Common Stock Agreement dated June 30, 1997.
          10.2       --   1998 Stock Incentive Plan.
         *10.3       --   Employment Agreements.
          21         --   Subsidiaries of the Registrant.
          23.1       --   Consent of Deloitte & Touche LLP.
         *23.2       --   Consent of Bracewell & Patterson, L.L.P. (included in the opinion to be filed as Exhibit 5 to this Registration Statement)
          27         --   Financial Data Schedule.

------------

* To be supplied by amendment.

     (b)  Financial Statement Schedules

     None.

     All other schedules for which provision is made in Regulation S-X of the Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497)(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, RIVERWAY HOLDINGS, INC., HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON AND STATE OF TEXAS ON AUGUST 11, 1998.

                                          RIVERWAY HOLDINGS, INC.
                                          By: /s/     JOHN E. PHILLIPS
                                                      JOHN E. PHILLIPS
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BY THE
FOLLOWING PERSONS IN THE INDICATED CAPACITIES ON            , 1998.

                      SIGNATURE                                     POSITIONS
-------------------------------------------------------------------------------------------
                 /s/JOHN E. PHILLIPS                  President (principal executive
                   JOHN E. PHILLIPS                   officer)
                  /s/PATRICK C. REED                  Chief Financial Officer (principal
                   PATRICK C. REED                    financial officer and principal
                                                      accounting officer)
                  /s/SAMUEL A. JONES                  Director
                   SAMUEL A. JONES
                   /s/DAVID L. LANE                   Director
                    DAVID L. LANE
                   /s/JOEL M. LEVY                    Director
                     JOEL M. LEVY
               /s/HARLON E. MARTIN, JR.               Director
                HARLON E. MARTIN, JR.
               /s/JACK H. MAYFIELD, JR.               Director
                JACK H. MAYFIELD, JR.
                /s/WALTER G. MAYFIELD                 Director
                  WALTER G. MAYFIELD
                /s/MADELINE G. O'BRIEN                Director
                 MADELINE G. O'BRIEN
                  /s/JOSEPH E. REID                   Director
                    JOSEPH E. REID
                  /s/HENRY V. SEGER                   Director
                    HENRY V. SEGER

                               INDEX TO EXHIBITS

                                                                                                                     SEQUENTIALLY
        EXHIBIT                                                                                                         NUMBERED
         NUMBER                                             DESCRIPTION OF EXHIBIT                                        PAGES
------------------------  ------------------------------------------------------------------------------------------- -------------
          *1         --   Form of Purchase Agreement by and among the Underwriter, the Selling Stockholders and the
                          Company.

           3.1       --   Amended Articles of Incorporation of the Company.

           3.2       --   Amended and Restated Bylaws of the Company.

          *4         --   Form of Certificate representing shares of Common Stock.

          *5         --   Opinion of Bracewell & Patterson, L.L.P. as to the legality of the securities being registered.

          10.1       --   Common Stock Agreement dated June 30, 1997.

          10.2       --   1998 Stock Incentive Plan.

         *10.3       --   Employment Agreements.

          21         --   Subsidiaries of the Registrant.

          23.1       --   Consent of Deloitte & Touche LLP.

         *23.2       --   Consent of Bracewell & Patterson, L.L.P. (included in the opinion to be filed as Exhibit 5 to this Registration Statement)

          27         --   Financial Data Schedule.

------------

* To be supplied by amendment.